                                                Filed pursuant to Rule 424(b)(5)
                                                      Registration No. 333-77028
PROSPECTUS SUPPLEMENT
------------------------------------
(to prospectus dated March 26, 2002)

                               10,000,000 SHARES

                                   [RPM LOGO]

                                 COMMON SHARES
                             ---------------------
RPM, Inc. is selling all of the common shares in this offering.

The common shares are listed on the New York Stock Exchange under the symbol "RPM". On March 26, 2002, the last sale price of the shares as reported on the New York Stock Exchange was $14.91 per share.
                             ---------------------

INVESTING IN OUR COMMON SHARES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE ACCOMPANYING PROSPECTUS.
                             ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                                                      PER SHARE                        TOTAL
                                                      ---------                        -----
Public offering price                                  $14.250                      $142,500,000
Underwriting discount                                  $ 0.641                      $  6,412,500
Proceeds to RPM, Inc., before expenses                 $13.609                      $136,087,500

The underwriters may purchase up to an additional 1,500,000 shares from us at the public offering price less underwriting discount to cover over-allotments, if any.

The underwriters are severally underwriting the shares being offered. The underwriters expect to deliver the common shares against payment in New York, New York on April 2, 2002.
                             ---------------------
                      Joint Lead and Book-Running Managers

JPMORGAN                                                         LEHMAN BROTHERS
                             ---------------------
MERRILL LYNCH & CO.
                        ROBERT W. BAIRD & CO.
                                              MCDONALD INVESTMENTS INC.
March 26, 2002

                             [Reserved for Artwork]

     The RPM logo is centered on the inside front cover page that is organized horizontally into two sections. The words "Consumer Division" and "Industrial Division" are printed above and below the RPM logo, respectively. A border of photographs surrounds the logo. The Consumer Division products appear above the RPM logo; the Industrial Division products are shown below the RPM logo. Starting from the upper left-hand corner of the page, the first photograph shows a man using Zinnser's primer-sealer on the exterior of a home. The Zinsser logo is superimposed on the top left-hand corner and the words "Primer-Sealers" appear below the picture. Moving clockwise, the next photograph is of a woman applying a product onto the arm of an outdoor metal chair. The Rust-Oleum logo is superimposed in the lower left-hand corner and the words "Paints & Coatings" are printed beneath the photograph. The top right-hand corner of the page shows a picture of various cans, pails and tubes, as well as a close-up of DAP's paintable silicone sealant being applied. The DAP logo is superimposed on the top right-hand corner and the words "Adhesives & Sealants" are printed beneath the picture. Immediately below this is a photograph of two model cars, a model airplane, numerous craft paint bottles and other supplies. The Testors logo is superimposed in the lower right-hand corner and the words "Hobby & Craft" appear below the photograph. Next is a photograph of a building with the Dryvit logo superimposed in the upper right-hand corner and the title "Exterior Insulation" printed beneath the photo. Still moving clockwise, the next photograph is of a drilling platform in the ocean. The Carboline logo is superimposed in the lower right-hand corner and the words "Corrosion Control" appear beneath the photograph. Immediately to the left is a photograph of the inside of a factory. The Stonhard logo is superimposed in the lower right-hand corner and the title "Flooring Systems" appears beneath the photograph. A photograph of an aerial view of several commercial buildings occupies the lower left-hand corner of the page. The Tremco logo is superimposed in the upper right-hand corner and the words "Roofing Systems" are printed below the picture. Above this is a photograph of an industrial walkway with railings. The Fibergrate logo is superimposed in the top center and the words "Industrial Gratings" appear below the picture. Finally, there is a picture of a pair of fluorescent yellow running shoes. The side of the first shoe and the sole of the second shoe are visible. The Day-Glo logo is superimposed in the lower right-hand corner and the title "Fluorescent Pigments" appears below the photograph.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
Summary of Offering.........................................   S-4
Caution Regarding Forward-Looking Statements................  S-11
Use of Proceeds.............................................  S-11
Price Range of Common Shares and Dividends..................  S-12
Capitalization..............................................  S-13
Selected Consolidated Financial Data........................  S-14
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................  S-16
Industry Overview...........................................  S-25
Business....................................................  S-27
Management..................................................  S-39
Underwriting................................................  S-42
Legal Matters...............................................  S-44
Experts.....................................................  S-44
Index to Financial Statements...............................   F-1
                            PROSPECTUS
About this Prospectus.......................................     2
The Company.................................................     2
Risk Factors................................................     3
Where You Can Find More Information.........................     6
Caution Regarding Forward-Looking Statements................     7
Ratio of Earnings to Fixed Charges..........................     7
Use of Proceeds.............................................     7
Description of our Common Shares............................     7
Description of Debt Securities..............................    12
Description of Warrants.....................................    16
Description of the Stock Purchase Contracts and Stock
  Purchase Units............................................    17
Plan of Distribution........................................    18
Validity of Securities......................................    19
Experts.....................................................    19

                             ---------------------

        You should only rely on the information contained in this prospectus supplement and the accompanying prospectus to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information in this prospectus supplement and the accompanying prospectus may only be accurate on the date of this prospectus supplement.

        This prospectus supplement contains references to certain of our trademarks. '33'(R), Alex Plus(R), American Accents(R), B-I-N(R), Bondex(R), Bondo(R), Bulls Eye 1-2-3(R), Carboline(R), Chemspec(R), Cover-Stain(R), DAP(R), Day-Glo(R), Drydex(R), Dryvit(R), Durabond(R), DYmeric(R), Euco(R), Fibergrate(R), Flecto(R), Geoflex(R), Kop-Coat(R), Kwik Seal(R), Mantrose-Haeuser(R), Mameco(R), Mohawk and Design(R), Papertiger(R), Plasite(R), Plastic Wood(R), Rust-Oleum(R), Shieldz(R), Spectrem(R), Stonhard(R), Stops-Rust(R), Testors(R), TCI(R), The Euclid Chemical Company(R), Thibaut(R), Tremclad(R), Tremco(R), Varathane(R), Vulkem(R), Woolsey(R), Z-Spar(R) and Zinsser(R) are registered trademarks of our subsidiary corporations. Bondo/Mar-Hyde(TM), Chemical Coatings(TM), Crackle Creations(TM), CCI(TM), Design/Craft(TM), DIF(TM), Dynatron/Bondo(TM), Hard Hat(TM), Hy-Shield(TM), MarketScope(TM), Painter's Touch(TM), Pettit(TM), Renewal(TM), Republic(TM), Star(TM), SideWinder(TM) and Westfield(TM) are trademarks of our subsidiary corporations. Our other trademarks are Watco(R)/Watco Ltd., Weldwood(R)/Champion International Corporation and Wolman(R)/Hickson Corp. All other trademarks or tradenames referred to in this prospectus supplement are the property of their respective owners.

                              SUMMARY OF OFFERING

        This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the consolidated financial statements included elsewhere in this prospectus supplement and the documents incorporated by reference into the accompanying prospectus.

                                OVERVIEW OF RPM

        RPM, Inc. is a worldwide leader in high quality specialty paints, protective coatings and systems, sealants and adhesives focused on the maintenance and improvement needs of both the industrial and consumer markets. Our success is due to our balanced portfolio of businesses, as well as to our strong management team and entrepreneurial culture, which provides our business units the flexibility necessary to achieve leadership positions in high margin, specialty niche markets. We also attribute our success to our position as a well-recognized industry consolidator, as demonstrated by our completion of 52 acquisitions since 1991. Our strategy is to build upon our history of strong financial performance and operational success through: organic growth via new product introductions and market expansion; acquisitions of entrepreneurial, synergistic and strategic businesses and product lines; and ongoing margin improvement initiatives.

        Our family of products includes many well-known brand names such as Carboline, DAP, Day-Glo, Flecto, Rust-Oleum, Stonhard, Tremco and Zinsser. Our portfolio of businesses is organized into two segments, industrial and consumer. Our Industrial Division constitutes approximately 55 percent of sales and includes maintenance and protection products for roofing and waterproofing systems, flooring, corrosion control and other specialty applications. Our Consumer Division constitutes approximately 45 percent of sales and includes rust-preventative, special purpose and decorative paints, caulks, sealants, primers and other branded consumer products. We sell our products in approximately 130 countries with approximately 30 percent of sales generated in international markets. For the twelve month period ending November 30, 2001, we generated $1.97 billion in sales.

Industrial Division

        The Industrial Division has operations primarily in North America and Europe as well as a presence in regions of South America, Asia, South Africa, Australia and the Middle East. Our industrial businesses, which account for the majority of our international sales, sell directly to contractors, distributors and end-users, such as industrial manufacturing facilities, educational and governmental institutions and commercial establishments. Our Industrial Division generated approximately $1.07 billion in sales for the twelve-month period ended November 30, 2001 and includes the following major product lines in which we are:

          - a leading North American manufacturer and supplier of institutional roofing systems and sealants used in building protection, maintenance and weatherproofing applications marketed under our well-established Tremco, Republic, Vulkem and DYmeric brand names;

          - the worldwide leading manufacturer and supplier of high-performance polymer flooring systems for industrial, institutional and commercial facility floor surfaces under the Stonhard brand name. We are also a leading manufacturer and supplier of molded and pultruded fiberglass reinforced plastic gratings used for industrial platforms, staircases and walkways marketed under the Fibergrate brand name;

          - a leading global manufacturer and supplier of high-performance, heavy-duty corrosion control coatings and a well-recognized manufacturer and supplier of structural and fireproofing protection products and secondary containment linings for a wide variety of industrial infrastructure applications under the Carboline and Plasite brand names; and

          - the leading North American manufacturer and supplier of exterior insulating finishing systems, including textured finish coats, sealers and variegated aggregate finishes marketed under the Dryvit brand name.

Consumer Division

        The Consumer Division manufactures and markets professional and do-it-yourself, or DIY, products for home maintenance and improvement, auto repair and maintenance and hobby and leisure applications. The Consumer Division's major manufacturing and distribution operations are located in North America. We market our products through a wide range of distribution channels including home improvement centers, mass merchandisers, hardware stores, paint stores and distributors. Our Consumer Division generated approximately $0.9 billion in sales in the twelve month period ended November 30, 2001 and includes the following major product lines in which we are:

          - the leading manufacturer and supplier of small project rust-preventative, decorative and assorted specialty paints and coatings for the DIY and professional markets in the U.S. and Canada through our wide assortment of Rust-Oleum products. Leading brands within the Rust-Oleum portfolio include Stops-Rust, American Accents, Painter's Touch, Tremclad, Hard Hat, Flecto and Varathane;

          - the leading North American manufacturer and supplier of a complete line of caulks and sealants, patch and repair products and adhesives for the home improvement, repair and construction markets through our wide assortment of DAP products. Leading brands within the DAP portfolio include Alex Plus, Kwik Seal, Weldwood, '33' Glazing and Plastic Wood; and

          - a leading independent manufacturer and supplier of a broad line of specialty primers and sealers marketed under the Zinsser, B-I-N, Bulls Eye 1-2-3 and Cover-Stain brand names, as well as a manufacturer and supplier of wallcovering removal and preparation coatings under the principal brands of DIF, Papertiger and Shieldz.

                             OUR BUSINESS STRATEGY

        From 1947 to 2001, we recorded 54 consecutive years of sales growth with earnings growth in 52 of those years interrupted only by our strategic restructuring initiated in fiscal 2000 to reduce costs across our operations. Our business objective continues to be to profitably grow our businesses within new and existing domestic and foreign markets where we can achieve and maintain significant market leadership with our high quality products. As a result, our internal growth and acquisition strategies have consistently focused on specialty, niche markets where we can acquire or enhance a leading market position. We pursue this goal with an entrepreneurial strategy and structure that allows us to tailor our products and services and respond quickly to customer and market needs. Key elements of our strategy include the following:

- FOCUS ON DRIVING BASE BUSINESS GROWTH. We manage our operations for growth on a decentralized basis to provide our operating units the flexibility to perform in an entrepreneurial environment, build specific brand identity and provide focused service capabilities in order to respond quickly in the markets they serve. In the Industrial Division, drivers of our internal growth include introducing value-added and cost-effective solutions, cross-selling our product offerings and creating new markets for existing products. In the Consumer Division, drivers of our internal growth include aligning our operating units and products with the fastest growing customers and distribution channels, expanding through select product line extensions and introducing new products.

- WELL-RECOGNIZED INDUSTRY CONSOLIDATOR. We are a leading industry consolidator and operate as a holding company for the businesses we acquire. We typically retain the management teams of the companies we acquire and endeavor to maintain management's operational independence at the subsidiary level, yet we have demonstrated our ability, when appropriate, to integrate businesses to improve the operating results of the acquired companies.

- ENHANCE PROFITABILITY VIA OPERATIONAL IMPROVEMENTS. We pursue initiatives to enhance profitability by lowering our operating costs through focused corporate leadership and operating company support. In August 1999, we launched a comprehensive restructuring program aimed at permanently reducing our fixed costs by more than $23 million. The restructuring, combined with additional workforce reductions in response to slower economic conditions, is believed to be generating savings in excess of management's initial objectives. We also regularly review and evaluate our portfolio of businesses based on various strategic, operational and financial performance criteria. In addition, the combination of our internal growth and acquisitions over the years has enabled us to take advantage of enhanced purchasing power for raw materials and packaging. All of these actions are an integral part of our efforts to leverage earnings growth.

                           OUR COMPETITIVE STRENGTHS

- GLOBAL LEADER IN MARKETS SERVED. We maintain the number one or two market position in many of the markets we serve. We believe that customers of our Industrial Division value our high quality products as well as our ability to supply multiple products and customized solutions. In our Consumer Division, we have developed and maintain our market leadership positions by building upon our well-recognized brand name products and sales, marketing and service organizations that strive to ensure that our product lines and product development efforts are aligned with our customer needs.

- BALANCED PORTFOLIO OF LEADING BRAND NAMES. Our balanced product portfolio contains some of the most well-recognized brands in the industrial and consumer markets in which we compete. Our leading brands include Carboline, DAP, Day-Glo, Flecto, Rust-Oleum, Stonhard, Tremco and Zinsser. We believe that many of our brands are recognized in the markets as leaders in quality and reliability providing us with important competitive advantages with respect to introducing new products, maintaining or gaining market share and developing a stable customer base. We also believe our balanced portfolio of businesses, with their focus on maintenance, repair and improvement applications, enables us to better weather economic cycles because our exposure is spread across a wide range of industries, sales channels and end-users.

- VALUE-ADDED CUSTOMER-ORIENTED SOLUTIONS. Our operating companies have developed specialized sales, marketing and technical service organizations that maintain close relationships with our customers to provide unique solutions to their needs. We have not only worked to build a reputation for customer responsiveness, but have also promoted product and brand development. Examples of these solutions are as follows:

          - Stonhard has developed and installed proprietary electrostatic dissipating flooring systems for a leading worldwide microelectronics manufacturer; and

          - Rust-Oleum has been a pioneer in the home improvement market with its MarketScope category management concept, which optimizes a retailer's sales potential, shelf space and product offerings by tailoring customer displays to match regional or local consumer buying patterns.

- STRONG MANAGEMENT TEAM AND ENTREPRENEURIAL SPIRIT. Since our founding in 1947, we have operated under a basic business philosophy -- "hire the best people you can find, create an atmosphere that will keep them, and then let them do their jobs." We have sustained a culture that balances an entrepreneurial spirit with disciplined corporate oversight. Most of the members of our operating management team have joined us as a result of significant acquisitions and were either founders or second generation family members of the founders of these acquired businesses. Our decentralized structure and incentive-based compensation philosophy have contributed to our growth for the past 50 years.

                                  RISK FACTORS

        For a discussion of some of the risks you should consider before purchasing our common shares, see "Risk Factors" beginning on page 3 of the accompanying prospectus, which include the following risks:

- The industry in which we operate is highly competitive and some of our competitors may be larger and may have better resources than we do;

- We depend on a number of large customers for a significant portion of our net sales and, therefore, significant declines in the level of purchases by these customers could harm our business;

- Many of our customers operate in cyclical industries and downward economic cycles may reduce our business;

- If our efforts in acquiring/integrating other companies or product lines fail, our business may not grow;

- We have a significant amount of indebtedness;

- We derive a substantial portion of our revenues from foreign markets, which subjects us to additional business risks;

- Fluctuations in the supply and prices of raw materials could negatively impact our financial results;

- A loss in the actual or perceived value of our brands could limit or reduce the demand for our products;

- The chemical and construction products industries we serve inherently expose us to potential significant litigation-related costs; and

- Environmental laws and regulations could subject us to significant future liabilities.
                             ---------------------

        Our principal executive offices are located at 2628 Pearl Road, Medina, Ohio 44258. Our telephone number is (330) 273-5090. Our Internet address is www.rpminc.com. The information contained on our website is not part of this prospectus supplement and is not incorporated by reference in this prospectus supplement or the accompanying prospectus.

                                  THE OFFERING

Common Shares offered (1)(2)..........................       10,000,000 shares

Common Shares to be outstanding after the offering,
  net of treasury shares (3)..........................      112,819,226 shares

Use of proceeds.......................................   To repay indebtedness

New York Stock Exchange symbol........................                     RPM

---------------

        (1) Does not include 1,500,000 common shares that we will sell if the underwriters exercise their over-allotment option in full. Some of the disclosures in this prospectus supplement will be different if the underwriters exercise their option. Unless otherwise indicated, the information in this prospectus supplement assumes that the underwriters will not exercise their option.

        (2) The common shares offered pursuant to this prospectus supplement will be registered pursuant to a $300 million shelf registration statement on Form S-3. After the sale of 10,000,000 common shares in this offering at an offering price of $14.25 per share, we will be eligible to sell at a future date up to an additional $157.5 million in securities under our shelf registration statement.

        (3) Based on the number of shares outstanding as of February 28, 2002, not including 8,333,765 shares held in treasury. Excludes, as of February 28, 2002, (a) 6,626,300 common shares issuable upon the exercise of outstanding and unexercised options, and (b) 3,103,297 shares available for future issuance under our stock option plans.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

        The summary consolidated financial data shown below are as of and for the three fiscal years ended May 31, 1999, 2000 and 2001 and for the six months ended November 30, 2000 and 2001. The information for the three fiscal years ended May 31, 1999, 2000 and 2001 is derived from our consolidated financial statements for such years, which have been audited by Ciulla, Smith & Dale, LLP, our independent auditors. The summary historical data for the six months ended November 30, 2000 and 2001 are derived from our unaudited consolidated financial statements for the respective periods. In the opinion of our management, the unaudited consolidated financial statements reflect all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the results of operations and financial position of our company as of the date of and for the periods presented. Operating results for the six months ended November 30, 2001 are not necessarily indicative of the results that may be expected for the entire fiscal year ending May 31, 2002. You should read this information in conjunction with "Capitalization," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements and related notes included elsewhere in this prospectus supplement.

                                                                               SIX MONTHS ENDED
                                             FISCAL YEAR ENDED MAY 31,           NOVEMBER 30,
                                          -------------------------------   ----------------------
                                            1999       2000        2001     2000(A)(B)      2001
                                          --------   --------    --------   ----------    --------
                                                                                 (UNAUDITED)
                                                    (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales...............................  $1,720.6   $1,962.4    $2,007.8    $1,054.8     $1,021.2
Cost of sales...........................     927.1    1,099.6     1,127.8       570.3        548.6
                                          --------   --------    --------    --------     --------
Gross profit............................     793.5      862.8       880.0       484.5        472.6
Selling, general & administrative
  expenses (c)..........................     601.1      687.2       713.3       377.1        355.7
Restructuring & asset impairment
  charge................................       0.0       52.0         0.0         0.0          0.0
SFAS 142 adjustment for amortization....        --         --          --        11.1(a)        --
Interest expense, net...................      32.8       51.8        65.2        33.7         24.4
                                          --------   --------    --------    --------     --------
Income before income taxes..............     159.6       71.8       101.5        84.8(a)      92.5
Provision for income taxes..............      65.1       30.8        38.5        28.4(a)      31.4
                                          --------   --------    --------    --------     --------
Net income..............................  $   94.5   $   41.0    $   63.0    $   56.4(a)  $   61.1
                                          ========   ========    ========    ========     ========
Earnings per share (basic)..............  $   0.87   $   0.38(d) $   0.62    $   0.55(a)  $   0.60
Earnings per share (diluted)............  $   0.86   $   0.38(d) $   0.62    $   0.55(a)  $   0.60
Dividends per share.....................  $ 0.4650   $ 0.4850    $ 0.4980    $ 0.2475     $ 0.2500
Average shares outstanding (basic)......     108.7      107.2       102.2       102.2        102.3
Diluted shares outstanding (diluted)....     111.4      107.4       102.2       102.2        102.5
OTHER DATA:
EBIT (e)................................  $  192.4   $  183.5(g) $  166.7    $  118.5(a)  $  116.9
EBITDA (f)..............................  $  254.5   $  262.7(g) $  248.2    $  146.1     $  145.7
  EBITDA Margin.........................      14.8%      13.4%       12.4%       13.9%        14.3%
Depreciation and amortization...........  $   62.1   $   79.2    $   81.5    $   27.6     $   28.8
Cash flows from operating activities....     117.2      101.7        73.5        45.5         94.2
Cash flows from (used in) investing
  activities............................     (98.1)    (338.1)      (18.0)      (30.7)       (13.1)
Cash flows from (used in) financing
  activities............................     (40.2)     248.0       (62.8)      (15.3)       (59.4)
Capital expenditures....................      63.4       63.2        54.1        29.1         13.1

                                                   MAY 31,                    NOVEMBER 30, 2001
                                        ------------------------------   ---------------------------
                                          1999       2000       2001      ACTUAL    AS ADJUSTED (H)
                                        --------   --------   --------   --------   ----------------
                                                                                 (UNAUDITED)
                                                               (IN MILLIONS)
BALANCE SHEET DATA:
Cash and cash equivalents.............  $   19.7   $   31.3   $   23.9   $   45.6       $   45.6
Other current assets..................     685.7      753.8      795.5      726.8          726.8
Working capital.......................     402.9      408.9      443.7      349.3          454.3
Property, plant and equipment, net....     339.7      366.2      362.0      353.0          353.0
Total assets..........................   1,737.2    2,099.2    2,078.5    2,018.2        2,018.2
Current and long-term debt............     585.9      964.3      962.8      928.5          793.3
Shareholders' equity..................     742.9      645.7      639.7      677.1          812.3

---------------

(a) Adjusted for the application of Statement of Financial Accounting Standards, or SFAS, No. 142, effective June 1, 2001, which requires that companies cease amortization of goodwill and indefinite-lived intangible assets, while also reviewing balances annually for impairment, or more frequently if impairment indicators arise. Amortization of goodwill had been included in selling, general and administrative expenses. Reported net income and earnings per share (basic and diluted) were $45.7 million and $0.45, respectively. Prior years have not been adjusted to reflect the accounting change.

(b) Certain reclassifications have been made to provide consistency of account classifications between segments and to conform with the current year presentation. We have reclassified certain internal distribution costs from cost of sales to selling, general and administrative expenses and a portion of those costs are offset by the movement of certain employee benefits costs out of selling, general and administrative expenses and into cost of sales. For the six month period ended November 30, 2000, the net effect of the reclassification of these expenses resulted in the movement of approximately $16 million from cost of sales to selling, general and administrative expenses.

(c) Selling, general and administrative includes research and development and other operating expenses.

(d) Excluding the effect of the restructuring and asset impairment charges and related inventory write-down, fiscal year 2000 basic and diluted earnings per share would have been $0.73.

(e) EBIT is defined as earnings before interest and taxes.

(f) EBITDA is defined as earnings before interest and taxes plus depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the period, nor is it presented as an alternative to operating income or as an indicator of operating performance. EBITDA should not be considered in isolation, but with Generally Accepted Accounting Principles in the U.S., and it is not indicative of operating income or cash flow from operations as determined by those principles. Our method of computation may or may not be comparable to other similarly titled measures of other companies. EBITDA may not be indicative of our historical operating results nor is it meant to be predictive of potential future results.

(g) Fiscal year 2000 EBIT and EBITDA exclude restructuring and asset impairment charges totaling $52.0 million and a related inventory write-down charge of $7.9 million included in cost of sales.

(h) The as adjusted column below reflects the sale of 10,000,000 common shares in this offering at an offering price of $14.25 per share after deducting the underwriting discount and estimated offering expenses that we will pay.

                               CAUTION REGARDING
                           FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, contain forward-looking statements regarding our plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as "believes," "anticipates," "estimates," "expects," "intends," "will," "may" and other similar expressions. These forward-looking statements may include, among other things, projections of our future financial performance, our anticipated growth and anticipated trends in our businesses. These statements are only predictions, based on our current expectations about future events. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties, and our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements. These and other factors are discussed in the accompanying prospectus under "Risk Factors," as well as under the section entitled "Forward-Looking Statements" in "Management's Discussion and Analysis" in our 2001 Annual Report to Shareholders and similar sections in the other documents incorporated herein by reference. We encourage you to read these sections carefully. We disclaim any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.

                                USE OF PROCEEDS

        We estimate that the net proceeds to us from this offering of common shares will be approximately $135.2 million ($155.6 million if the underwriters exercise their over-allotment option in full) after deducting the underwriting discount and other estimated expenses of this offering. We plan to use the net proceeds that we receive in this offering to reduce our bank debt, including repaying portions of the following indebtedness:

          - we had $200 million outstanding as of November 30, 2001 under our one-year term loan, which expires on July 12, 2002 and bears interest tied to LIBOR. As of November 30, 2001, the term loan, of which $105 million is deemed short-term indebtedness, had an interest rate equal to 2.975 percent. We borrowed the money outstanding under this term loan primarily to refinance a $200 million, 364-day revolving credit facility which we had outstanding at that time; and

          - we had $405 million in the aggregate outstanding as of November 30, 2001 under our $500 million, 5-year revolving credit facility, which expires on July 14, 2005 and bears interest tied to LIBOR. Of the total outstanding amount, as of November 30, 2001, $300 million had an interest rate of 4.32 percent and $105 million had an interest rate of 2.955 percent.

        As of February 28, 2002, total debt amounted to approximately $900 million, of which $575 million is outstanding under the above credit facilities.

                   PRICE RANGE OF COMMON SHARES AND DIVIDENDS

        Our common shares are traded on the New York Stock Exchange under the symbol "RPM." The following table sets forth the high and low sale prices on the New York Stock Exchange for the periods indicated.

                                                                HIGH       LOW
                                                              --------   --------
YEAR ENDED MAY 31, 2000
  First Quarter.............................................  $  15.06   $  13.13
  Second Quarter............................................     13.50      11.13
  Third Quarter.............................................     11.88       9.50
  Fourth Quarter............................................     11.31       9.69
YEAR ENDED MAY 31, 2001
  First Quarter.............................................  $  10.75   $   8.63
  Second Quarter............................................     10.25       7.75
  Third Quarter.............................................      9.94       8.25
  Fourth Quarter............................................     10.50       8.25
YEAR ENDED MAY 31, 2002
  First Quarter.............................................  $  11.15   $   8.02
  Second Quarter............................................     15.05       7.91
  Third Quarter.............................................     17.08      12.90
  Fourth Quarter (through March 26, 2002)...................     16.90      14.15

        On March 26, 2002, the last reported sale price of our common shares on the New York Stock Exchange was $14.91 per share. As of February 28, 2002, we had approximately 40,927 shareholders of record of our common shares.

        Our shareholders are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may from time to time determine. In fiscal year 2000, we paid a dividend of $0.1175 per share for the first quarter and dividends of $0.1225 per share for the remaining quarters of the fiscal year. In fiscal year 2001, we paid a dividend of $0.1225 per share for the first quarter and dividends of $0.1250 per share for the remaining quarters of the fiscal year. For the first two quarters of fiscal 2002, we paid dividends of $0.1250 per share per quarter.

                                 CAPITALIZATION

        The following table sets forth our capitalization as of November 30, 2001 and as adjusted to give effect to (i) the sale of 10,000,000 of our common shares in this offering at the offering price of $14.25 per share and (ii) the application of the net proceeds from this offering to repay bank debt assuming the underwriters' over-allotment option is not exercised and after deducting the underwriting discount and estimated offering expenses.

        The outstanding common shares information excludes common shares issuable upon the exercise of outstanding options. This information should be read in conjunction with our consolidated financial statements and the related notes that we have included elsewhere in this prospectus supplement.

                                                                 NOVEMBER 30, 2001
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                    (UNAUDITED)
                                                                   (IN MILLIONS)
Current portion of long-term debt...........................  $  111.3     $    6.3
                                                              --------     --------
Long-term debt, less current maturities.....................  $  817.2     $  787.0
                                                              --------     --------
Shareholders' equity:
  Common shares (stated value $.015 per share);
     Authorized-200,000,000 shares; Shares issued, including
     shares in treasury, 111,152,991 actual and 121,152,991
     as adjusted)...........................................  $    1.6     $    1.8
  Paid-in capital...........................................     429.5        564.5
  Treasury shares, at cost..................................     (97.2)       (97.2)
  Accumulated other comprehensive loss......................     (52.9)       (52.9)
  Retained earnings.........................................     396.1        396.1
                                                              --------     --------
  Total shareholders' equity................................  $  677.1     $  812.3
                                                              --------     --------
Total capitalization........................................  $1,605.6     $1,605.6
                                                              ========     ========

                             SELECTED CONSOLIDATED
                                 FINANCIAL DATA

        The following selected financial data for the five fiscal years ended May 31, 2001 are derived from our audited consolidated financial statements for such years, which have been audited by Ciulla, Smith & Dale, LLP, our independent auditors. The financial data for the six month periods ended November 30, 2000 and 2001 are derived from unaudited consolidated financial statements. In the opinion of management, the unaudited consolidated financial statements reflect all adjustments (consisting of normal recurring accruals) which we consider necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended November 30, 2001 are not necessarily indicative of the results that may be expected for the entire fiscal year ending May 31, 2002. You should read the data in conjunction with "Capitalization," "Summary Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, related notes and other financial information appearing elsewhere in this prospectus supplement.

                                                                                            SIX MONTHS ENDED
                                              FISCAL YEAR ENDED MAY 31,                       NOVEMBER 30,
                                -----------------------------------------------------   ------------------------
                                  1997       1998       1999       2000        2001     2000(A)(B)      2001
                                --------   --------   --------   --------    --------   ----------   -----------
                                                                                              (UNAUDITED)
                                                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net sales.....................  $1,356.6   $1,623.3   $1,720.6   $1,962.4    $2,007.8    $1,054.8     $1,021.2
Cost of sales.................     752.4      891.9      927.1    1,099.6     1,127.8       570.3        548.6
                                --------   --------   --------   --------    --------    --------     --------
    Gross profit..............     604.2      731.4      793.5      862.8       880.0       484.5        472.6
Selling, general and
  administrative expenses.....     421.3      529.3      583.1      664.9       691.5       365.8        345.1
Research and development
  expenses....................      14.6       15.8       18.0       22.3        21.8        11.3         10.6
Restructuring and asset
  impairment charge...........       0.0        0.0        0.0       52.0         0.0         0.0          0.0
SFAS 142 adjustment for
  amortization................        --         --         --         --          --        11.1(a)        --
Interest expense, net.........      32.6       36.7       32.8       51.8        65.2        33.7         24.4
                                --------   --------   --------   --------    --------    --------     --------
Income before income taxes....     135.7      149.6      159.6       71.8       101.5        84.8(a)      92.5
Provision for income taxes....      57.4       61.8       65.1       30.8        38.5        28.4(a)      31.4
                                --------   --------   --------   --------    --------    --------     --------
Net income....................  $   78.3   $   87.8   $   94.5   $   41.0    $   63.0    $   56.4(a)  $   61.1
                                ========   ========   ========   ========    ========    ========     ========
Earnings per share (basic)....  $   0.81   $   0.89   $   0.87   $   0.38(c) $   0.62    $   0.55(a)  $   0.60
Earnings per share
  (diluted)...................  $   0.76   $   0.84   $   0.86   $   0.38(c) $   0.62    $   0.55(a)  $   0.60
Dividends per share...........  $ 0.4080   $ 0.4400   $ 0.4650   $ 0.4850    $ 0.4980    $ 0.2475     $ 0.2500
Average shares outstanding
  (basic).....................      97.3       98.5      108.7      107.2       102.2       102.2        102.3
Diluted shares outstanding
  (diluted)...................     110.1      111.7      111.4      107.4       102.2       102.2        102.5
OTHER DATA:
EBIT (d)......................  $  168.3   $  186.3   $  192.4   $  183.5(f) $  166.7    $  118.5(a)  $  116.9
EBITDA (e)....................  $  219.4   $  243.3   $  254.5   $  262.7(f) $  248.2    $  146.1     $  145.7
  EBITDA Margin...............      16.2%      15.0%      14.8%      13.4%       12.4%       13.9%        14.3%
Depreciation and
  amortization................  $   51.1   $   57.0   $   62.1   $   79.2    $   81.5    $   27.6     $   28.8
Cash flows from operating
  activities..................      69.0      111.0      117.2      101.7        73.5        45.5         94.2
Cash flows from (used in)
  investing activities........    (341.2)      11.2      (98.1)    (338.1)      (18.0)      (30.7)       (13.1)
Cash flows from (used in)
  financing activities........     289.8     (118.9)     (40.2)     248.0       (62.8)      (15.3)       (59.4)
Capital expenditures..........      35.8       60.3       63.4       63.2        54.1        29.1         13.1

                                                      MAY 31,                               NOVEMBER 30,
                               -----------------------------------------------------   ----------------------
                                 1997       1998       1999       2000        2001       2000        2001
                               --------   --------   --------   ---------   --------   --------   -----------
                                                                   (IN MILLIONS)            (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents....  $   37.4   $   40.8   $   19.7   $    31.3   $   23.9   $   30.7    $   45.6
Other current assets.........     682.9      634.3      685.7       753.8      795.5      743.4       726.8
Working capital..............     478.5      387.3      402.9       408.9      443.7      423.1       349.3
Property, plant and
  equipment, net.............     270.3      305.9      339.7       366.2      362.0      376.5       353.0
Total assets.................   1,633.2    1,685.9    1,737.2     2,099.2    2,078.5    2,081.2     2,018.2
Current and long-term debt...     788.4      722.0      585.9       964.3      962.8      984.7       928.5
Shareholders' equity.........     493.4      566.3      742.9       645.7      639.7      644.5       677.1

---------------

(a) Adjusted for the application of Statement of Financial Accounting Standards, or SFAS, No. 142, effective June 1, 2001, which requires that companies cease amortization of goodwill and indefinite-lived intangible assets, while also reviewing balances annually for impairment, or more frequently if impairment indicators arise. Amortization of goodwill had been included in selling, general and administrative expenses. Reported net income and earnings per share (basic and diluted) were $45.7 million and $0.45, respectively. Prior years have not been adjusted to reflect the accounting change.

(b) Certain reclassifications have been made to provide consistency of account classifications between segments and to conform with the current year presentation. We have reclassified certain internal distribution costs from cost of sales to selling, general and administrative expenses and a portion of those costs are offset by the movement of certain employee benefits costs out of selling, general and administrative expenses and into cost of sales. For the six month period ended November 30, 2000, the net effect of the reclassification of these expenses resulted in the movement of approximately $16 million from cost of sales to selling, general and administrative expenses.

(c) Excluding the effect of the restructuring and asset impairment charges and related inventory write-down, fiscal year 2000 basic and diluted earnings per share would have been $0.73.

(d) EBIT is defined as earnings before interest and taxes.

(e) EBITDA is defined as earnings before interest and taxes plus depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the period, nor is it presented as an alternative to operating income or as an indicator of operating performance. EBITDA should not be considered in isolation, but with Generally Accepted Accounting Principles in the U.S., and it is not indicative of operating income or cash flow from operations as determined by those principles. Our method of computation may or may not be comparable to other similarly titled measures of other companies. EBITDA may not be indicative of our historical operating results nor is it meant to be predictive of potential future results.

(f) Fiscal year 2000 EBIT and EBITDA exclude restructuring and asset impairment charges totaling $52.0 million and a related inventory write-down charge of $7.9 million included in cost of sales.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

        You should read the following discussions in conjunction with our consolidated financial statements and related notes included in this prospectus supplement and incorporated by reference in the accompanying prospectus. You should also read the other documents that we have filed with the Securities and Exchange Commission since the date of those periodic reports to obtain more information about subsequent developments involving our company.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

        Our consolidated financial statements include accounts of RPM and all majority-owned subsidiaries. Preparation of our financial statements requires the use of estimates and judgments that affect the amounts of our assets, liabilities, revenues and expenses. We continually evaluate these estimates, including those related to allowances for doubtful accounts, inventories, allowances for recoverable taxes, restructuring of our operations, useful lives of property, plant and equipment, goodwill, contingent liabilities, income tax valuation allowances, pension plans and the fair value of financial instruments. We base our estimates on historical experience and other assumptions, which we believe to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying value of our assets and liabilities. Actual results may differ from these estimates under different assumptions and conditions. We have identified below the accounting policies that are critical to our financial statements.

          REVENUE RECOGNITION

        Our revenues are recognized when title and risk of loss passes to customers. The Securities and Exchange Commission's Staff Accounting Bulletin
(SAB) No. 101 "Revenue Recognition," provides guidance on the application of Generally Accepted Accounting Principles in the U.S. to selected revenue recognition issues. Our management has concluded that our revenue recognition policy is appropriate and in accordance with generally accepted accounting principles and SAB No. 101.

          CONTINGENCIES

        We are party to claims and lawsuits arising in the normal course of business. Although we cannot precisely predict the amount of any liability that may ultimately arise with respect to any of these matters, we record provisions when we consider the liability probable and reasonably estimable. The provisions are based on historical experience and legal advice, are reviewed quarterly and are adjusted according to developments. Changes in the amount of the provisions affect our consolidated statements of income.

          GOODWILL

        RPM adopted two new accounting standards issued by the Financial Accounting Standards Board in June 2001. Statement of Financial Accounting Standards, or SFAS, No. 141, "Business Combinations," eliminates the pooling method of accounting for all business combinations initiated after June 30, 2001, and addresses the initial recognition and measurement of goodwill and intangible assets acquired in a business combination. Accordingly, we apply the provisions of SFAS No. 141 to all business combinations initiated after its effective date. We also adopted SFAS No. 142, "Goodwill and Other Intangible Assets," effective June 1, 2001. Goodwill amortization ceased upon adoption of the standard, and the required initial impairment tests were performed. Results of these impairment tests have not generated any impairment loss to date.

        Prospectively, goodwill will be tested on an annual basis, or more frequently as impairment indicators arise. Impairment tests, which involve the use of estimates related to the fair market values of the business operations with which goodwill is associated, are performed at the end of our first quarter. Losses, if any, resulting from impairment tests will be reflected in operating income in our income statement.

          TRANSLATION OF FOREIGN CURRENCY FINANCIAL STATEMENTS AND FOREIGN CURRENCY TRANSACTIONS

        Our reporting currency is the U.S. dollar. However, the functional currency of all of our foreign subsidiaries is their local currency. We translate the amounts included in the consolidated statements of income of our foreign subsidiaries into U.S. dollars at year-to-date average exchange rates, which we believe are representative of the actual exchange rates on the dates of the transactions. Our foreign subsidiaries' assets and liabilities are translated into U.S. dollars from local currency at the actual exchange rates as of the end of each reporting date, and we record the resulting foreign exchange translation adjustments in our consolidated balance sheets as a component of accumulated other comprehensive income (loss). If we determine that the functional currency of any of our foreign subsidiaries should be the U.S. dollar, our financial statements would be affected. Should this occur, we would adjust our reporting to appropriately account for these changes.

        We use permanently invested intercompany loans as a source of capital to reduce the exposure to foreign currency fluctuations in our foreign subsidiaries. These loans are treated as analogous to equity for accounting purposes. Therefore, the foreign exchange gains or losses on these intercompany loans are recorded in other comprehensive income (loss). If we were to determine that the functional currency of any of our subsidiaries should be the U.S. dollar, we would no longer record foreign exchange gains or losses on these intercompany loans.

          OTHER LONG-LIVED ASSETS

        We assess for impairment of identifiable non-goodwill intangibles and other long-lived assets whenever events or changes in facts and circumstances indicate the possibility that the carrying value may not be recoverable. Factors considered important which might trigger an impairment evaluation, include the following:

        - significant under-performance relative to historical or projected future operating results;

        - significant changes in the manner of our use of the acquired assets or the strategy for our overall business; and

        - significant negative industry or economic trends.

        When we determine that the carrying value of non-goodwill intangibles and other long-lived assets may not be recoverable based upon the existence of one or more of the above described indicators, any impairment would be measured based on projected net cash flows expected from that asset, including eventual disposition.

REPORTABLE SEGMENT INFORMATION

        We have determined that we have two operating segments -- Industrial and Consumer -- based on the nature of business activities, products and services; the structure of management; and the structure of information as presented to our Board of Directors. Within each segment, individual operating companies or groups of companies generally address common markets, utilize similar technologies, and can share manufacturing or distribution capabilities. We evaluate the profit performance of our two segments based on earnings before interest and taxes since interest expense is essentially related to corporate acquisitions, as opposed to segment operations. Comparative six month results on this basis are as follows:

                                                   SIX MONTHS ENDED NOVEMBER 30,
                                                  --------------------------------
                                                        2001              2000
                                                  -----------------   ------------
                                                            (UNAUDITED)
                                                           (IN MILLIONS)
NET EXTERNAL SALES
Industrial segment..............................      $  559.9          $  588.8
Consumer segment................................         461.3             466.0
                                                      --------          --------
TOTALS:.........................................      $1,021.2          $1,054.8
                                                      ========          ========
EARNINGS BEFORE INTEREST AND TAXES (EBIT)
Industrial segment..............................      $   69.9          $   79.4
Consumer segment................................          58.5              39.5
Corporate/other.................................         (11.5)            (11.5)
                                                      --------          --------
TOTALS:.........................................      $  116.9          $  107.4
                                                      ========          ========

                                                  NOVEMBER 30, 2001   MAY 31, 2001
                                                  -----------------   ------------
                                                     (UNAUDITED)
IDENTIFIABLE ASSETS
Industrial segment..............................      $  971.3          $1,002.2
Consumer segment................................         973.8           1,016.1
Corporate/other.................................          73.1              60.2
                                                      --------          --------
TOTALS:.........................................      $2,018.2          $2,078.5
                                                      ========          ========

See note K to our consolidated financial statements for comparable reportable segment information for the fiscal years ended May 31, 2001, 2000 and 1999.

RESULTS OF OPERATIONS

        SIX MONTHS ENDED NOVEMBER 30, 2001 AND 2000

        Net Sales. Our net sales for the six months ended November 30, 2001 of $1,021.2 million were $33.7 million, or 3.2 percent, lower than first half sales a year ago. The March 2001 divestiture of DAP's $30 million commercial Durabond unit accounted for nearly half of this difference, or 1.6 percent of net sales. The U.S. dollar has been comparatively stronger year-over-year, primarily against the Canadian dollar, for a foreign exchange translation effect of a negative 0.4 percent. The remaining difference of approximately 1.2 percent in our net sales was due to the soft economy and atmosphere of general economic uncertainty which impacted ongoing operation's sales. The sales in our Industrial Division were off 4.9 percent and sales in our Consumer Division, excluding the impact of the Durabond sale, were ahead nearly 3 percent, as compared to the same period last year when our sales were negatively affected by the reduction of inventory by larger retailers.

        Gross Profit Margin. Our gross profit margin improved to 46.3 percent in the six months ended November 30, 2001 from 45.9 percent in the same period last year. This increase can be attributed to internal margin improvements, including reduced conversion costs resulting from our restructuring program, and effective cost controls in light of slower sales, which more than offset the decline in higher margin sales of flooring and roofing products year-over-year. The divested Durabond business had also carried lower than average gross margins. By segment, the Industrial Division margin was 47.4 percent as compared to 47.9 percent in the same period last year, while the gross profit margin in the Consumer Division improved to 44.9 percent from 43.4 percent during the first half of fiscal 2001.

        Selling, General and Administrative Expenses. Selling, general and administrative expenses declined 5.7 percent to 34.8 percent of sales from 35.7 percent in the first half of last year. We adopted the Statement of Financial Accounting Standards No. 142, or SFAS 142, "Goodwill and Other Intangible Assets" as of June 1, 2001, the beginning of this fiscal year, and its impact is reflected in selling, general and administrative expenses. On a pro forma basis, last year's selling, general and administrative percentage under FAS 142 accounting would have been 34.7 percent of sales. The sale of Durabond affected the Consumer Division since Durabond had carried a lower selling, general and administrative percentage, having a negative effect of approximately 0.4 percent of sales year over year. Adjusting for both FAS 142 and the Durabond sale, last year's selling, general and administrative percentage would have been approximately 35.1 percent of sales. The improvement to 34.8 percent of sales this year on lower sales can be attributed to cost benefits resulting from the restructuring program, as well as declines in discretionary spending and other cost controls in response to the slower sales. By segment, with last year's results presented on a pro forma basis to reflect the adoption of FAS 142, the Industrial Division's selling, general and administrative percentage for the first half of this year was 34.9 percent, compared with 33.5 percent last year, while our Consumer Division's selling, general and administrative expenses improved to 32.2 percent of sales from 33.7 percent a year ago. The decline in the Industrial Division's sales volume has been the main factor driving that segment's higher selling, general and administrative percentage this year. Our corporate/other expenditures were essentially unchanged year-over-year and include credits of nearly $1.0 million in each period derived from license fees and royalty income.

        Net Interest Expense. Net interest expense for the six months ended November 30, 2001 was $9.3 million lower than the same period last year as a result of lower interest rates and reduced debt levels during the past year. The overall effective interest rate for the first half of this year of 5.1 percent compares with 7.0 percent for the same period last year.

        Income Tax Rate. The change in the income tax rate to 34 percent compared to last year's 38 percent rate is driven by the adoption of FAS 142.

        Net Income. Net income through the current six month period has increased as compared to the same period last year by $15.3 million, or 34 percent, to $61.1 million and reflects the benefits of lower interest costs and the adoption of FAS 142, slightly offset by lower earnings before interest and taxes performance from operations as the result of lower sales. Diluted earnings per share have improved $.15, or 33 percent, to $.60 from $.45 for the same period in 2000. On a pro forma basis, last year's diluted earnings per share would have been $.10 higher under FAS 142.

       FISCAL YEAR ENDED MAY 31, 2001 COMPARED TO FISCAL YEAR ENDED MAY 31, 2000

        Net Sales. Net sales increased by $45 million, or 2 percent, for fiscal year 2001 resulting in our 54th consecutive year of business growth.

        On August 3, 1999, we acquired DAP Products, Inc. and DAP Canada Corp., or DAP, which, with annual sales of approximately $220 million, is a leading manufacturer and marketer of caulks and sealants, spackling and glazing compounds, contact cements, and other specialty adhesives. The brand names DAP, Alex Plus and Kwik Seal are well known throughout the U.S. and Canada.

        On a consolidated basis, the extra two months of DAP sales during fiscal 2001, reported within the Consumer Division, offset the loss of sales from product lines in the Industrial Division that we sold in fiscal 2000. Comparable base sales, including small product line additions, grew by 4 percent in the Industrial Division, while base sales in the Consumer Division remained relatively flat from 2000 to 2001. The 4 percent growth in the Industrial Division reflects a combination of greater unit volume (2-3 percent) and higher pricing (1-2 percent) which offset increased raw material and packaging costs during the year. In addition, on a year to year basis, foreign exchange differences had a negative impact on sales, primarily within the Industrial Division, decreasing sales by approximately $20 million, or 1 percent.

        The general slowdown in the economy impacted sales in both our Consumer and Industrial Divisions during the 2001 fiscal year, causing firms to decrease or defer spending in areas such as protective maintenance, which our products and services provide. The severe cold this past winter extended much further south than usual, and Europe was negatively impacted as well, causing our sales to those regions to be much weaker than usual during the third fiscal quarter in 2001, the seasonally slowest time of the year. Furthermore, several of our major Consumer Division accounts were aggressively de-stocking their inventories in 2001, which especially impacted our sales to those accounts during the months of

December and March. Our management believes that this de-stocking activity is now largely completed and that sales to these accounts will normalize, all other factors being equal, as we progress through 2002.

        Gross Profit Margin. Gross profit margin in fiscal 2001 of 43.8 percent closely matches the prior year's gross profit margin of 44 percent. The gross profit margin for the Industrial Division improved to 46.4 percent from 45.7 percent in fiscal 2000, due to the product lines we sold during fiscal 2000, which carried lower margins and, to a lesser extent, due to the leveraged benefits from higher sales volume. We believe that timely pricing initiatives in this division successfully offset rising material costs, principally oil-related, during the year, and these material costs now appear to have stabilized. The gross margin in the Consumer Division, in contrast, dipped to
40.7 percent in 2001 from 41.8 percent in 2000, principally reflecting this division's less timely ability to gain price relief during periods of rising material costs because operating companies in our Consumer Division for the most part have servicing agreements with their accounts that renew annually. As these agreements come up for renewal, we are generally successful in negotiating pricing relief. In addition, the DAP acquisition accounted for two more months of lower profit margins in 2001 as compared to 2000 in the Consumer Division. In addition, we experienced lower profit margins in the Consumer Division in 2001 because we incurred premium costs to outsource some of our products in order to seamlessly service customers as a result of brief periods of insufficient capacity during information systems conversions. During 2000, the Consumer Division incurred $7 million in inventory discontinuation costs associated with the comprehensive restructuring program initiated in August 1999.

        Selling, General and Administrative Expenses. Selling, general and administrative expenses amounted to 35.5 percent of sales in 2001, compared with 35 percent in 2000. The expenses of our Industrial Division increased to 35.3 percent from 34.7 percent in 2000, mainly because the product lines we sold during fiscal 2000 had, on a relative basis, much lower selling, general and administrative expenses, plus we incurred additional, related costs of approximately $3 million in 2001 toward completion of the restructuring program. The expenses in the Consumer Division increased to 33.8 percent from 33.4 percent in 2000, principally because we incurred approximately $5 million in additional costs related to the restructuring program, tempered slightly by two more months of accounting for DAP, with its comparatively lower selling, general and administrative expense structure. Our Consumer Division also incurred higher freight costs in the form of oil-driven fuel surcharges, premiums to expedite certain shipments during restructuring and increased handling costs to service more frequent shipments. Additional costs related to the conclusion of our restructuring program initiated during 2000 are scheduled to be fully incurred by the end of calendar 2001, and will be much lower than those incurred during fiscal 2001. License fee and royalty income included as credits to selling, general and administration expense approximated $1.7 million in each year.

        Earnings Before Interest and Taxes ("EBIT"). EBIT is earnings before interest and taxes. We believe that EBIT best reflects the performance of our operating segments as interest expense and income taxes are not consistently allocated to operating segments by the various constituencies utilizing our financial statements. Requests for operating performance measures received from research analysts, financial institutions and rating agencies typically focus on EBIT, and we believe the EBIT disclosure is responsive to investors. 2001 EBIT in the Industrial and Consumer Divisions were both well ahead of their reported EBIT for fiscal 2000. Excluding the restructuring and asset impairment charges and all related costs from 2000, totaling $59.8 million, pro forma EBIT results for Industrial, Consumer and Corporate/ Other were $121.3 million, $79.8 million and ($17.7) million, respectively, or $183.4 million in total. On that basis, EBIT for the Industrial Division year-over-year appears flat ($122.0 million vs. $121.3 million), but considering the loss of EBIT from the divestitures during 2000 and the additional $3 million spent in 2001 toward completion of the restructuring program, EBIT for the Industrial Division during 2001 would have been $7 million ahead of 2000, or up 6 percent on the 4 percent higher sales. On the same pro forma basis, EBIT for our Consumer Division was off $17 million ($62.7 million vs. $79.8 million), or 21 percent, for the reasons discussed above. Lastly, on the same pro forma basis, Corporate/Other costs were flat year-over-year ($18.0 million vs. $17.7 million) as certain lower costs offset the higher costs associated with our now completed e-commerce infrastructure development.

        In August 1999, we announced a comprehensive restructuring program to generate manufacturing, distribution and administrative efficiencies, and to better position ourselves for increased profitability and long-term growth. Pre-tax restructuring and asset impairment charges of $45 million and $7 million were taken during the first and fourth quarters of fiscal 2000, respectively. Through year-end 2001, we had incurred all of these charges (refer to Note I to the Consolidated Financial Statements for the fiscal year ended May 31, 2001).

        Net Interest Expense. Net interest expense increased $13.4 million in 2001, reflecting higher average interest rates as compared to fiscal 2000, on the variable rate portion (approximately 80 percent) of outstanding borrowings (refer to Note B to the Consolidated Financial Statements for the fiscal year ended May 31, 2001), two additional months of indebtedness related to our acquisition of DAP in August 1999, and higher average indebtedness related to the repurchase of 8,970,100 of our common shares between January 1999 and July 2000 (refer to Note D to the Consolidated Financial Statements for the fiscal year ended May 31, 2001). The Federal Reserve Board cuts in interest rates that began early in calendar 2001 translated into lower rates on the variable portions of our outstanding borrowings, resulting in comparably lower interest costs.

        Income Tax Rate. The effective income tax rate in 2001 of 38 percent compares favorably with the 42.9 percent rate in 2000. The 2000 rate was impacted by our restructuring and asset impairment charges plus related costs that year. Excluding those charges and costs, the pro forma tax rate for 2000 would have been 40.3 percent, still higher than the 2001 rate of 38 percent. The 2001 tax rate reduction mainly reflects an improved mix of foreign income, including fewer unusable foreign tax losses in 2001 as compared to 2000, which level we believe will be sustainable.

        Net Income. Our 2001 net income of $63 million, or $.62 per diluted share, compares favorably with $41 million in 2000, or $.38 per diluted share. Excluding the $59.8 million pre-tax restructuring and asset impairment charges plus related costs, pro forma net income for 2000 would have been $78.6 million, or $.73 per diluted share. Against pro forma 2000, 2001 net income and earnings per share were down 20 percent and 15 percent, respectively, as a result of the factors discussed above. In addition, the difference in pro forma decline year-over-year between net income and earnings per share reflected the net benefit from the shares repurchased, which added $.01 per diluted share to 2001 results.

          FISCAL YEAR ENDED MAY 31, 2000 COMPARED TO FISCAL YEAR ENDED MAY 31, 1999

        Net Sales. Fiscal 2000 net sales were ahead of fiscal 1999 by $241.2 million, or 14 percent, representing our 53rd consecutive year of business growth. Most of this increase was due to our acquisition of DAP and the addition of several product lines, net of divestitures. DAP accounted for the majority of the year 2000 sales increase, adjusted for our divestitures during 2000 and for unfavorable foreign exchange differences from year-to-year. Our Industrial and Consumer Divisions experienced growth in amounts of approximately 3 and 4 percent, respectively, before accounting for acquisitions, divestitures, and exchange differences. These growth rates included several product line additions and were generally reflective of real unit volume increases, as price levels year-to-year remained fairly stable.

        Gross Profit Margin. Gross profit margin in 2000 declined 2.1 percent, ending at 44 percent, compared to 46.1 percent in 1999. Our Industrial Division experienced a margin of 45.7 percent compared with 46.5 percent in 1999. The key reason for the decrease was the difficulties we experienced in reorganizing to combine certain of our businesses, most notably outside the U.S. Additionally, contributing to the declining margin were sales mix differences and minor raw material price increases during 2000. We believe that such cost increases can be effectively managed in the future by our Purchasing Action Group. This group focuses on purchasing major common raw and packaging materials used across multiple business units and will continue its effort to identify and expand into other select procurement opportunities going forward. Our Consumer Division realized a margin of 41.8 percent in 2000 compared to 45.5 percent in 1999. The majority of this margin reduction resulted from our acquisition of DAP. DAP's entire cost structure generally differs when compared to the companies in our Consumer Division, since DAP has much lower gross margins, but requires lower support levels in the selling, general and administrative expense areas. Our Consumer Division also incurred $7 million in inventory discontinuation costs during 2000 associated with the restructuring program. In addition, our Consumer Division experienced raw material cost movements similar to those experienced by the Industrial Division.

        Selling, General and Administrative Expenses. Selling, general and administrative expenses were essentially unchanged from 1999 to 2000 as a percentage of sales, ending both years at the 35 percent level. The expenses in our Industrial and Consumer Divisions amounted to 34.7 percent and 33.4 percent of net sales, respectively, in 2000 compared with 33.7 percent and 34.7 percent, respectively, in 1999. The increase in the Industrial Division was almost totally attributed to the divestiture of certain of our business units that carried much lower selling, general and administrative expense levels. Conversely, the spending difference in the Consumer Division was the result of the lower selling, general and administrative structure of DAP. The license fee and royalty income approximating $1.6 million in each period is reflected as credits within selling, general and administrative.

        Earnings Before Interest and Taxes. Excluding the restructuring and asset impairment charges of $52 million and the related $7.9 million of additional cost of sales, EBIT amounted to $183.4 million in fiscal 2000, compared with $192.4 million in fiscal 1999. Within our Industrial Division, the benefits of modest volume increases were principally offset by costs we incurred in reorganizing to combine certain businesses and other cost increases not recovered by price increases. The Consumer Division year-over-year comparisons disclose similar events; however, our acquisition of DAP helped to more than offset the spending increases. Weaker performance in certain business units, along with general cost increases not timely covered by pricing actions, resulted in a net cost increase which exceeded the benefit from our modest sales growth. Our general corporate and other expenses increased just over 10 percent, with the investment initiative for e-commerce infrastructure development responsible for the remainder of this cost increase.

        We sold two of our non-core product lines, with annual sales of $65 million, for a net gain during fiscal 2000. Non-recurring expenses offset this net gain during the year.

        Net Interest Expense. Our net interest expense increased $19.0 million in 2000, reflecting primarily the additional indebtedness we incurred to acquire DAP and smaller acquisitions throughout the year, and to repurchase our common shares. These increases were partly offset by interest expense saved from our redemption of convertible debt securities on August 10, 1998, which reduced interest expense by $1.3 million, and from payments on our debt during 2000. Fractionally higher interest rates in 2000 further increased our net interest expense.

        Income Tax Rate. The effective income tax rate in 2000 was 42.9 percent, compared to a rate of 40.8 percent in 1999. The higher 2000 rate is attributable to the restructuring and asset impairment charges and related costs referred to above, totaling $59.8 million, before tax. Excluding those charges and costs, the pro forma tax rate for 2000 would have been 40.3 percent, or just slightly improved from the 1999 rate.

        Net Income. The substantially lower net income in fiscal 2000 compared to fiscal 1999 was again largely attributable to the $59.8 million of our pre-tax restructuring and asset impairment charges and related costs taken and incurred during 2000. Excluding such costs, pro forma 2000 net income would have been $78.6 million, or $0.73 per diluted share, with this pro forma difference attributable to the lower comparable performances in both operating segments, combined with higher corporate expenses and the higher interest costs discussed above.

LIQUIDITY AND CAPITAL RESOURCES

          CASH PROVIDED FROM OPERATIONS

        In the periods presented, we financed our operations primarily through available generated cash. We generated $74.5 million in cash from operations in fiscal 2001, $28.1 million less than during fiscal 2000. The major differences between years occurred within working capitals, particularly accounts receivable and inventory, where there was considerable, although temporary, net consumption of cash in fiscal 2001 tied to the restructuring program and certain information system conversions during the year. For the six months ended November 30, 2001, we generated $94.2 million of cash from operations compared with $45.5 million for the same period in 2000, a 107 percent increase. This improvement was driven by our increase in earnings, with the majority of the balance of the increase reflecting the effectiveness of our strong focus on working capital management and control. The positive change in working capital for the six months ended November 30, 2001, when compared to the same period in the prior year, was $35.3 million.

        We expect to continue to generate strong free cash flow from our operations, which remains our primary source of financing internal growth with limited use of short-term credit.

          INVESTING ACTIVITIES

        We are not capital intensive, and capital expenditures generally do not exceed depreciation and amortization in a given year. We make capital expenditures primarily to accommodate our continued growth through improved production and distribution efficiencies and capacity, and to enhance administration. Capital expenditures in 2001 of $54.1 million compare with depreciation and amortization of $81.5 million. Approximately $10 million of expenditures in 2001 were made to accommodate our restructuring program, which is now completed, and $12 million was expended on information technology, or IT, including the completion of several major IT platform conversions. In the six month period ended November 30, 2001, completion of the restructuring program and enhanced management review and control over the capital investment process allowed for the majority of the realized $16 million reduction in cash outlays for capital when compared to the same period a year ago. We plan to continue this focus going forward.

        Our captive insurance company invests in marketable securities in the ordinary course of conducting its operations, and we expect this activity to continue. The differences between fiscal years are attributable to the timing and performance of its investments.

        During 2001, we sold or divested certain non-core assets, generating total proceeds of $31.7 million.

          FINANCING ACTIVITIES

        On January 22, 1999, we announced the authorization of a share repurchase program, allowing the repurchase of up to 5 million of our common shares over a period of 12 months. On October 8, 1999, we announced the authorized expansion of this repurchase program to a total of 10 million shares. As of November 30, 2001 we had repurchased 8,970,100 of our common shares at an average price of $11.11 per share. We do not anticipate further share repurchases under this program at this time.

        On July 14, 2000, we refinanced our then-existing $300 million and $400 million revolving credit facilities with a $200 million, 364-day revolving credit facility and a $500 million, 5-year revolving credit facility. These new credit facilities have been available to back up our $700 million commercial paper program to the extent they are not drawn upon. As of November 30, 2001 we had drawn $405 million against the 5-year revolving credit facility and had no outstanding commercial paper. Due to our current public debt ratings, access to the commercial paper market is presently limited. During the current fiscal year, we refinanced our $200 million facility with a one-year term loan due July 12, 2002 and, as of November 30, 2001, we had $200 million outstanding under this facility.

        On November 27, 2001, we issued and sold $30 million aggregate principal amount of 7.3 percent Senior Unsecured Notes due 2008, $10 million aggregate principal amount of 6.61 percent Senior Unsecured Notes due 2006, and $15 million aggregate principal amount of 6.12 percent Senior Unsecured Notes due 2004. We used the proceeds of this offering to reduce the outstanding balances under our $500 million revolving credit agreement. Since the beginning of the current fiscal year, our short-term debt increased to $111.3 million, reflecting $105.0 million of the current portion of the term loan described above. We will continue to reduce this debt through internally generated cash flow and intend to refinance the remaining portion. Our debt-to-capital ratio was 57.8 percent at November 30, 2001, compared to 60.1 percent at May 31, 2001.

        The following summarizes our financial obligations and their expected maturities at November 30, 2001, and the effect such obligations are expected to have on our liquidity and cash flow in the periods indicated:

                                                      NOVEMBER 30, 2001
                                           ----------------------------------------
                                                    LESS THAN                AFTER
                                           TOTAL     1 YEAR     1-3 YEARS   3 YEARS
                                           ------   ---------   ---------   -------
                                                       ($ IN MILLIONS)
Other short term borrowings..............  $111.3    $111.3       $  --     $   --
Long-term debt...........................   817.2        --        26.8      790.4
Non-cancelable operating lease
  obligations(1).........................    58.1      13.6        17.1       27.4
                                           ------    ------       -----     ------
                                           $986.6    $124.9       $43.9     $817.8
                                           ======    ======       =====     ======

---------------

(1) We calculate non-cancelable operating lease obligations on an annual basis and consequently no financial information is available at November 30, 2001. Therefore, the amounts shown above are for the fiscal year end May 31, 2001.

        We are currently negotiating with several banks the terms of a securitization transaction for certain of our subsidiaries and the related documentation providing for a wholly-owned special purpose entity, or SPE, to receive investments of up to $125 million. This securitization will be accomplished by having certain of our subsidiaries sell various of their receivable accounts to the SPE and by having the SPE transfer these receivables to a conduit administered by the banks. The proposed securitization transaction will be reflected in our financial statements and thus will not be an off-balance sheet financing. We expect that the proposed transaction will reduce financing costs by replacing up to $125 million of existing borrowings at financing costs lower than current borrowing spreads. The securitization transaction is expected to close in May 2002.

        The effect in the second quarter of fiscal 2002 of the strengthening dollar on our foreign net assets has tended to decrease shareholders' equity, and this trend could continue if the dollar continues to strengthen. The Canadian dollar was the principal currency weakening against the dollar.

        We maintain excellent relations with our banks and other financial institutions to further enable the financing of future growth opportunities.

        OFF-BALANCE SHEET FINANCINGS

        We do not have any off-balance sheet financings. We have no majority-owned subsidiaries that are not included in our financial statements, nor do we have any interests in or relationships with any special purpose entities that are not reflected in our financial statements.

          QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK.

        We are exposed to market risk from changes in interest rates and foreign currency exchange rates because we fund our operations through long-and short-term borrowings and denominate our business transactions in a variety of foreign currencies. A summary of our primary market risk exposures is presented below.

        Interest Rate Risk. Our primary interest rate risk exposure results from floating rate debt including various revolving credit and other lines of credit. At November 30, 2001, approximately 77 percent of our total long-term debt consisted of floating rate debt. If interest rates were to increase 100 basis points (1 percent) from November 30, 2001 rates, and assuming no changes in long-term debt from the November 30, 2001 levels, the additional annual expense would be approximately $7.14 million on a pre-tax basis. We currently do not hedge our exposure to this floating rate interest rate risk.

        Foreign Currency Risk. Our foreign sales and results of operations are subject to the impact of foreign currency fluctuations. As most of our foreign operations are in countries with fairly stable currencies, such as the United Kingdom, Belgium and Canada, this effect has not been material. In addition, foreign debt is denominated in the respective foreign currency, thereby eliminating any related translation impact on earnings. If the dollar continues to strengthen, our foreign results of operations will be negatively impacted, but our management does not expect that the effect will be material. A 10 percent adverse change in foreign currency exchange rates would not have resulted in a material impact on our net income for the year ended May 31, 2001 or the six months ended November 30, 2001. We do not currently hedge against the risk of exchange rate fluctuations.

                               INDUSTRY OVERVIEW

PAINTS, COATINGS, ADHESIVES & SEALANTS INDUSTRY OVERVIEW

        The global market for paints, coatings, adhesives and sealants was estimated at approximately $88 billion in 2000, according to a compilation of studies prepared by the Freedonia Group and The Adhesive and Sealant Council, Inc. The paints and coatings industry encompasses a multitude of products, which protect and decorate consumer and industrial products, as well as residential and commercial structures. Adhesives and sealants bond, strengthen, protect, seal and improve a wide variety of consumer, commercial, and industrial products. Both industrial and retail consumers value the enhanced product appeal as well as the performance and protective qualities provided by this wide range of products.

        The size of the U.S. paints and coatings market was estimated at $16.6 billion in 2000, according to a study prepared by the National Paint & Coatings Association, and is commonly broken into three categories: architectural paints for industrial, commercial and residential purposes; OEM industrial finishes; and special purpose coatings for marine, automobile, road, corrosion inhibiting, residential and other applications. The size of the U.S. adhesives and sealants market was estimated at approximately $8.0 billion in 2000, according to a study prepared by The Adhesive and Sealant Council, Inc., with adhesives representing approximately 85 percent of the market and sealants representing the remaining 15 percent. End uses include packaging, industrial assembly, wood and related, on-site construction, transportation, consumer, electrical/electronic and other applications.

        The market for paints, coatings, adhesives and sealants is fragmented with the top ten producers accounting for approximately one-third of the global market. In addition to us, leading suppliers such as Akzo Nobel, Benjamin Moore, DuPont, ICI, PPG, Rohm and Haas, Sherwin-Williams and Valspar tend to focus on coatings while companies such as 3M, Avery Dennison, Dow Chemical, General Electric (Sealants & Adhesives), Henkel, H.B. Fuller, ICI and TotalFina (Bostik-Findley) focus on adhesives and sealants. Like us, most of these suppliers have a portfolio of products that span across the various markets.

        The paints, coatings, adhesives and sealants industry has experienced significant consolidation over the past several decades, driven by manufacturers' interest in developing greater economies of scale and more efficient distribution activities. However, the market remains fragmented, which creates further consolidation opportunities. Barriers to market entry are relatively high due to the lengthy interval between product development and market acceptance, the importance of brand identity, and the difficulty in establishing a reputation as a reliable supplier in this well-established sector.

        Consumer Home Improvement. Within our Consumer Division operations, we generally serve the home improvement market with products designed for niche architectural, rust-preventative, special purpose, caulking and sealing applications. These market segments are generally characterized by higher growth and less cyclicality due to the attractive demographic trends in the home improvement channel and the typically maintenance-oriented nature of the consumer purchases. Leading manufacturers of home improvement-related coatings, adhesives and sealants market their products to DIY users, professional contractors, industrial contractors, and industrial end-users through a wide range of distribution channels including home improvement centers, mass merchandisers, hardware stores, paint stores and industrial distributors. In addition to us, leading companies in these markets include General Electric (Sealants & Adhesives), ICI, Masco, Sherwin-Williams, Sovereign Specialty Chemicals and Valspar.

        Special Purpose -- Industrial Maintenance Protective Coatings. Our management believes that the North American protective coatings market in which we compete is valued at approximately $1.6 billion, based on a study published by SRI International. Anti-corrosion protective coatings are required to withstand the destructive elements of nature and other operating processes under harsh environments and conditions. Some of the larger consumers of high-performance protective and corrosion control coatings are the oil and gas, pulp and paper, petrochemical, shipbuilding and public utility industries. In the public sector, corrosion control coatings are used on structures such as bridges and in water and waste water treatment plants. Protective coatings consist mainly of epoxies, urethanes and acrylics although other chemicals, including combinations of these, are often used. Although the market is fragmented, in addition to us, leading suppliers include Ameron, PPG, Sherwin-Williams, Tnemec and TotalFina (Sigma Kalon).

ROOFING SYSTEMS INDUSTRY OVERVIEW

        The entire U.S. roofing industry was estimated at approximately $10 billion in 2000, according to the Freedonia Group, and is commonly broken down into eight roofing products and material categories: (i) asphalt shingles; (ii) metal roofing; (iii) single-ply roofing, including elastomeric (EPDM) and plastic (thermoplastic polyolefin) systems and membranes; (iv) built-up roofing;
(v) modified bitumen roofing; (vi) roofing tile; (vii) wood shingles and shakes; and (viii) roll roofing. Reroofing applications account for three-quarters of U.S. demand, with the remaining quarter made up by the new roofing segment. The largest roofing manufacturers and suppliers include Carlisle (Syntec), CertainTeed, Firestone Building Products, GAF, Johns Manville and Owens Corning. These manufacturers focus primarily on residential roofing as well as single-ply systems for low-end commercial and institutional applications, competing mainly on price and minimally on service. We compete primarily in the higher-end, multi-ply and modified bitumen segments of the built-up and low-slope roofing industry. This niche within the larger market tends to exhibit less commodity-market characteristics with customers valuing the greater protection and longer life provided by these roofing systems as well as ongoing maintenance, inspection and technical services. Typical customers demanding higher-performance roofing systems include governmental facilities, universities, hospitals and certain other manufacturing facilities. In addition to us, companies that operate in this higher value-added segment of the roofing market include Centimark, Garland and Hickman, although some of the larger industry participants compete selectively.

CONSTRUCTION CHEMICALS INDUSTRY OVERVIEW

        We are a significant manufacturer and supplier of construction chemicals consisting of (i) polymer flooring systems and (ii) sealants, concrete and masonry products for use in a variety of industrial infrastructure and construction applications.

        Flooring Systems. Our management believes, based on market information published by the Freedonia Group, that the polymer flooring market in which we compete is valued at approximately $600 million in the United States. Polymer flooring systems are used in industrial, commercial and, to a lesser extent, residential applications to provide a smooth, seamless surface that is impervious to penetration by water and other products. Polymer flooring systems are based primarily on epoxy resins, although urethane products have experienced significant growth in recent years. Most flooring is applied during new construction, but there is also a significant repair and renovation market. Key performance attributes in polymer flooring systems that distinguish competitors include static control, chemical resistance, contamination control, durability and aesthetics. Although the market is fragmented, in addition to us, leading suppliers including Degussa (SKW/Master Builders Technologies), Crossfield Products (Dex-O-Tex), Dur-A-Flex, Garland, Sherwin-Williams and Valspar have typically differentiated themselves by consistently providing high quality, comprehensive systems and solutions for their customers.

        Sealants, Concrete and Masonry Products. We believe that the sectors of the construction chemicals market in which we compete, including a range of sealants, concrete and masonry additives and grouts and mortars, is valued at approximately $1.8 billion in the U.S., based on our analysis of data provided by the Freedonia Group and the U.S. General Services Administration. Sealants for construction applications include urethane and silicone-based products designed for sealing windows and commercial buildings, waterproofing, fireproofing and concrete sealing, among others. In the concrete and masonry additives market, a variety of chemicals can be added to cement, concrete, asphalt and other masonry to improve the processability, performance, or appearance of these products. Chemical cement admixtures are typically grouped according to functional characteristics, such as water-reducers, set-controllers, superplasticizers and air-entraining agents. Key attributes that differentiate competitors in these markets include quality assurance, on-the-job consultation and the provision of value-added engineered products. In addition to us, leading suppliers of sealants, concrete and masonry products include Degussa (SKW/ Master Builders Technologies/Sonneborn), Dow-Corning, General Electric (Sealants & Adhesives), Sika Finanz and W.R. Grace.

                                    BUSINESS

SUMMARY

        RPM, Inc. is a worldwide leader in high quality specialty paints, protective coatings and systems, sealants and adhesives focused on the maintenance and improvement needs of both the industrial and consumer markets. Our success is due to our balanced portfolio of businesses, as well as our strong management team and entrepreneurial culture, which provides our business units the flexibility necessary to achieve leadership positions in high margin, specialty niche markets. We also attribute our success to our position as a well-recognized industry consolidator, as demonstrated by our completion of 52 acquisitions since 1991. Our strategy is to build upon our history of strong financial performance and operational success through: organic growth via new product introductions and market expansion; additional acquisitions of entrepreneurial, synergistic and strategic businesses and product lines; and ongoing margin improvement initiatives.

        Our family of products includes many well-known brand names such as Carboline, DAP, Day-Glo, Flecto, Rust-Oleum, Stonhard, Tremco and Zinsser. Our portfolio of businesses is organized into two segments, industrial and consumer. Our Industrial Division constitutes approximately 55 percent of sales and includes maintenance and protection products for roofing and waterproofing systems, flooring, corrosion control and other specialty applications sold. Our Consumer Division constitutes approximately 45 percent of sales and includes rust-preventative, special purpose and decorative paints, caulks, sealants, primers and other branded consumer products. We sell our products in approximately 130 countries with approximately 30 percent of sales generated in international markets. For the twelve month period ending November 30, 2001, we generated $1.97 billion in sales.

OUR BUSINESS STRATEGY

        From 1947 to 2001, we recorded 54 consecutive years of sales growth with earnings growth in 52 of those years interrupted only by our strategic restructuring initiated in fiscal 2000 to reduce costs across our operations. Our business objective continues to be to profitably grow our businesses within new and existing domestic and foreign markets where we can achieve and maintain significant market leadership with our high quality products. As a result, our internal growth and acquisition strategies have consistently focused on specialty, niche markets where we can acquire or enhance a leading market position. We pursue this goal with an entrepreneurial strategy and structure that allows us to tailor our products and services and respond quickly to customer and market needs. We believe that localized customer and market focused sales, marketing and product development efforts combined with the financial, administrative and operational strengths and synergies of a large global corporation are the best way to deliver value to our customers and shareholders. Key elements of our strategy include the following:

- FOCUS ON DRIVING BASE BUSINESS GROWTH. We manage our operations for growth on a decentralized basis to provide our operating units the flexibility to perform in an entrepreneurial environment, build specific brand identity and provide focused service capabilities in order to respond quickly in the markets they serve.

        The primary drivers of our internal growth include:

          Industrial:

             - introducing value-added, cost-effective problem-solving
               capabilities, such as our development of specialized tank lining systems for our customers in the soft drink and food processing industries;

             - cross-selling our product offerings, including our relationships with customers in the pulp and paper sector and oil services industries who have benefited from our ability to provide a collection of Plasite and Carboline industrial coatings and corrosion control products and Fibergrate floor systems;

             - expanding geographically, such as Carboline's strategic
               initiatives in a range of markets globally including Europe, the Middle East and Asia;

             - creating new markets for existing products, such as Fibergrate's collaboration with our Dryvit subsidiary that developed an architecturally acceptable protective screen for cell phone towers that offers significantly less interference with transmissions compared to traditional steel grating; and

             - extending our product lines, such as Stonhard's introduction of a lower cost epoxy terrazzo commercial flooring alternative to our high-end industrial based polymer floor systems.

          Consumer:

             - aligning our operating units with the fastest growing customers and distribution channels, such as Rust-Oleum, Zinsser and DAP in the primary home improvement distribution channels;

             - expanding through select product line extensions, such as
               Zinsser's introduction of a new line of decorative paint products and Rust-Oleum's introduction of the American Accents and Painter's Touch lines;

             - growing market share by leveraging the strength of our
               distribution channels, as exemplified by Rust-Oleum's integration of Flecto and the growth in demand for the Papertiger wall covering tool which has benefitted from the strong market presence of Zinsser's speciality paint primer and wallpaper products; and

             - introducing new products, such as DAP's Kwik Seal Plus with
               Microban, Drydex spackle and SideWinder product lines.

- WELL-RECOGNIZED INDUSTRY CONSOLIDATOR. We are a leading industry consolidator and operate as a holding company for the businesses we acquire. We typically retain the management teams of the companies we acquire and endeavour to maintain management's operational independence at the subsidiary level. Our acquisitions fit into one of three categories:

          - entrepreneurial companies with leading positions in niche markets, such as Day-Glo (fluorescent pigments) and TCI (powder coatings);

          - synergistic businesses or product lines that can be integrated into existing operations, such as Rust-Oleum's integration of Flecto (wood finishes) and Epoxi-Tech (breathable, water-based coatings for basements, garages and driveways); and

          - strategic acquisitions to complement our existing operations, such as Rust-Oleum (rust-preventative and decorative coatings), Stonhard (flooring systems), Tremco (roofing applications) and DAP (caulks and sealants).

    We have made 52 acquisitions since 1991. We are committed to preserving the operational independence of most of our acquired businesses, yet have consistently demonstrated our ability, when appropriate, to integrate businesses to improve the operating results of the acquired companies. We consider synergistic opportunities in manufacturing, marketing, product research and materials purchasing when evaluating integration possibilities.

-ENHANCE PROFITABILITY VIA OPERATIONAL IMPROVEMENTS. We pursue initiatives to enhance profitability by lowering our operating costs through focused corporate leadership and operating company support. In August 1999, we launched a comprehensive restructuring program aimed at permanently reducing our fixed costs by more than $23 million. The major features of the restructuring program included: (i) the closure of 17 facilities to eliminate redundancies in manufacturing, administration and distribution; (ii) a reduction of approximately 10 percent of our work force; and (iii) the consolidation of certain consumer product line distribution and warehousing activities to reduce costs and improve working capital efficiencies. The restructuring, combined with additional workforce reductions in response to slower economic conditions, is believed to be generating savings in excess of management's initial objectives. We also regularly review and evaluate our portfolio of businesses based on various strategic, operational and financial performance criteria. In March 2001, for example, we divested the commercial Durabond

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 unit of DAP, which did not fit our long-term strategy for our business. All of these actions are an integral part of our efforts to leverage earnings growth.

      The combination of our internal growth and acquisitions over the years has enabled us to take advantage of enhanced purchasing power for raw materials and packaging, such as titanium dioxide, epoxy resins, aerosol propellants, solvents and cans and pails. We have also extended this purchasing leverage into areas such as insurance and employee benefits. The resulting reduction in costs strengthen our ongoing operations and benefit the companies we acquire.

OUR COMPETITIVE STRENGTHS

- GLOBAL LEADER IN MARKETS SERVED. We maintain the number one or two market position in many of the markets we serve. We believe that customers of our Industrial Division value our high quality products, which are frequently requested or specified for a variety of commercial and industrial projects, as well as our ability to supply multiple products and customized solutions. In our Consumer Division, we have developed and maintained our market leadership positions by building upon our well-recognized brand name products and sales, marketing and service organizations that strive to ensure that our product lines and new product development efforts are aligned with our customer needs. An important element of our long-term success is our ability to capitalize on the strength of our leading brands to achieve premium pricing. We also seek to align ourselves with the most attractive distribution channels to maintain accelerated levels of growth.

        Management estimates, based on various third party sources, including trade association publications, databases, consulting reports and industry studies, and internally generated analyses and reports, that we have leadership positions in the following brands and markets:

  Industrial Division

          - Tremco: No. 1 in the North American high-end institutional roofing market, based on market share, highlighted by range of Republic Powdered Metals, Geoflex and Hy-Shield branded products, as well as the No. 2 position in the North American sealants market, based on market share, highlighted by range of Tremco, Vulkem and DYmeric branded products

          - Stonhard: No. 1 global supplier of industrial, high-performance polymer flooring systems, based on market share

          - Carboline: No. 1 U.S. supplier of and a global leader in industrial, high-performance corrosion control coatings, based on market share

          - Day-Glo: No. 1 globally in the market for fluorescent pigments and colorants, based on market share

          - Dryvit: No. 1 North American supplier of exterior insulation finishing systems, based on market share

  Consumer Division

          - Rust-Oleum: No. 1 brand recognition and market share position in the U.S. and Canada in the rust-preventative, decorative, specialty and professional segments of the small project paint category

          - DAP: No. 1 brand recognition and market share position in North America for home improvement latex caulks and sealants and patch repair products

          - Flecto: No. 2 position in the Canadian wood finishes market, based on market share, complemented by strong brand positioning in the United States market

          - Zinsser: A leader in brand recognition and market share position in the United States market for specialty primers and sealers and wallcovering sundries

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

- BALANCED PORTFOLIO OF LEADING BRAND NAMES. Our balanced product portfolio contains some of the most well-recognized brands in the industrial and consumer markets in which we compete. We believe that many of our brands are recognized in the markets as leaders in quality and reliability providing us with important competitive advantages with respect to introducing new products, maintaining or gaining market share and developing a stable customer base. We also believe our balanced portfolio of businesses, with their focus on maintenance, repair and improvement applications, enables us to better weather economic cycles because our exposure is spread across a wide range of industries, sales channels and end-users. In addition, our internal growth is enhanced by the mutually beneficial customer relationships we have developed with home centers, mass merchandisers and co-ops who value our brands and proprietary MarketScope category management initiatives.

- VALUE-ADDED CUSTOMER-ORIENTED SOLUTIONS. Our operating companies have developed specialized sales, marketing and service organizations that maintain close relationships with our customers to provide unique solutions to their needs. We have not only worked to build a reputation for customer responsiveness, but have also promoted product and brand development. Examples of these solutions include:

         In the Industrial Division, we have developed, in conjunction with our customers, proprietary customized solutions designed to reduce various manufacturing inefficiencies and quality control problems such as:

          - Stonhard has developed and installed proprietary electrostatic dissipating flooring systems for a leading worldwide microelectronics manufacturer as well as for circuit board assembly companies and auto manufacturers which have reduced premature end use product failures frequently caused by excessive static electricity during the manufacturing or assembly process; and

          - Carboline and Plasite have worked with a leading soft drink manufacturer, as well as other food and beverage manufacturers, to develop railcar tank linings to protect food and beverage ingredients during transport. Carbon steel tanks protected by Carboline and Plasite coatings provide these companies with a quality, low-cost alternative to stainless steel railcar tanks.

         In the Consumer Division, we have expanded our market share by focusing on providing creative solutions to meet the needs of both our retail and end-user customers. Some examples of these solutions include:

          - DAP has simplified the use of certain DIY products by creating consumer-friendly solutions for less experienced end-users. For instance, DAP developed Drydex, a spackle with a color indicator feature that changes from pink to white as it dries, indicating when it is ready for sanding. DAP has also developed a packaging and dispensing system that provides for the easy delivery of caulk; and

          - Rust-Oleum has been a pioneer in the home improvement market with its MarketScope category management concept. MarketScope optimizes a retailer's sales potential, shelf space and product offerings by tailoring customer displays to match regional or local consumer buying patterns. This program has accelerated sales in the small project paint category for our customers, including the major home centers. We believe the value afforded to home centers and mass retailers by our marketing programs, including MarketScope, is evidenced by numerous Vendor of the Year titles awarded to our franchises.

- STRONG MANAGEMENT TEAM AND ENTREPRENEURIAL SPIRIT. Since our founding in 1947, we have operated under a basic business philosophy -- "hire the best people you can find, create an atmosphere that will keep them, and then let them do their jobs." We have sustained a culture that balances an entrepreneurial spirit with disciplined corporate oversight. Our decentralized structure and incentive-based compensation philosophy have contributed to our growth for the past 50 years. Over the past 10 years, we have completed 52 acquisitions, the most notable of which include Stonhard (1993),

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Rust-Oleum Corp. (1994), Tremco Incorporated (1997) and DAP (1999). We believe that we have strong and proven leadership both at the corporate and operating segment levels.

          - Our business strategy has been developed and led by Thomas C. Sullivan, Chairman and CEO, James A. Karman, Vice Chairman, and Frank C. Sullivan, President and COO, who collectively have 96 years of service. Messrs. Sullivan and Karman have built a team of experienced corporate managers who have been integral to executing our strategy. Each of these managers, whose average tenure with our company is nine years and whose average age is 44, has also been actively involved with the challenges associated with our recent restructuring and cost-containment initiatives. Thomas Sullivan and James Karman are retiring as executive officers at the end of calendar 2002. Thomas Sullivan will remain active in our business as a non-executive Chairman of the Board and James Karman will remain as a Director.

          - Our corporate management team is complemented by a group of operating company presidents and product line managers that have broad-based industry experience. Most of our operating company managers have come to us through significant acquisitions and were either founders or second generation family members of the founders of these acquired businesses. Importantly, our operating management teams have been, and continue to be, integral to our customer relationships, product development and long-term sales growth objectives.

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ACQUISITION HISTORY

        Since 1966, we have made over 90 acquisitions, including 52 acquisitions from 1991 to the present. Our acquisition criteria include strong brand awareness and reputation with customers and end-market users, differentiated products, solid profitability and above-average growth prospects. We seek to attract and retain management teams committed to our culture and operating philosophy. A selection of acquisitions illustrative of our three pronged strategy is listed below:

DATE OF ACQUISITION            ACQUIRED COMPANY           BUSINESS       DIVISION
-------------------       --------------------------  -----------------  --------
ACQUISITIONS OF ENTREPRENEURIAL COMPANIES
October 1991              Day-Glo Color Corp.         Fluorescent        Industrial
                                                      pigments
June 1993                 Dynatron/Bondo Corp.        Automotive         Consumer
                                                      fillers
September 1995            Dryvit Systems, Inc.        Exterior           Industrial
                                                      insulation and
                                                      finishing systems
January 1996              TCI, Inc.                   Powder coatings    Industrial
June 1996                 Fibergrate, Inc.            Fiberglass         Industrial
                                                      reinforced
                                                      plastic gratings
February 1999             The Euclid Chemical Co.     Admixtures and     Industrial
                                                      concrete
SYNERGISTIC ACQUISITIONS
December 1997             Papertiger                  Wall covering      Consumer
                                                      removal
December 1997             Zehrung Corporation         Primers and        Consumer
                                                      mildewcides
March 1998                The Flecto Company          Wood finishing     Consumer
July 1998                 Nullifire Ltd./Amtred Ltd.  Intumescent        Industrial
                                                      fireproofing
February 2000             Guardian Products, Inc.     Flooring           Industrial
March 2000                Epoxi-Tech, Inc.            Water-based epoxy  Consumer
                                                      coatings
STRATEGIC ACQUISITIONS
June 1991                 Rust-Oleum/France S.A.      Paints             Consumer
October 1993              Stonhard, Inc.              Polymer flooring   Industrial
June 1994                 Rust-Oleum Corporation      Paints             Consumer
February 1997             Tremco Incorporated         Roofing            Industrial
August 1999               DAP Products, Inc.          Caulks and         Consumer
                                                      sealants

        We continually evaluate our portfolio and divest businesses that exhibit commodity-type characteristics or that no longer meet our long-term growth objectives, such as DAP's commercial Durabond business (March 2001), Alox Corporation (March 2000) and Design/Craft Fabric Corporation (September 1999). We have also divested portions of businesses that we acquired that did not fit our acquisition criteria including the Swiggle (June 1997) and Autoglass Adhesives (July 1997) businesses, which were a part of the Tremco acquisition (February 1997).

PRODUCTS AND MARKETS

  Industrial Division

        The Industrial Division has operations primarily in North America and Europe as well as a presence in regions of South America, Asia, South Africa, Australia and the Middle East. Our industrial businesses, which account for the majority of our international sales, sell directly to contractors, distributors and end-users, such as industrial manufacturing facilities, educational and governmental institutions and commercial establishments. Our Industrial Division generated approximately $1.07 billion in sales for the twelve month period ended November 30, 2001 and is comprised of the following major product lines:

          - institutional roofing systems and sealants used in building protection, maintenance and weatherproofing applications marketed under our well-established Tremco, Republic, Vulkem and DYmeric brand names;

          - high-performance polymer flooring systems for industrial, institutional and commercial facility floor surfaces marketed under the Stonhard brand name. We also manufacture and supply molded and pultruded fiberglass reinforced plastic gratings used for industrial platforms, staircases and walkways marketed under the Fibergrate brand name;

          - high-performance, heavy-duty corrosion control coatings and a supplier of structural and fireproofing protection products and secondary containment linings for a wide variety of industrial infrastructure applications marketed under the Carboline and Plasite brand names;

          - exterior insulating finishing systems, including textured finish coats, sealers and variegated aggregate finishes marketed under the Dryvit brand name; and

          - a variety of products for specialized applications, including powder coatings for exterior and interior applications marketed under the TCI brand name, fluorescent colorants and pigments marketed under the Day-Glo brand name, concrete and masonry additives marketed under the Euco brand name, commercial carpet cleaning solutions marketed under the Chemspec brand name, wood and lumber treatments marketed under the Kop-Coat brand name and pleasure marine coatings marketed under the Pettit, Woolsey and Z-Spar brand names.

  Consumer Division

        The Consumer Division manufactures and markets professional and DIY products for home maintenance and improvement, auto repair and maintenance and hobby and leisure applications. The Consumer Division's major manufacturing and distribution operations are located in North America. We market our products through a wide range of distribution channels including home improvement centers, mass merchandisers, hardware stores, paint stores and distributors. Our Consumer Division generated approximately $0.9 billion in sales in the twelve month period ended November 30, 2001 and is comprised of the following major product lines:

          - small project rust-preventative, decorative and assorted specialty paints and coatings for the DIY and professional markets through our wide assortment of Rust-Oleum products. Leading brands within the Rust-Oleum portfolio include Stops-Rust, American Accents, Painter's Touch, Tremclad, Hard Hat, Flecto and Varathane;

          - a complete line of caulks and sealants, patch and repair products and adhesives for the home improvement, repair and construction markets through our wide assortment of DAP products. Leading brands within the DAP portfolio include Alex Plus, Kwik Seal, Weldwood, '33' Glazing and Plastic Wood;

          - a broad line of specialty primers and sealers marketed under the Zinsser, B-I-N, Bulls Eye 1-2-3 and Cover-Stain brand names, as well as wallcovering removal and preparation coatings under the principal brands of DIF, Papertiger and Shieldz; and

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

          - an assortment of other products, including autobody paints and repair products marketed under the Bondo brand name, hobby paints and cements marketed under the Testors brand name, wood furniture finishes and touch-up products marketed under the CCI and Mohawk brand names, deck and fence restoration products marketed under the Wolman brand name and shellac-based chemicals for industrial uses, edible glazes and food coatings by Mantrose-Haeuser.

MANUFACTURING/OPERATIONS

        In terms of manufacturing, our philosophy is to operate plants in targeted geographic locations, near high-customer-concentration zones. Our plants are configured in a capacity range that permits them to operate on normal 12-month schedules, adding additional shifts to production with temporary employees during peak maintenance seasons.

FOREIGN OPERATIONS

        Our foreign manufacturing operations for the fiscal year ended May 31, 2001 accounted for approximately 20 percent of our total sales (which does not include exports directly from the United States), although we also receive license fees and royalty income from numerous license agreements and also have joint ventures accounted for under the equity method in various foreign countries. We have manufacturing facilities in Argentina, Belgium, Brazil, Canada, China, Colombia, Germany, Italy, Malaysia, Mexico, New Zealand, The Netherlands, Poland, South Africa, the United Arab Emirates and the United Kingdom, and sales offices or public warehouse facilities in Australia, Canada, Finland, France, Germany, Hong Kong, Iberia, Mexico, the Philippines, Singapore, Sweden, the United Kingdom and several other countries.

COMPETITION

        We are engaged in a highly competitive industry and, with respect to all of our major products, face competition from local and national firms. The industry is highly fragmented, and we do not face competition from any one company in particular. However, several of the companies with which we compete have greater financial resources and sales organizations than us. While third-party figures are not necessarily available with respect to the size of or our position in the market for each of our products, we believe based on our internal reports that we are a major producer of roofing systems, aluminum coatings, cement-based paint, hobby paints, pleasure marine coatings, furniture finishing repair products, automotive repair products, industrial corrosion control products, consumer rust-preventative coatings, polymer flooring, fluorescent coatings and pigments, exterior insulation finish systems, molded and pultruded fiberglass reinforced plastic grating and shellac-based coatings. However, we do not believe that we have a significant share of the total protective coatings market. For further information on competition, see "Industry Overview."

RAW MATERIALS

        We do not have any single source suppliers of raw materials that are material to our business, and we believe that alternate sources of supply of raw materials are available to us for most of our raw materials. Where shortages of raw materials have occurred, we have been able to reformulate products to use more readily available raw materials. Although we have been able to reformulate products to use more readily available raw materials in the past, we cannot guarantee that we will have the ability to do so in the future.

SEASONAL FACTORS

        Our business is dependent on external weather factors. We historically experience strong sales and net income in our first, second and fourth fiscal quarters comprised of the three month periods ending

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

August 31, November 30 and May 31, respectively, with weaker performance in our third fiscal quarter (December through February).

RESEARCH AND DEVELOPMENT

        Our research and development work is performed in various laboratory locations throughout the United States. During fiscal years 2001, 2000 and 1999, we invested approximately $21.8 million, $22.3 million and $18.0 million, respectively, on research and development activities. The customer-sponsored portion of these expenditures was not significant. An integral element of the success of our research and development efforts stems from the strength of our field technical services, whose consistent feedback to research and development helps to foster more timely laboratory response toward product improvements and enhancements, as well as the development of new products.

ENVIRONMENTAL MATTERS

        We are subject to numerous foreign, federal, state and local environmental protection and health and safety laws and regulations governing, among other things:

          - the sale, export, generation, storage, handling, use and transportation of hazardous materials;

          - the emission and discharge of hazardous materials into the soil, water and air; and

          - the health and safety of our employees.

        We are also required to obtain permits from governmental authorities for certain operations. We cannot assure you that we have been or will be at all times in complete compliance with such laws, regulations and permits. If we violate or fail to comply with these laws, regulations or permits, we could be fined or otherwise sanctioned by regulators.

        Certain environmental laws assess liability on current or previous owners or operators of real property for the cost of removal or remediation of hazardous substances. Persons who arrange for the disposal or treatment of hazardous substances also may be responsible for the cost of removal or remediation of these substances, even if such persons never owned or operated any disposal or treatment facility. Certain of our subsidiaries are involved in various environmental claims, proceedings and/or remedial activities relating to facilities currently or previously owned, operated or used by these subsidiaries, or their predecessors. In addition, we or our subsidiaries, together with other parties, have been designated as potentially responsible parties, or PRPs, under federal and state environmental laws for the remediation of hazardous waste at certain disposal sites. In addition to clean-up actions brought by federal, state and local agencies, plaintiffs could raise personal injury, natural resource damage or other private claims due to the presence of hazardous substances on a property. Environmental laws often impose liability even if the owner or operator did not know of, or was not responsible for, the release of hazardous substances.

        We have in the past, and will in the future, incur costs to comply with environmental laws. Environmental laws and regulations are complex, change frequently and have tended to become stringent over time. In addition, costs may vary depending on the particular facts and development of new information. As a result, our operating expenses and continuing capital expenditures may increase. More stringent standards may also limit our operating flexibility. In addition, to the extent hazardous materials exist on or under real property, the value and future use of that real property may be adversely affected. Because our competitors will have similar restrictions, we believe that compliance with more stringent environmental laws and regulations is not likely to affect our competitive position. However, a significant increase in these costs could adversely affect our business, results of operations, financial condition or cash flows.

        Our environmental-related accruals are established and/or adjusted as information becomes available upon which more accurate costs can be reasonably estimated. Actual costs may vary from these estimates because of the inherent uncertainties involved, including the identification of new sites and the development of new information about contamination. Certain sites are still being investigated and therefore we have been unable to fully evaluate the ultimate cost for those sites. As a result, reserves have not been taken for some of these sites and for other sites costs may exceed existing reserves. We have received indemnities for potential environmental issues from purchasers of certain of our properties and businesses and from sellers of properties or businesses we have acquired. We have also purchased insurance to cover potential environmental liabilities at certain sites. If the indemnifying or insuring party fails to, or becomes unable to, fulfill its obligations under those agreements or policies, we may incur additional environmental costs in addition to any amounts reserved which may have a material adverse effect on our financial condition, results of operations or cash flows. For additional information about our environmental reserves, see note H -- Contingencies and Loss Reserves to our consolidated financial statements.

EMPLOYEES

        As of November 30, 2001, we employed 7,637 persons, of whom 596 were represented by unions under contracts which expire at varying times in the future. We believe that our relations with our employees are good.

PROPERTIES

        Our corporate headquarters and a plant and offices for one subsidiary are located on a 119-acre site in Medina, Ohio, which is owned by us. As of November 30, 2001, our operations occupied a total of approximately 6.7 million square feet, with the majority, approximately 5.5 million square feet, devoted to manufacturing, assembly and storage. Of the approximately 6.7 million square feet occupied, 5.2 million square feet are owned and 1.5 million square feet are under operating leases. In addition, approximately 0.3 million owned square feet is associated with property intended to be sold or sublet in conjunction with our restructuring program.

        Set forth below is a description, as of November 30, 2001, of our principal manufacturing facilities which we believe are material to our operations:

                                                                   APPROXIMATE
                                                                   SQUARE FEET
                                                     BUSINESS/         OF        LEASED OR
         LOCATION            TYPE OF FACILITY         SEGMENT      FLOOR SPACE     OWNED
         --------            ----------------        ---------     -----------   ---------
  Pleasant Prairie,       Manufacturing and       Rust-Oleum         240,000       Owned
    Wisconsin             Warehouse               (Consumer)
  Toronto, Ontario,       Manufacturing and       Tremco             207,000       Owned
    Canada                Office                  (Industrial)
  Cleveland, Ohio         Manufacturing and       Euclid Chemical    167,500       Owned
                          Warehouse               (Industrial)
  Cleveland, Ohio         Manufacturing and       Day-Glo            147,000       Owned
                          Warehouse               (Industrial)
  Tipp City, Ohio         Manufacturing and       DAP                140,000       Owned
                          Warehouse               (Consumer)
  Cleveland, Ohio         Manufacturing and       Mameco             135,300       Owned
                          Warehouse               (Industrial)
  Somerset, New Jersey    Manufacturing and       Zinsser             92,400       Owned
                          Warehouse               (Consumer)

        We lease certain of our properties under long-term leases. Some of the leases provide for increased rent based on an increase in the cost-of-living index. Under all of our leases, we are obligated to pay certain varying insurance costs, utilities, real property taxes and other costs and expenses.

LEGAL PROCEEDINGS

  EIFS Litigation

        One of our subsidiaries, Dryvit Systems, Inc., is a manufacturer of coatings for exterior insulating finishing systems, or EIFS. As of November 30, 2001, Dryvit was a defendant or co-defendant in approximately 750 single family residential EIFS cases. The plaintiffs in these cases allege that EIFS products manufactured by Dryvit and other defendants were defective. The vast majority of Drivit's EIFS lawsuits and most of the allegations involve claims of water intrusion into structures and related property damages, although a number of claims also stem from alleged personal injuries from exposure to mold. Dryvit is a defendant in attempted class actions filed in Alabama, Illinois, North Carolina and Tennessee. Dryvit has previously settled a class action in North Carolina. Certain of Dryvit's insurers have paid or are currently paying a portion of Dryvit's defense costs in the class actions, and individual commercial building and homeowner lawsuits. In addition, these insurance carriers have regularly funded settlement of the individual homeowner and commercial building cases when appropriate. Two of Dryvit's primary insurance carriers have reported that they have exhausted their policy limits through the payment of settlements. In addition, Dryvit has settled with and released two of its other primary insurers. As a result, Dryvit has sought participation in the EIFS litigation from First Colonial Insurance Company, our wholly-owned captive insurance company, and certain umbrella insurance companies. Dryvit, First Colonial and two of Dryvit's umbrella carriers have entered into two defense cost sharing agreements to cover both the individual and class action cases; these agreements have been subject to periodic renegotiation. Under these cost-sharing agreements, our insurers have covered a substantial portion of the EIFS indemnity and defense costs. Based on Dryvit's existing insurance arrangements, we believe that the EIFS litigation will not have a material adverse effect on our consolidated financial position or results of operations.

  Asbestos Litigation

        As we have disclosed regularly in our periodic reports for nearly 20 years, we and certain of our wholly-owned subsidiaries are defendants or co-defendants in asbestos-related bodily injury lawsuits filed on behalf of various individuals in various jurisdictions. We have actively defended these lawsuits which generally seek damages for asbestos-related diseases based on alleged exposures to asbestos-containing products which we previously manufactured. In many cases, the plaintiffs are unable to demonstrate that any injuries that they incurred, in fact resulted from exposure to any of our products, and we are generally dismissed from those cases. With respect to those cases where compensable disease, exposure and causation are established, we generally settle for various amounts based on the seriousness of the case, the particular jurisdiction and the number and solvency of co-defendants in a given case.

        As of February 28, 2002, we had a total of 1,865 active asbestos cases compared to 919 as of February 28, 2001. During the quarter ended February 28, 2002, we secured dismissals and/or settlements of 71 claims for $396,000, net of insurer payments and excluding defense costs, compared to 13 dismissals and/or settlements for $164,193 for the quarter ended February 28, 2001. The increase in the number of claims filed and the cost of resolving such claims is due, in part, to the bankruptcy filings of various other asbestos litigation defendants.

        We continue to vigorously defend all asbestos-related lawsuits. Under cost-sharing arrangements with our insurers, our insurers have covered substantially all of the indemnity and defense costs and we have paid the balance. We cannot, however, assure you that the aggregate limits of such insurance will be adequate to cover the costs of future asbestos claims.

        We do not believe that our current asbestos suits will have a material adverse effect on our business or operations. However, the potential cost of liabilities associated with asbestos claims is subject to many uncertainties including the ultimate number of claims filed, the cost of such claims, the impact of bankruptcies of other companies currently involved in asbestos litigation, unpredictable aspects of the litigation process from jurisdiction to jurisdiction and from case to case, as well as potential legislative changes. Accordingly, we cannot assure you that any additional suits will not have a material adverse effect on our business, financial condition, results of operations or cash flows. We will continue to update developments on a quarterly basis.

ENVIRONMENTAL PROCEEDINGS

        Various of our subsidiaries are, from time to time, identified as a "potentially responsible party" under the Comprehensive Environmental Response, Compensation and Liability Act and similar state environmental statutes. In some cases, our subsidiaries are participating in the cost of certain clean-up efforts or other remedial actions. However, our share of such costs has not been material and we believe that these environmental proceedings will not have a material adverse effect upon our consolidated financial position or results of operations. See "Business -- Environmental Matters."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

        Our executive officers and directors are described below. The authorized number of directors is presently fixed at twelve, with the board divided into three classes of four directors each, with each director serving a three year term.

NAME                              AGE   POSITION AND OFFICES WITH THE COMPANY
----                              ---   -------------------------------------
Thomas C. Sullivan                64    Chairman of the Board and Chief Executive Officer
James A. Karman                   64    Vice Chairman
Frank C. Sullivan                 41    President and Chief Operating Officer and a Director
Dennis F. Finn                    49    Vice President - Environmental and Regulatory Affairs
Glenn R. Hasman                   47    Vice President - Finance and Communications
Paul G. Hoogenboom                42    Vice President - Operations and Systems
Stephen J. Knoop                  37    Vice President - Corporate Development
Robert L. Matejka                 59    Vice President, Chief Financial Officer and Controller
Ronald A. Rice                    39    Vice President - Administration
Keith R. Smiley                   39    Vice President, Treasurer and Assistant Secretary
P. Kelly Tompkins                 45    Vice President, General Counsel and Secretary
Dr. Max D. Amstutz                73    Director
Edward B. Brandon                 70    Director
Lorrie Gustin                     77    Director
E. Bradley Jones                  74    Director
Donald K. Miller                  70    Director
William A. Papenbrock             63    Director
Albert B. Ratner                  74    Director
Jerry Sue Thornton                55    Director
Joseph P. Viviano                 63    Director

        Thomas C. Sullivan has been our Chairman of the Board and Chief Executive Officer since October 1971. From June 1971 through September 1978, Mr. Sullivan served as our President and, prior to that time, as Executive Vice President. Mr. Sullivan commenced employment with us in 1961, and he has been a Director since 1963. Mr. Sullivan is also a director of Pioneer-Standard Electronics, Inc., National City Bank, Huffy Corporation and Kaydon Corporation. Mr. Sullivan is the father of Frank C. Sullivan, our President and Chief Operating Officer.

        James A. Karman was elected Vice Chairman on August 5, 1999. From September 1978 to August 1999, he served as our President and Chief Operating Officer. Mr. Karman also served as Chief Financial Officer from October 1982 to October 1993, and again from June 2001 to October 2001. From October 1973 through September 1978, Mr. Karman served as our Executive Vice President, Secretary and Treasurer, and, prior to that time, as Vice President-Finance and Treasurer. Mr. Karman is a director of A. Schulman, Inc., Metropolitan Financial Corp. and Shiloh Industries, Inc.

        Frank C. Sullivan was elected Chief Operating Officer on October 12, 2001 and President on August 5, 1999. From October 1995 to August 1999 he served as Executive Vice President, and was Chief Financial Officer from October 1993 to August 1999. Mr. Sullivan served as a Vice President from October 1991 to October 1995. Prior to these periods, he served as our Director of Corporate Development from February 1989 to October 1991. Mr. Sullivan served as Regional Sales Manager, from February 1988 to February 1989, and as a Technical Service Representative, from February 1987 to February 1988, of AGR Company, an Ohio General Partnership formerly owned by us. Prior to February 1987, Mr. Sullivan was employed by First Union National Bank from 1985 to 1986 and Harris Bank from 1983 to 1985. Mr. Sullivan is the son of Thomas C. Sullivan, our Chairman of the Board and Chief Executive Officer.

        Dennis F. Finn was elected Vice President -- Environmental and Regulatory Affairs on October 12, 2001. Prior to joining us in November 2000 as director of environmental and regulatory affairs, Mr. Finn served for 10 years as director of environmental health and safety at Day-Glo Color Corp., one of our operating companies. He also held various positions with Nalco Chemical Company and IIT Research Institute.

        Glenn R. Hasman was elected Vice President -- Finance and Communications on August 1, 2000. Mr. Hasman served as our Vice President-Controller from August 1999 to August 2000 and served as Vice President-Financial Operations from October 1993 to August 1999. From July 1990 to October 1993, Mr. Hasman served as Controller. From September 1982 through July 1990, Mr. Hasman served in a variety of management capacities, most recently Vice
President -- Operations and Finance, Chief Financial Officer and Treasurer, of Proko Industries, Inc., one of our former wholly-owned subsidiaries. From 1979 to 1982, Mr. Hasman served as our Director of Internal Audit and from 1976 to 1979 he was associated with Ciulla, Smith & Dale, LLP, independent accountants.

        Paul G. Hoogenboom was elected Vice President -- Operations on August 1, 2000. In 1999, Mr. Hoogenboom served as Vice President and General Manager of our e-commerce subsidiary, RPM-e/c, Inc.. From 1998 to 1999, Mr. Hoogenboom was a Director of Cap Gemini, a computer systems and technology consulting firm. During 1997, Mr. Hoogenboom was employed as a strategic marketing consulting for Xylan Corporation, a network switch manufacturer. From 1994 to 1997, Mr. Hoogenboom was Director of Corporate I.T. and Communications for A.W. Chesterton Company, a manufacturer of fluid sealing systems.

        Stephen J. Knoop was elected Vice President -- Corporate Development on August 5, 1999. From June 1996 to August 1999, Mr. Knoop served as our Director of Corporate Development. From 1990 to May 1996, Mr. Knoop was an associate at Calfee, Halter & Griswold LLP.

        Robert L. Matejka was elected Chief Financial Officer on October 12, 2001 and Vice President -- Controller on August 1, 2000. From 1995 to 1999, he served as Vice President -- Finance of the motor and drive systems businesses of Rockwell International Corporation. From 1973 to 1995, Mr. Matejka served in various capacities with Reliance Electric Company, most recently as its Assistant Controller. From 1965 to 1973, he was an Audit Supervisor with Ernst & Young.

        Ronald A. Rice was elected Vice President -- Administration on October 12, 2001. He has also served as an Assistant Secretary since 1999. From August 1999 to October 2001, he served as our Vice President -- Risk Management and Benefits. From 1997 to August 1999, he served as Director of Risk Management and Employee Benefits, and from 1995 to 1997 he served as Director of Benefits. From 1985 to 1995, Mr. Rice served in various capacities with the Wyatt Company, most recently he served as Senior Account Manager from 1992 to 1995.

        Keith R. Smiley was elected Vice President and Assistant Secretary on August 5, 1999, and has served as our Treasurer since February 1997. From October 1993 to February 1997, he served as our Controller. From January 1992 until February 1997, Mr. Smiley also served as our Internal Auditor. Prior thereto, he was associated with Ciulla, Smith & Dale, LLP.

        P. Kelly Tompkins has served as Vice President, General Counsel and Secretary since June 1998. From June 1996 to June 1998, Mr. Tompkins served as Assistant General Counsel. From 1987 to 1995, Mr. Tompkins was employed by Reliance Electric Company in various positions including Senior Corporate Counsel, Director of Corporate Development and Director of Investor Relations. From 1985 to 1987, Mr. Tompkins was employed as a litigation attorney by Exxon Corporation and from 1981 to 1984, was employed as a corporate attorney by Reliance Electric Company, an affiliate of Exxon.

        Dr. Max D. Amstutz has been on our board of directors since 1995 and has held his present position as Chairman of SGS-Societe Generale de Surviellance Holding S.A., a leader in verification, testing and certification, since 1998. From 1994 to 2000, Dr. Amstutz was Chairman and Chief Executive Officer of Von Roll Holding Ltd. a designer and manufacturer of environmental technology products, electrotechnical and industrial insulation systems and industrial metal specialties.

        Edward B. Brandon has been on our board of directors since 1989. Mr. Brandon retired in 1995 as Chairman of National City Corporation on whose board he continues to serve. Mr. Brandon also served as the Chief Executive Officer of National City Corporation from 1987 until 1995.

        Lorrie Gustin has been on our board of directors since 1992. Ms. Gustin has been Director of the National Association of Investors Clubs Trust since 1982, and Secretary of the World Federation of Investment Clubs since 1978.

        E. Bradley Jones has been on our board of directors since 1990. Mr. Jones retired in 1984 as Chairman and Chief Executive Officer of LTV Steel Company and Group Vice President of The LTV Corporation. Prior thereto, Mr. Jones was Chairman and Executive Officer of Republic Steel Corporation. Mr. Jones is also a director of CSX Corporation and a Trustee of Fidelity Charitable Gift Fund.

        Donald K. Miller has been on our board of directors since 1972. Since 1999, Mr. Miller has served as Chairman of Axiom International Investor LLC, an international equity asset firm. From 1992 to 1997, Mr. Miller was Chairman of Greylock Financial Inc., a venture capital firm. Mr. Miller is also a director of Huffy Corporation.

        William A. Papenbrock has been on our board of directors since 1972. Mr. Papenbrock retired as partner of Calfee, Halter & Griswold LLP, a Cleveland law firm that serves as counsel to us, in December 1999. Mr. Papenbrock became a partner of the firm in 1969 and is the past Vice Chairman of the firm's Executive Committee.

        Albert B. Ratner has been on our board of directors since 1996. Mr. Ratner has been Co-Chairman of the Board of Forest City Enterprises, Inc. since 1995. Prior thereto, he served as Chief Executive Officer and President of Forest City Enterprises, Inc.

        Dr. Jerry Sue Thornton has been on our board of directors since 1999. Dr. Thornton has served as President of Cuyahoga Community College since 1992. Dr. Thornton is also a director of National City Corporation, American Greetings Corporation, Applied Industrial Technologies, Inc. and OfficeMax, Inc.

        Joseph P. Viviano has been on our board of directors since 2001. Mr. Viviano is the retired Vice Chairman of Hershey Foods. Prior to his retirement, Mr. Viviano served as the Vice Chairman of Hershey Foods from 1999 to 2000, and as its President and Chief Operating Officer form 1994 to 1999. Mr. Viviano is also a director of Chesapeake Corporation, Harsco Corporation, Huffy Corporation and R.J Reynolds Tobacco Holdings, Inc.

                                  UNDERWRITING

        Subject to the terms and conditions set forth in an underwriting agreement, the underwriters named below have severally agreed to purchase, and we have agreed to sell each underwriter, the number of common shares set forth opposite their name below. J.P. Morgan Securities Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Robert W. Baird & Co. Incorporated and McDonald Investments Inc. are the representatives of the underwriters.

                            NAME                               NUMBER OF SHARES
                            ----                               ----------------
J.P. Morgan Securities Inc..................................       3,500,000
Lehman Brothers Inc.........................................       3,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........       2,000,000
Robert W. Baird & Co. Incorporated..........................         500,000
McDonald Investments Inc....................................         500,000
                                                                  ----------
     Total..................................................      10,000,000
                                                                  ==========

        The underwriting agreement provides that the obligations of the underwriters to purchase our common shares included in this offering are subject to the approval of the validity of the common shares by counsel and other conditions. The underwriters are obligated to take and pay for all of the shares (other than those covered by the over-allotment option described below) if any are taken.

        We have granted to the underwriters an option, exercisable for 30 days from the date hereof, to purchase up to an additional 1,500,000 common shares at the public offering price less the underwriting discount set forth on the cover page of this prospectus. The underwriters may exercise that option solely for the purpose of covering over-allotments, if any, made in connection with this offering.

        The following table shows the per share and total underwriting discount to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                       NO EXERCISE   FULL EXERCISE
                                                       -----------   -------------
Per share............................................  $    0.641     $    0.641
Total................................................  $6,412,500     $7,374,375
                                                       ----------     ----------

        The underwriters initially propose to offer part of the common shares directly to the public at the public offering price set forth on the cover of this prospectus and part to certain dealers at a price that represents a concession not in excess of $0.38125 per share under the public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $0.10 per share from the public offering price. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms.

        A prospectus in electronic format may be available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

        We and our executive officers and directors have agreed not to sell or transfer any common shares for 90 days after the date of this prospectus supplement without first obtaining the written consent of J.P. Morgan Securities Inc. and Lehman Brothers Inc. Specifically, we and these other individuals have agreed not to directly or indirectly:

        - offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any common shares or securities convertible into or exchangeable for common shares, or sell or grant options, rights or warrants with respect to any common shares or securities convertible into or exchangeable for common shares, or

        - enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such common shares,

whether any such transaction described above is to be settled by delivery of common shares or other securities, in cash or otherwise.

        The restrictions described in the preceding paragraph do not apply to:

        - the sale of the common shares to the underwriters;

        - the issuance by us of common shares pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date of this prospectus supplement or pursuant to currently outstanding options, warrants or rights or the grant by us of options pursuant to option plans existing on the date of this prospectus supplement; or

        - the issuance by us of common shares no earlier than 45 days after the date of this prospectus supplement in an aggregate amount not to exceed $15 million in connection with the acquisition of another company.

        We have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of certain liabilities under the Securities Act of 1933, as amended.

        The underwriters may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934, as amended, in connection with this offering. Stabilizing transactions permit bids to purchase the common shares so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the common shares in the open market following completion of this offering to cover all or a portion of a syndicate short position created by the underwriters selling more common shares in connection with this offering than they are committed to purchase from us. In addition, the underwriters may impose "penalty bids" under contractual arrangements between the underwriters and dealers participating in this offering whereby they may reclaim from a dealer participating in this offering the selling concession with respect to common shares that are distributed in this offering but subsequently purchased for the account of the underwriters in the open market. Such stabilizing transactions, syndicate covering transactions and penalty bids may result in the maintenance of the price of the common share at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required and, if any are undertaken, they may be discontinued at any time.

        We estimate that our share of the total expenses of this offering, excluding underwriting discount will be approximately $900,000.

        The underwriters have agreed to reimburse a substantial portion of our offering expenses.

        Some of the underwriters or their affiliates are parties to certain of our credit agreements currently in place and will receive their proportionate shares of the debt repayments made from the proceeds of this offering. See "Use of Proceeds." The Chase Manhattan Bank and Chase Securities Inc., affiliates of J.P. Morgan Securities Inc., are the administrative agent and arranger, respectively, and lenders under the $500 million, five-year revolving credit agreement and the $200 million one-year term loan. Key Bank, an affiliate of McDonald Investments Inc., is also a lender under those two loan agreements as well as a $15 million committed bilateral loan. Because more than 10% of the proceeds of the offering may be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. participating in this offering, this offering will be conducted in accordance with Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

        In the ordinary course of the underwriters' respective businesses, the underwriters and their affiliates have engaged and may engage in commercial and investment banking transactions with us and our affiliates for which they have received customary fees and expenses.

        As of December 31, 2001, J.P. Morgan Investment Management Inc. and J.P. Morgan Private Bank, affiliates of J.P. Morgan Securities Inc., were deemed to beneficially own, in their capacity as investment advisors, 15,400 and 20,768 common shares, respectively, of our company.

        The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of common shares offered by them. No sales to discretionary accounts may be made without the prior written approval of the customer.

        A prospectus has not and will not be filed to qualify the sale of the common shares in Canada or any Province or Territory thereof. Common shares are not and may not be offered or sold, directly or indirectly, in any Province or Territory of Canada or to or for the account of any resident of Canada except pursuant to an exemption from the applicable registration and prospectus filing requirements, and otherwise in compliance with the applicable securities laws and regulations of such Province or Territory.

                                 LEGAL MATTERS

        The validity of the common shares offered by this prospectus supplement will be passed upon for us by Calfee, Halter & Griswold LLP, Cleveland, Ohio. Certain legal matters related to the offering will be passed upon for the underwriters by Davis Polk & Wardwell.

                                    EXPERTS

        Ciulla, Smith & Dale, LLP, independent accountants, have audited our consolidated financial statements and schedules for the years ended May 31, 2001, 2000 and 1999 included in this prospectus supplement, as set forth in their report, which is also included in this prospectus supplement and incorporated by reference in the accompanying prospectus. Our financial statements and required schedules are included herein and incorporated by reference in reliance on Ciulla, Smith & Dale, LLP's report, given on their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditor's Report................................   F-2
Consolidated Balance Sheets at May 31, 2001 and 2000........   F-3
Consolidated Statements of Income for the Fiscal Years Ended
  May 31, 2001, 2000 and 1999...............................   F-4
Consolidated Statements of Shareholders' Equity for the
  Fiscal Years Ended May 31, 2001, 2000 and 1999............   F-5
Consolidated Statements of Cash Flows for the Fiscal Years
  Ended May 31, 2001, 2000 and 1999.........................   F-6
Notes to Consolidated Financial Statements for the Fiscal
  Years Ended May 31, 2001, 2000 and 1999...................   F-7
Consolidated Balance Sheets at November 30, 2001 (unaudited)
  and May 31, 2001..........................................  F-24
Consolidated Statements of Income for the Six and Three
  Months Ended November 30, 2001 and 2000 (unaudited).......  F-25
Consolidated Statements of Cash Flows for the Six Months
  Ended November 30, 2001 and 2000 (unaudited)..............  F-26
Notes to Consolidated Financial Statements for the Six and
  Three Months Ended November 30, 2001 (unaudited)..........  F-27

                          INDEPENDENT AUDITOR'S REPORT

To The Board of Directors and Shareholders
RPM, Inc. and Subsidiaries
Medina, Ohio

     We have audited the accompanying consolidated balance sheets of RPM, Inc. and Subsidiaries as of May 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three year period ended May 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.

     An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RPM, Inc. and Subsidiaries at May 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three year period ended May 31, 2001, in conformity with accounting principles generally accepted in the United States.

/s/ CIULLA, SMITH & DALE, LLP

Cleveland, Ohio
July 2, 2001

                           RPM, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                      MAY 31,
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
ASSETS
Current assets:
  Cash and short-term investments (Note A)..................  $   23,926   $   31,340
  Trade accounts receivable (less allowances of $17,705 in
     2001 and $16,248 in 2000)..............................     411,718      399,683
  Inventories (Note A)......................................     277,494      244,559
  Prepaid expenses and other current assets.................     106,282      109,510
                                                              ----------   ----------
TOTAL CURRENT ASSETS........................................     819,420      785,092
                                                              ----------   ----------
Property, plant and equipment, at cost (Note A)
  Land......................................................      21,713       24,055
  Buildings and leasehold improvements......................     188,590      190,658
  Machinery and equipment...................................     412,751      384,966
                                                              ----------   ----------
                                                                 623,054      599,679
  Less allowance for depreciation and amortization..........     261,018      233,451
                                                              ----------   ----------
PROPERTY, PLANT AND EQUIPMENT, NET..........................     362,036      366,228
                                                              ----------   ----------
Other assets:
  Goodwill, net of amortization (Note A)....................     571,276      595,106
  Other intangible assets, net of amortization (Note A).....     300,372      320,631
  Other.....................................................      25,386       32,146
                                                              ----------   ----------
TOTAL OTHER ASSETS..........................................     897,034      947,883
                                                              ----------   ----------
TOTAL ASSETS................................................  $2,078,490   $2,099,203
                                                              ==========   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes and accounts payable................................  $  152,307   $  154,256
  Current portion of long-term debt (Note B)................       7,379        4,987
  Accrued compensation and benefits.........................      74,888       76,314
  Accrued loss reserves (Note H)............................      55,416       64,765
  Accrued restructuring reserve (Note I)....................         -0-       13,540
  Other accrued liabilities.................................      75,022       61,326
  Income taxes payable (Notes A and C)......................      10,756        1,014
                                                              ----------   ----------
TOTAL CURRENT LIABILITIES...................................     375,768      376,202
                                                              ----------   ----------
Long-term liabilities:
  Long-term debt, less current maturities (Note B)..........     955,399      959,330
  Other long-term liabilities...............................      53,479       57,381
  Deferred income taxes (Notes A and C).....................      54,134       60,566
                                                              ----------   ----------
TOTAL LONG-TERM LIABILITIES.................................   1,063,012    1,077,277
                                                              ----------   ----------
TOTAL LIABILITIES...........................................   1,438,780    1,453,479
                                                              ----------   ----------
Shareholders' equity:
  Common shares, stated value $.015 per share; authorized
     200,000 shares; issued 111,153 and outstanding 102,211
     in 2001; issued 110,947 and outstanding 103,134 in 2000
     (Note D)...............................................       1,619        1,616
  Paid-in capital...........................................     430,015      424,077
  Treasury shares, at cost (Note D).........................     (99,308)     (88,516)
  Accumulated other comprehensive loss (Note A).............     (53,074)     (39,555)
  Retained earnings.........................................     360,458      348,102
                                                              ----------   ----------
TOTAL SHAREHOLDERS' EQUITY..................................     639,710      645,724
                                                              ----------   ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................  $2,078,490   $2,099,203
                                                              ==========   ==========

See notes to consolidated financial statements.

                           RPM, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   YEAR ENDED MAY 31,
                                                         --------------------------------------
                                                            2001          2000          1999
                                                         ----------    ----------    ----------
Net Sales..............................................  $2,007,762    $1,962,410    $1,720,628
Cost of sales..........................................   1,127,787     1,099,637       927,110
                                                         ----------    ----------    ----------
Gross profit...........................................     879,975       862,773       793,518
Selling, general and administrative expenses...........     713,285       687,249       601,140
Restructuring and asset impairment charge (Note I).....         -0-        51,970           -0-
Interest expense, net..................................      65,203        51,793        32,781
                                                         ----------    ----------    ----------
Income before income taxes.............................     101,487        71,761       159,597
Provision for income taxes (Note C)....................      38,526        30,769        65,051
                                                         ----------    ----------    ----------
Net Income.............................................  $   62,961    $   40,992    $   94,546
                                                         ==========    ==========    ==========
Average shares outstanding (Note D)....................     102,202       107,221       108,731
                                                         ==========    ==========    ==========
Basic earnings per common share (Note D)...............  $      .62    $      .38    $      .87
                                                         ==========    ==========    ==========
Diluted earnings per common share (Note D).............  $      .62    $      .38    $      .86
                                                         ==========    ==========    ==========
Cash dividends per common share........................  $     .498    $     .485    $     .465
                                                         ==========    ==========    ==========

See notes to consolidated financial statements.

                           RPM, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                 COMMON SHARES                             ACCUMULATED
                               ------------------                             OTHER
                                NUMBER                                    COMPREHENSIVE
                               OF SHARES   STATED   PAID-IN    TREASURY       LOSS        RETAINED
                               (NOTE D)    VALUE    CAPITAL     SHARES      (NOTE A)      EARNINGS    TOTAL
                               ---------   ------   --------   --------   -------------   --------   --------
BALANCE AT MAY 31, 1998......   100,254    $1,460   $264,508   $             $(14,542)    $314,911   $566,337
                                                                                                     --------
Comprehensive income
  Net income.................                                                               94,546     94,546
  Reclassification
    adjustments..............                                                     (65)                    (65)
  Other comprehensive loss...                                                  (9,301)                 (9,301)
                                                                                                     --------
      Comprehensive income...                                                                          85,180
Dividends paid...............                                                              (50,446)   (50,446)
Debt conversion..............    10,135       148    156,896                                          157,044
Business combinations........       (24)                (417)                                            (417)
Repurchase of shares.........    (1,296)                        (17,044)                              (17,044)
Stock option exercises.......       281         4      2,218                                            2,222
Restricted share awards......        93         1         (1)
                                -------    ------   --------   --------      --------     --------   --------
BALANCE AT MAY 31, 1999......   109,443     1,613    423,204    (17,044)      (23,908)     359,011    742,876
                                                                                                     --------
Comprehensive income
  Net income.................                                                               40,992     40,992
  Reclassification
    adjustments..............                                                     738                     738
  Other comprehensive loss...                                                 (16,385)                (16,385)
                                                                                                     --------
      Comprehensive income...                                                                          25,345
Dividends paid...............                                                              (51,901)   (51,901)
Repurchase of shares.........    (6,517)                        (71,472)                              (71,472)
Stock option exercises.......       100         1        875                                              876
Restricted share awards......       108         2         (2)
                                -------    ------   --------   --------      --------     --------   --------
BALANCE AT MAY 31, 2000......   103,134     1,616    424,077    (88,516)      (39,555)     348,102    645,724
                                                                                                     --------
Comprehensive income Net
  income.....................                                                               62,961     62,961
  Reclassification
    adjustments..............                                                   1,015                   1,015
  Other comprehensive loss...                                                 (14,534)                (14,534)
                                                                                                     --------
      Comprehensive income...                                                                          49,442
Dividends paid...............                                                              (50,605)   (50,605)
Repurchase of shares.........    (1,157)                        (11,101)                              (11,101)
Stock option exercises.......        59         1        101        309                                   411
Restricted share awards......       175         2      5,837                                            5,839
                                -------    ------   --------   --------      --------     --------   --------
BALANCE AT MAY 31, 2001......   102,211    $1,619   $430,015   $(99,308)     $(53,074)    $360,458   $639,710
                                =======    ======   ========   ========      ========     ========   ========

See notes to consolidated financial statements.

                           RPM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                   YEAR ENDED MAY 31,
                                                            ---------------------------------
                                                              2001        2000        1999
                                                            ---------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income................................................  $  62,961   $  40,992   $  94,546
Adjustments to reconcile net income to net cash provided
  by operating activities:
     Depreciation.........................................     43,035      42,290      34,803
     Amortization of goodwill.............................     19,694      18,352      13,625
     Other amortization...................................     18,765      18,508      13,707
     Asset impairment charge, net of gains................      3,354       6,940
     (Decrease) in deferred liabilities...................     (6,432)    (31,081)     (4,189)
     (Earnings) of unconsolidated affiliates..............       (275)       (435)     (2,332)
Changes in assets and liabilities, net of effect from
  purchases and sales of businesses:
     (Increase) decrease in accounts receivable...........    (11,095)      6,251     (27,828)
     (Increase) decrease in inventory.....................    (37,578)      4,716      11,089
     (Increase) in prepaid and other assets...............     (9,735)    (13,484)    (11,523)
     Increase (decrease) in accounts payable..............     (2,812)      1,615      (6,349)
     Increase (decrease) in accrued restructuring.........    (13,540)     13,540
     Increase (decrease) in accrued liabilities...........     12,373     (11,285)      7,639
     Other................................................     (4,220)      5,659      (5,467)
                                                            ---------   ---------   ---------
       Cash From Operating Activities.....................     74,495     102,578     117,721
                                                            ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures......................................    (54,118)    (63,185)    (63,406)
Acquisition of businesses, net of cash acquired...........     (2,645)   (323,033)    (34,551)
Purchase of marketable securities.........................    (21,906)    (19,816)    (31,666)
Proceeds from marketable securities.......................     28,283      13,142      29,895
Joint ventures (investments) and distributions............        647        (500)      1,063
Proceeds from sale of assets and businesses...............     31,694      55,290         565
                                                            ---------   ---------   ---------
       Cash From (Used For) Investing Activities..........    (18,045)   (338,102)    (98,100)
                                                            ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Additions to long-term and short-term debt................    708,850     937,077     494,127
Reductions of long-term and short-term debt...............   (710,389)   (566,610)   (469,022)
Cash dividends............................................    (50,605)    (51,901)    (50,446)
Exercise of stock options.................................        411         876       2,222
Repurchase of shares......................................    (11,101)    (71,472)    (17,044)
                                                            ---------   ---------   ---------
       Cash From (Used For) Financing Activities..........    (62,834)    247,970     (40,163)
                                                            ---------   ---------   ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH...................     (1,030)       (835)       (512)
                                                            ---------   ---------   ---------
NET INCREASE (DECREASE) IN CASH...........................     (7,414)     11,611     (21,054)
                                                            ---------   ---------   ---------
CASH AT BEGINNING OF YEAR.................................     31,340      19,729      40,783
                                                            ---------   ---------   ---------
CASH AT END OF YEAR.......................................  $  23,926   $  31,340   $  19,729
                                                            =========   =========   =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
Cash paid during the year for:
  Interest................................................  $  60,027   $  55,253   $  36,155
  Income taxes............................................  $  35,216   $  70,086   $  71,904
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
Shares issued for restricted stock plan...................  $   1,459   $   1,202   $   1,385
Receivables (debt) from business combinations.............              $  (6,724)  $  (1,557)
Interest accreted on convertible securities...............                          $   1,696
Shares (returned) in business combinations................                          $    (417)
Conversion of debt to equity..............................                          $ 157,044

See notes to consolidated financial statements.

                           RPM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          MAY 31, 2001, 2000 AND 1999

NOTE A -- A SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

(1)  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of RPM, Inc. and its majority owned subsidiaries. The Company accounts for its investment in less than majority owned joint ventures under the equity method. Intercompany accounts, transactions and unrealized profits and losses are eliminated in consolidation.

     Certain reclassifications have been made to prior year amounts to conform with the current year presentation.

(2)  BUSINESS COMBINATIONS

     During the two year period ended May 31, 2001, the Company completed several acquisitions which have been accounted for by the purchase method of accounting. The $199,435,000 difference between the fair value of net assets acquired and the purchase consideration of $354,810,000 has been allocated to goodwill. The assets, liabilities and operating results of these companies are reflected in the Company's financial statements from their respective dates of acquisition forward.

     The Company also completed several divestitures of businesses and product lines during the past two years, realizing proceeds of $74,262,000. The resulting net gains of $823,000 for the year ended May 31, 2001 and $11,993,000 for the year ended May 31, 2000, when netted against non-recurring costs, had an immaterial effect on net income.

     Pro forma results of operations, reflecting the acquisitions and divestitures for the years ended May 31, 2001 and May 31, 2000, were not materially different from reported results.

(3)  FOREIGN CURRENCY

     The functional currency of foreign subsidiaries is their local currency. Accordingly, for the periods presented, assets and liabilities have been translated using exchange rates at year end while income and expense for the periods have been translated using an annual average exchange rate. The resulting translation adjustments have been recorded in other comprehensive loss, a component of shareholders' equity, and will be included in net earnings only upon the sale or liquidation of the underlying foreign investment, which is not contemplated at this time. Transaction gains and losses have been immaterial during the past three fiscal years.

                           RPM, INC. AND SUBSIDIARIES

(4)  COMPREHENSIVE INCOME

     Accumulated other comprehensive loss (which is shown net of taxes) consists of the following components:

                                                   FOREIGN        MINIMUM     UNREALIZED
                                                   CURRENCY       PENSION     GAIN (LOSS)
                                                 TRANSLATION     LIABILITY        ON
                                                 ADJUSTMENTS    ADJUSTMENTS   SECURITIES     TOTAL
                                                 ------------   -----------   -----------   --------
                                                                   (IN THOUSANDS)
Balance at May 31, 1998........................    $(13,821)       $(786)       $    65     $(14,542)
  Reclassification adjustments for (gains)
     losses included in net income.............                                     (65)         (65)
  Other Comprehensive Loss.....................      (8,496)         (67)          (738)      (9,301)
                                                   --------        -----        -------     --------
Balance at May 31, 1999........................     (22,317)        (853)          (738)     (23,908)
  Reclassification adjustments for (gains)
     losses included in net income.............                                     738          738
  Other Comprehensive Loss.....................     (16,223)         853         (1,015)     (16,385)
                                                   --------        -----        -------     --------
Balance at May 31, 2000........................     (38,540)                     (1,015)     (39,555)
  Reclassification adjustments for (gains)
     losses included in net income.............                                   1,015        1,015
  Other Comprehensive Loss.....................     (14,552)        (102)           120      (14,534)
                                                   --------        -----        -------     --------
BALANCE AT MAY 31, 2001........................    $(53,092)       $(102)       $   120     $(53,074)
                                                   ========        =====        =======     ========

(5)  CASH AND SHORT-TERM INVESTMENTS

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company does not believe it is exposed to any significant credit risk on cash and short-term investments.

(6)  MARKETABLE SECURITIES

     Marketable securities, all of which are classified as available for sale, total $24,480,000 and $29,277,000 at May 31, 2001 and 2000, respectively. The estimated fair values of these securities are included in other current assets and are based on quoted market prices.

(7)  FINANCIAL INSTRUMENTS

     The Company's financial instruments recorded on the balance sheet include cash and short-term investments, accounts receivable, notes and accounts payable and debt. The carrying amount of cash and short-term investments, accounts receivable and notes and accounts payable approximates fair value because of their short-term maturity.

     The carrying amount of the Company's debt instruments approximates fair value based on quoted market prices, variable interest rates or borrowing rates for similar types of debt arrangements.

(8)  INVENTORIES

     Inventories are stated at the lower of cost or market, cost being determined substantially on a first-in, first-out (FIFO) basis and market being determined on the basis of replacement cost or net realizable

                           RPM, INC. AND SUBSIDIARIES
value. Inventory costs include raw material, labor and manufacturing overhead. Inventories were composed of the following major classes:

                                                                 MAY 31
                                                           -------------------
                                                             2001       2000
                                                           --------   --------
                                                             (IN THOUSANDS)
Raw material and supplies................................  $ 89,071   $ 86,755
Finished goods...........................................   188,423    157,804
                                                           --------   --------
Total Inventory..........................................  $277,494   $244,559
                                                           ========   ========

(9)  DEPRECIATION

     Depreciation is computed over the estimated useful lives of the assets primarily using the straight-line method. Depreciation expense charged to operations for the three years ended May 31, 2001 was $43,035,000, $42,290,000 and $34,803,000, respectively. The annual depreciation rates are based on the following ranges of useful lives:

Land improvements...........................................   10 to 50 years
Buildings and improvements..................................    5 to 50 years
Machinery and equipment.....................................    3 to 20 years

(10) INTANGIBLES

     The excess of cost over the underlying value of the net assets of companies acquired is being amortized on the straight-line basis, primarily over 40 years. Amortization expense charged to operations for the three years ended May 31, 2001 was $19,694,000, $18,352,000 and $13,625,000, respectively. Goodwill is shown net of accumulated amortization of $103,494,000 at May 31, 2001 ($88,060,000 at May 31, 2000).

     Intangible assets also represent costs allocated to formulae, trademarks and other specifically identifiable assets arising from business acquisitions. These assets are being amortized using the straight-line method principally over periods of 7 to 40 years. The Company assesses the recoverability of the excess of cost over the assigned value of net assets acquired by determining whether the amortization of the balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operations. Amortization expense charged to operations for the three years ended May 31, 2001 was $16,602,000, $17,084,000 and $12,504,000, respectively.

     Other intangible assets consist of the following major classes:

                                                                 MAY 31
                                                           -------------------
                                                             2001       2000
                                                           --------   --------
                                                             (IN THOUSANDS)
Formulae.................................................  $167,845   $170,146
Trademarks...............................................   105,466    106,363
Distributor networks.....................................    39,034     39,076
Workforce................................................    38,107     40,589
Other....................................................    30,627     34,635
                                                           --------   --------
                                                            381,079    390,809
Accumulated amortization.................................    80,707     70,178
                                                           --------   --------
OTHER INTANGIBLE ASSETS, NET.............................  $300,372   $320,631
                                                           ========   ========

                           RPM, INC. AND SUBSIDIARIES

(11) RESEARCH AND DEVELOPMENT

     Research and development costs are charged to operations when incurred and are included in operating expenses. The amounts charged for the three years ended May 31, 2001 were $21,841,000, $22,328,000 and $18,022,000, respectively.
The customer sponsored portion of such expenditures was not significant.

(12) INTEREST EXPENSE, NET

     Interest expense is shown net of investment income which consists of interest, dividends and capital gains. Investment income for the three years ended May 31, 2001 was $3,682,000, $2,643,000 and $4,880,000, respectively.

(13) INCOME TAXES

     The Company and its wholly owned domestic subsidiaries file a consolidated federal income tax return. The tax effects of transactions are recognized in the year in which they enter into the determination of net income, regardless of when they are recognized for tax purposes. As a result, income tax expense differs from actual taxes payable. The accumulation of these differences at May 31, 2001 is shown as a noncurrent liability of $54,134,000 (net of a noncurrent asset of $74,268,000). At May 31, 2000, the noncurrent liability was $60,566,000 (net of a noncurrent asset of $72,323,000). The Company does not intend to distribute the accumulated earnings of consolidated foreign subsidiaries amounting to $102,847,000 at May 31, 2001, and $92,706,000 at May 31, 2000, and
therefore no provision has been made for the taxes which would result if such earnings were remitted to the Company.

(14) ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(15) CHANGES IN ACCOUNTING POLICIES

DERIVATIVES

     The Company adopted Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133") beginning June 1, 2001. SFAS No. 133, as amended by SFAS No. 138, establishes accounting and reporting standards that require derivative instruments to be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. The adoption of SFAS No. 133 will not have a material impact on the Company's consolidated results of operations, financial position or cash flows.

REVENUE RECOGNITION

     The Company's subsidiaries recognize revenue when title and risk of loss passes to customers. Staff Accounting Bulletin No. 101, "Revenue Recognition," issued by the Securities and Exchange Commission, did not have an impact on the Company's operating revenues for any of the years presented.

                           RPM, INC. AND SUBSIDIARIES

     The Financial Accounting Standards Board's Emerging Issues Task Force pronouncements issued during the current year covering shipping and handling costs and certain sales incentives have been adopted. The net impact of these accounting changes resulted in modest increases in net sales with offsets to selling, general and administrative expenses. This change has no effect on the dollar amount of the Company's net income. Prior year net sales and selling, general and administrative expenses have been reclassified to conform to current period presentation.

     Shipping costs paid to third party shippers for transporting products to customers are included in selling, general and administrative expense. For the years ended May 31, 2001, 2000 and 1999, shipping costs were $75,400,000, $66,100,000 and $56,000,000, respectively.

GOODWILL AND OTHER INTANGIBLES

     The Company adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" effective June 1, 2001. The Standard replaces the requirement to amortize goodwill and certain other intangible assets with an impairment test requirement. The Company is in the process of evaluating this Standard and its impact on net income.

                           RPM, INC. AND SUBSIDIARIES

NOTE B -- BORROWINGS

     A description of long-term debt follows:

                                                                    MAY 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
Revolving credit agreement for $500,000,000 with a syndicate of banks through July 14, 2005. Interest, which is tied to
  LIBOR, averaged 6.09% at May 31, 2001. The Chairman of the
  Board and Chief Executive Officer of the Company is a
  director of one of the banks providing this facility......  $500,000   $    -0-
Revolving 364-day credit agreement for $200,000,000 with a
  syndicate of banks. Interest, which is tied to LIBOR,
  averaged 5.62% at May 31, 2001............................   155,700        -0-
Commercial Paper refinanced with proceeds from the credit
  agreements described above................................       -0-    604,000
Short-term borrowings with a bank bearing interest of 5.63%
  at May 31, 2001.
  These obligations along with other short-term borrowings
     have been reclassified as long-term debt reflecting the
     Company's intent and ability, through unused credit
     facilities, to refinance these obligations.............    33,000     75,000
7.00% unsecured senior notes due June 15, 2005..............   150,000    150,000
Unsecured notes due March 1, 2008. Interest, which is tied
  to LIBOR, averaged 5.10% at May 31, 2001..................   100,000    100,000
Revolving multi-currency credit agreement for $15,000,000
  with a bank through December 31, 2002. Interest, which is
  tied to one of various rates, averaged 5.67% at May 31,
  2001......................................................     9,827        -0-
Revolving 364-day multi-currency credit agreement for
  $23,445,000 with a bank. Interest, which is tied to one of
  various rates, averaged 5.30% at May 31, 2000. ...........       -0-     17,553
6.75% unsecured senior notes due to an insurance company in
  annual installments through 2003..........................     5,143      6,857
Other notes and mortgages payable at various rates of
  interest due in installments through 2008, substantially
  secured by property.......................................     9,108     10,907
                                                              --------   --------
                                                               962,778    964,317
Less current portion........................................     7,379      4,987
                                                              --------   --------
TOTAL LONG-TERM DEBT, LESS CURRENT MATURITIES...............  $955,399   $959,330
                                                              ========   ========

     Subsequent to year end, the Company refinanced the $200,000,000 credit agreement with a one-year term loan due July 12, 2002.

     At May 31, 2001, the Company had additional unused short-term lines of credit with several banks totalling $51,600,000, in addition to the $44,300,000 available under the $200 million, 364-day revolving credit agreement.

     The aggregate maturities of long-term debt for the five years subsequent to May 31, 2001 are as follows: 2002 -- $7,379,000; 2003 -- $202,075,000;
2004 -- $2,960,000; 2005 -- $269,000; 2006 -- $650,030,000.

                           RPM, INC. AND SUBSIDIARIES

NOTE C -- INCOME TAXES

     Consolidated income before taxes consists of the following:

                                                       YEAR ENDED MAY 31,
                                                  -----------------------------
                                                    2001      2000       1999
                                                  --------   -------   --------
                                                         (IN THOUSANDS)
United States...................................  $ 81,853   $41,424   $124,965
Foreign.........................................    19,634    30,337     34,632
                                                  --------   -------   --------
                                                  $101,487   $71,761   $159,597
                                                  ========   =======   ========
Provision for income taxes consists of the
  following:
Current:
  U.S. federal..................................  $ 38,991   $43,174   $ 48,609
  State and local...............................     3,829     3,547      7,448
  Foreign.......................................     2,138    15,129     13,183
                                                  --------   -------   --------
                                                    44,958    61,850     69,240
                                                  --------   -------   --------
Deferred:
  U.S. federal..................................    (4,831)  (29,028)    (6,238)
  Foreign.......................................    (1,601)   (2,053)     2,049
                                                  --------   -------   --------
                                                    (6,432)  (31,081)    (4,189)
                                                  --------   -------   --------
PROVISION FOR INCOME TAXES......................  $ 38,526   $30,769   $ 65,051
                                                  ========   =======   ========

     A reconciliation between the actual income tax expense provided and the income tax expense computed by applying the statutory federal income tax rate of 35% to income before tax is as follows:

Income taxes at U.S. statutory rate.............  $ 35,520   $25,116   $ 55,859
Difference in foreign taxes versus the U.S.
  statutory rate................................    (1,563)    2,458      1,032
State and local income taxes net of federal
  income tax benefit............................     2,489     2,306      4,841
Tax credits.....................................      (676)     (340)      (660)
Amortization of goodwill........................     4,530     4,285      3,326
Tax benefits from foreign sales corporation.....    (1,675)   (1,725)    (1,860)
Other...........................................       (99)   (1,331)     2,513
                                                  --------   -------   --------
ACTUAL TAX EXPENSE..............................  $ 38,526   $30,769   $ 65,051
                                                  ========   =======   ========
ACTUAL TAX RATE.................................     37.96%    42.88%     40.76%
                                                  ========   =======   ========

     Deferred income taxes result from timing differences in recognition of revenue and expense for book and tax purposes, primarily from the tax timing differences relating to business combinations.

NOTE D -- COMMON SHARES

     There are 200,000,000 common shares authorized with a stated value of $.015 per share. At May 31, 2001 and 2000, there were 102,211,000 and 103,134,000 shares outstanding, respectively, each of which is entitled to one vote.

     Basic earnings per share is computed by dividing income available to common shareholders, the numerator, by the weighted average number of common shares outstanding during each year, the denominator (102,202,000 in 2001, 107,221,000 in 2000 and 108,731,000 in 1999). In computing diluted earnings per share, the net income was increased in 1999 by the add back of interest expense, net of tax, on convertible securities assumed to be converted. In addition, the number of common shares was

                           RPM, INC. AND SUBSIDIARIES
increased by common stock options with exercisable prices lower than the average market prices of common shares during each year and reduced by the number of shares assumed to have been purchased with proceeds from the exercised options. In 1999 the number of common shares was also increased by additional shares issuable assuming conversion of convertible securities.

     In April 1997, the Company adopted a Restricted Stock Plan. The Plan is intended to replace, over a period of time, the Company's existing cash based Benefit Restoration Plan. Under the terms of the Plan, up to 1,563,000 shares may be awarded to certain employees through May 2007. For the year ended May 31, 2001, 175,000 shares were awarded under this Plan, net of forfeitures (108,000 shares in 2000). Substantially, none of these awards, which generally are subject to forfeiture until the completion of five years of service, were vested at May 31, 2001 or 2000.

     In 1999, the Company authorized the repurchase of up to 10,000,000 of its common shares. The repurchase of shares under this program were made in the open market or in private transactions, at times and in amounts and prices that management deemed appropriate. The Company terminated the repurchase program in July 2000, through which time the Company had repurchased 8,970,000 shares (7,813,000 through May 31, 2000) at an aggregate cost of $99,617,000 ($88,516,000 at May 31, 2000). The Company has subsequently reissued 28,000 of these shares in connection with its Stock Option program, bringing the balance to 8,942,000 in treasury shares. Shares repurchased under this program are held at cost and are included in Shareholders' Equity as treasury shares.

     In April 1999, the Company adopted a Shareholder Rights Plan and declared a dividend distribution of one right for each outstanding common share. The Plan provides existing shareholders the right to purchase shares of the Company at a discount in certain circumstances as defined by the Plan. The rights are not exercisable at May 31, 2001 and expire in May 2009.

     The Company has options outstanding under two stock option plans, the 1989 Stock Option Plan and the 1996 Key Employees Stock Option Plan, which provide for the granting of options for up to 9,000,000 shares (4,500,000 shares in 2000 and 1999). These options are generally exercisable cumulatively in equal annual installments commencing one year from the grant date and have expiration dates ranging from July 2001 to April 2011. At May 31, 2001, 3,589,000 shares (291,000 at May 31, 2000) were available for future grant.

     Transactions during the last two years are summarized as follows:

                                                               SHARES UNDER
                                                                  OPTION
                                                              ---------------
                                                               2001     2000
                                                              ------   ------
                                                              (IN THOUSANDS)
Outstanding, beginning of year (weighted average price of
  $13.01 ranging from $5.84 to $17.25 per share)............  6,243    4,708
Granted (weighted average price of $9.21 ranging from $8.69
  to $9.26 per share).......................................  1,202    1,843
Cancelled (weighted average price of $13.26 ranging from
  $8.81 to $17.25 per share)................................   (369)    (208)
Exercised (weighted average price of $6.92 ranging from
  $5.84 to $8.42 per share).................................    (59)    (100)
                                                              -----    -----
OUTSTANDING, END OF YEAR (WEIGHTED AVERAGE PRICE OF $12.39
  RANGING FROM $8.42 TO $16.35 PER SHARE)...................  7,017    6,243
                                                              =====    =====
EXERCISABLE, END OF YEAR (WEIGHTED AVERAGE PRICE OF $13.17
  RANGING FROM $8.42 TO $16.35 PER SHARE)...................  3,947    3,103
                                                              =====    =====

                           RPM, INC. AND SUBSIDIARIES

                                        OPTIONS OUTSTANDING
                                          AT MAY 31, 2001           OPTIONS EXERCISABLE
                                   ------------------------------     AT MAY 31, 2001
                                             WEIGHTED               --------------------
                                              AVERAGE    WEIGHTED              WEIGHTED
            RANGE OF               SHARES    REMAINING   AVERAGE     SHARES     AVERAGE
         EXERCISE PRICES           (000'S)     LIFE       PRICE     (000'S)      PRICE
         ---------------           -------   ---------   --------   --------   ---------
$ 5.00-$ 9.99....................   2,364       8.5       $ 9.36       445      $ 9.41
$10.00-$14.99....................   2,523       4.9       $12.64     2,110      $12.43
$15.00-$17.25....................   2,130       6.7       $15.46     1,392      $15.50
                                    -----                            -----
                                    7,017       6.6       $12.39     3,947      $13.17
                                    =====                            =====

     The Company is accounting for its stock option plans under the provisions of the Accounting Principle Board's Opinion No. 25 and, accordingly, no compensation cost has been recognized. If compensation cost had been determined based on the fair value at the grant date for awards under this plan consistent with the method prescribed by Statement of Financial Accounting Standards No. 123, the Company's net income and earnings per share for the years ended May 31, 2001 and 2000, would have been reduced to the pro forma amounts indicated in the following table:

                                                               2001        2000
                                                             ---------   ---------
                                                             (IN THOUSANDS EXCEPT
                                                              PER SHARE AMOUNTS)
Pro Forma Net Income.......................................   $59,956     $38,169
                                                              =======     =======
Pro Forma Earnings Per Share:
  BASIC....................................................   $   .59     $   .36
                                                              =======     =======
  DILUTED..................................................   $   .59     $   .36
                                                              =======     =======

     The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions. The expected volatility rate is 32.5% for shares granted in 2001 and 28.9% for 2000. The expected life is 7.0 and 7.5 years, with dividend yields of 3.5% and 3.3% and risk-free interest rates of 5.1% and 6.4%, for 2001 and 2000, respectively.

NOTE E -- LEASES

     At May 31, 2001, certain property, plant and equipment were leased by the Company under long-term leases. Certain of these leases provide for increased rental based upon an increase in the cost-of-living index. Future minimum lease commitments as of May 31, 2001 for all non-cancelable leases are as follows:

                                                               (IN THOUSANDS)
                          MAY 31,
2002........................................................   $       13,572
2003........................................................           10,627
2004........................................................            6,445
2005........................................................            4,766
2006........................................................            4,241
Thereafter..................................................           18,400
                                                               --------------
TOTAL MINIMUM LEASE COMMITMENTS.............................   $       58,051
                                                               ==============

     Rental expenses for all operating leases totalled $20,523,000 in 2001, $17,183,000 in 2000 and $13,934,000 in 1999. Capitalized leases were insignificant for the three years ended May 31, 2001.

                           RPM, INC. AND SUBSIDIARIES

NOTE F -- RETIREMENT PLANS

     The Company sponsors a non-contributory defined benefit pension plan (The Retirement Plan) covering substantially all domestic non-union employees. Pension coverage for employees of the Company's foreign subsidiaries is provided, to the extent deemed appropriate, through separate plans, many of which are governed by local statutory requirements. In addition, benefits for domestic union employees are provided by separate plans.

     The Retirement Plan provides benefits that are based upon years of service and average compensation with accrued benefits vesting after five years. Benefits for union employees are generally based upon years of service. The Company's funding policy is to contribute annually an amount that can be deducted for federal income tax purposes using a different actuarial cost method and different assumptions from those used for financial reporting.

     Net periodic pension cost (income) consisted of the following for the three years ended May 31, 2001:

                                                        U.S. PLANS                  NON-U.S. PLANS
                                                ---------------------------   ---------------------------
                                                 2001      2000      1999      2001      2000      1999
                                                -------   -------   -------   -------   -------   -------
                                                                     (IN THOUSANDS)
Service cost..................................  $ 7,742   $ 6,650   $ 7,247   $ 1,112   $ 1,122   $ 1,041
Interest cost.................................    6,470     5,678     5,253     2,314     2,176     2,263
Expected return on plan assets................   (9,157)   (6,123)   (6,071)   (3,396)   (3,026)   (3,183)
Amortization of:
  Prior service cost..........................      164       132       114
  Net gain on adoption of SFAS No. 87.........      (87)      (96)     (100)
Net actuarial (gains) losses recognized.......      (62)      439        71       (85)       91         1
Curtailment/settlement (gains) losses.........     (722)      103    (1,728)                (24)     (308)
                                                -------   -------   -------   -------   -------   -------
NET PENSION COST..............................  $ 4,348   $ 6,783   $ 4,786   $   (55)  $   339   $  (186)
                                                =======   =======   =======   =======   =======   =======

                           RPM, INC. AND SUBSIDIARIES

     The changes in benefit obligations and plan assets, as well as the funded status of the Company's pension plans at May 31, 2001 and 2000 were as follows:

                                                           U.S. PLANS         NON-U.S. PLANS
                                                       -------------------   -----------------
                                                         2001       2000      2001      2000
                                                       --------   --------   -------   -------
                                                                   (IN THOUSANDS)
Benefit obligation at beginning of year.............   $ 81,892   $ 76,328   $32,343   $33,006
Service cost........................................      7,742      6,650     1,112     1,122
Interest cost.......................................      6,470      5,678     2,314     2,176
Benefits paid.......................................    (12,785)    (3,820)   (1,641)   (1,376)
Participant contributions...........................                             428       404
Actuarial (gains) losses............................      4,156     (5,884)    2,219    (3,520)
Currency exchange rate changes......................                          (2,600)      683
Curtailment/settlement (gains) losses...............       (721)   (11,184)               (152)
Plan amendments.....................................                 2,786
Acquisitions........................................        445     11,338
                                                       --------   --------   -------   -------
BENEFIT OBLIGATION AT END OF YEAR...................   $ 87,199   $ 81,892   $34,175   $32,343
                                                       ========   ========   =======   =======
Fair value of plan assets at beginning of year......   $101,502   $ 61,715   $40,921   $36,469
Actual return on plan assets........................     (2,543)    22,675       186     4,138
Employer contributions..............................      7,202      9,772       500       421
Participant contributions...........................                             428       404
Benefits paid.......................................    (12,785)    (3,820)   (1,641)   (1,376)
Currency exchange rate changes......................                          (2,837)      865
Curtailment/settlement gains (losses)...............                (6,092)
Acquisitions........................................        523     17,252
                                                       --------   --------   -------   -------
FAIR VALUE OF PLAN ASSETS AT END OF YEAR............   $ 93,899   $101,502   $37,557   $40,921
                                                       ========   ========   =======   =======
Excess of plan assets versus benefit obligations at
  end of year.......................................   $  6,700   $ 19,610   $ 3,382   $ 8,577
Contributions after measurement date................      2,537         15        93       108
Unrecognized actuarial (gains) losses...............      2,715    (13,191)    3,514    (1,811)
Unrecognized prior service cost.....................      1,568      1,732
Unrecognized net transitional asset.................       (198)      (285)
                                                       --------   --------   -------   -------
NET AMOUNT RECOGNIZED...............................   $ 13,322   $  7,881   $ 6,989   $ 6,874
                                                       ========   ========   =======   =======
Amounts recognized in the consolidated balance
  sheets consist of:
Prepaid benefit cost................................   $ 14,057   $  9,401   $ 7,973   $ 7,874
Accrued benefit liability...........................       (781)    (1,520)   (1,041)   (1,000)
Accumulated other comprehensive loss................         46                   56
                                                       --------   --------   -------   -------
NET AMOUNT RECOGNIZED...............................   $ 13,322   $  7,881   $ 6,988   $ 6,874
                                                       ========   ========   =======   =======

     For domestic plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of assets were $781,000, $781,000 and $ -0-, respectively, as of May 31, 2001 and $1,243,000, $1,243,000 and $ -0-, respectively, as of May 31, 2000.
For foreign plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of assets were $1,145,000, $1,042,000 and $ -0-, respectively, as of May 31, 2001 and $1,088,000, $944,000 and $ -0-, respectively, as of May 31, 2000.

                           RPM, INC. AND SUBSIDIARIES

     The following weighted average assumptions were used to determine the Company's obligations under the plans:

                                                                             NON-U.S.
                                                              U.S. PLANS       PLANS
                                                              -----------   -----------
                                                              2001   2000   2001   2000
                                                              ----   ----   ----   ----
Discount rate...............................................  7.50%  8.00%  6.63%  6.17%
Expected return on plan assets..............................  9.00%  9.00%  8.25%  8.25%
Rate of compensation increase...............................  4.00%  4.50%  4.00%  4.25%

     The plans' assets consist primarily of stocks, bonds and fixed income securities.

     The Company also sponsors an employee savings plan under Section 401(k) of the Internal Revenue Code, which covers substantially all non-union employees in the United States. The Plan provides for matching contributions in Company shares based upon qualified employee contributions. Matching contributions charged to income were $5,170,000, $4,925,000 and $4,304,000 for years ending May 31, 2001, 2000 and 1999, respectively.

NOTE G -- POSTRETIREMENT HEALTH CARE BENEFITS

     In addition to the defined benefit pension plan, the Company also provides health care benefits to certain of its retired employees through unfunded plans. Employees become eligible for these benefits if they meet minimum age and service requirements. The components of this expense for the three years ended May 31, 2001 were as follows:

                                                          2001    2000   1999
                                                          -----   ----   ----
                                                            (IN THOUSANDS)
Service cost -- Benefits earned during this period......  $  81   $110   $ 99
Interest cost on the accumulated obligation.............    918    890    784
Amortization of unrecognized (gains)....................   (124)   (55)   (40)
                                                          -----   ----   ----
NET PERIODIC POSTRETIREMENT EXPENSE.....................  $ 875   $945   $843
                                                          =====   ====   ====

     The changes in the benefit obligations of the plans at May 31, 2001 and 2000, were as follows:

                                                              2001      2000
                                                             -------   -------
                                                              (IN THOUSANDS)
Accumulated postretirement benefit obligation at beginning
  of year..................................................  $11,928   $11,548
Service cost...............................................       81       110
Interest cost..............................................      918       890
Settlement/curtailment (gains) losses......................               (221)
Acquisitions...............................................              1,629
Benefit payments...........................................     (972)     (902)
Actuarial (gains) losses...................................      791    (1,238)
Currency exchange rate changes.............................     (131)      112
                                                             -------   -------
Accumulated postretirement benefit obligation at end of
  year.....................................................   12,615    11,928
Unrecognized actuarial gains (losses)......................    1,874     2,881
                                                             -------   -------
ACCRUED POSTRETIREMENT HEALTH CARE BENEFITS................  $14,489   $14,809
                                                             =======   =======

     A 7.5% general discount rate was used in determining the accumulated postretirement benefit obligation as of May 31, 2001 (8.0% for May 31, 2000). A 7.0% increase in the cost of covered health care benefits was generally assumed for fiscal 2001 (8.0% for fiscal 2000). This trend rate in all cases is assumed to decrease to 5.0% after several years and remain at that level thereafter except for various union plans which will cap at alternate benefit levels. A 1.0% increase in the health care costs trend rate would have increased the accumulated postretirement benefit obligation as of May 31, 2001 by $1,275,000 and

                           RPM, INC. AND SUBSIDIARIES
the net postretirement expense by $113,000. A 1.0% decrease in the health care costs trend rate would have decreased the accumulated postretirement benefit obligation as of May 31, 2001 by $1,116,000 and the net postretirement expense by $94,000.

NOTE H -- CONTINGENCIES AND LOSS RESERVES

     Accrued loss reserves consisted of the following classes:

                                                                  MAY 31,
                                                             -----------------
                                                              2001      2000
                                                             -------   -------
                                                              (IN THOUSANDS)
Accrued product liability reserves.........................  $39,054   $41,176
Accrued warranty reserves -- Current.......................    5,170     7,908
Accrued environmental reserves.............................    9,557    14,116
Accrued other..............................................    1,635     1,565
                                                             -------   -------
Accrued loss reserves -- Current...........................   55,416    64,765
Accrued warranty reserves -- Long-term.....................   11,959    13,740
                                                             -------   -------
TOTAL ACCRUED LOSS RESERVES................................  $67,375   $78,505
                                                             =======   =======

     The Company, through its wholly-owned insurance subsidiary, provides certain insurance coverage, primarily product liability, to the Company's other domestic subsidiaries. Excess coverage is provided by outside carriers. The reserves reflected above provide for these potential losses as well as other uninsured claims. Provision for estimated warranty costs is recorded at the time of sale and periodically adjusted to reflect actual experience.

     In addition, the Company, like others in similar businesses, is involved in several proceedings relating to environmental matters. It is the Company's policy to accrue remediation costs when it is probable that such efforts will be required and the related costs can be reasonably estimated. These liabilities are undiscounted and do not take into consideration any possible recoveries of future insurance proceeds or claims against third parties.

     Due to the uncertainty inherent in the loss reserve estimation process, it is at least reasonably possible that actual costs will differ from estimates, but, based upon information presently available, such future costs are not expected to have a material adverse effect on the Company's competitive or financial position or its ongoing results of operations. However, such costs could be material to results of operations in a future period.

NOTE I -- RESTRUCTURING AND ASSET IMPAIRMENT CHARGE

     For the year ended May 31, 2000, the Company recorded a restructuring charge of $51,970,000. Included in this charge were severance and other employee related costs of $21,986,000, contract exit and termination costs of $2,059,000, facility closures and write-downs of property, plant and equipment of $22,342,000 and write-downs of intangibles of $5,583,000.

     In addition to the $51,970,000 restructuring charge, related costs were incurred during the May 31, 2000 year primarily to account for inventory of certain product lines that were being discontinued, totalling $7,876,000, and these costs were charged to earnings and classified as a component of cost of sales.

                           RPM, INC. AND SUBSIDIARIES

     Through May 31, 2001, the Company has paid or incurred all of the $51,970,000 restructuring charge as reflected below:

                                                              PAID OR INCURRED IN
                                                              YEAR ENDED MAY 31,
                                                     TOTAL    -------------------
                                                    CHARGE      2001       2000
                                                    -------   --------   --------
                                                           (IN THOUSANDS)
Severance costs...................................  $21,986   $12,058    $ 9,928
Exit and termination costs........................    2,059     1,482        577
Property, plant and equipment.....................   22,342               22,342
Intangibles.......................................    5,583                5,583
                                                    -------   -------    -------
RESTRUCTURING AND ASSET IMPAIRMENT CHARGE.........  $51,970   $13,540    $38,430
                                                    =======   =======    =======

     The severance and other employee related costs provided for a reduction of approximately 780 employees related to facility closures and streamlining of operations for cost reduction initiatives. The costs of exit and contract termination were comprised primarily of non-cancelable lease obligations on the closed facilities. The charge for property, plant and equipment represents write-downs to net realizable value of less efficient and duplicate facilities and machinery and equipment no longer needed in the combined restructured manufacturing operations.

NOTE J -- INTERIM FINANCIAL INFORMATION (UNAUDITED)

     The following is a summary of the quarterly results of operations for the years ended May 31, 2001 and 2000:

                                                                 THREE MONTHS ENDED
                                                  ------------------------------------------------
                                                  AUGUST 31   NOVEMBER 30   FEBRUARY 28    MAY 31
                                                  ---------   -----------   -----------   --------
                                                      (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
2001
Net sales.......................................  $554,923     $499,904      $405,400     $547,535
Gross profit....................................   249,252      219,102       167,537      244,084
Net income (loss)...............................    28,850       16,868        (7,018)      24,261
BASIC EARNINGS (LOSS) PER SHARE.................       .28          .17          (.07)         .24
                                                  ========     ========      ========     ========
DILUTED EARNINGS (LOSS) PER SHARE...............       .28          .17          (.07)         .24
                                                  ========     ========      ========     ========
DIVIDENDS PER SHARE.............................  $  .1225     $  .1250      $  .1250     $  .1250
                                                  ========     ========      ========     ========

                                                                 THREE MONTHS ENDED
                                                  ------------------------------------------------
                                                  AUGUST 31   NOVEMBER 30   FEBRUARY 29    MAY 31
                                                  ---------   -----------   -----------   --------
                                                      (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
2000
Net sales.......................................  $497,869     $502,450      $413,178     $548,913
Gross profit....................................   228,290      216,309       176,063      242,111
Net income......................................     7,264       20,364         3,731        9,633
BASIC EARNINGS PER SHARE........................       .07          .19           .04          .09
                                                  ========     ========      ========     ========
DILUTED EARNINGS PER SHARE......................       .07          .19           .04          .09
                                                  ========     ========      ========     ========
DIVIDENDS PER SHARE.............................  $  .1175     $  .1225      $  .1225     $  .1225
                                                  ========     ========      ========     ========

     Quarterly earnings per share do not total to the yearly earnings per share due to the weighted average number of shares outstanding in each quarter.

                           RPM, INC. AND SUBSIDIARIES

NOTE K -- REPORTABLE SEGMENT AND GEOGRAPHIC AREA INFORMATION

     The Company has determined that it has two operating segments -- Industrial and Consumer -- based on the nature of business activities, products and services; the structure of management; and the structure of information as presented to the Board of Directors. Within each division, individual operating companies or groups of companies generally address common markets, utilize similar technologies, and can share manufacturing or distribution capabilities. The Company evaluates the profit performance of the two divisions based on earnings before interest and taxes since interest expense is essentially related to corporate acquisitions, as opposed to segment operations.

     The Industrial Division has operations throughout North America and accounts for most of the Company's sales in Europe, South America, Asia, South Africa, Australia and the Middle East. The Industrial product line is primarily sold to distributors, contractors and to end users, such as industrial manufacturing facilities, educational and governmental institutions and commercial establishments. Industrial Division products reach their markets through a combination of direct sales, sales representative organizations, distributor sales and sales of licensees and joint ventures.

     The Consumer Division's products are sold throughout North America by mass merchandisers, home centers, hardware stores, paint stores, automotive supply stores and craft shops. Major customers include Ace Hardware Stores, Cotter & Company, The Home Depot, Kmart, Lowe's Home Centers, Sherwin-Williams and Wal-Mart. Consumer Division products are sold to retailers through a combination of direct sales, sales representative organizations and distributor sales.

     Sales to the seven largest customers represent approximately 17%, 16% and 12% of consolidated net sales for the years ended May 31, 2001, 2000 and 1999, respectively. These sales are predominantly within the Consumer Division and comprise approximately 38%, 37% and 32% of the division's sales for the respective periods.

     Sales for the fiscal years ended May 31, 2001, 2000 and 1999 do not include sales of our products by joint ventures and licensees, amounting to approximately $37.0 million, $35.0 million, and $72.0 million, respectively. The Company reflects income from joint ventures on the equity method and receive royalties from its licensees. Export sales were less than 10% of net sales for each of the three years presented.

     In addition to the two operating segments, there are certain business activities, referred to as Corporate/Other, that do not constitute an operating segment, including corporate headquarters and related administrative expenses, results of the Company's captive insurance company, gains or losses on the sales of certain assets and other expenses not directly associated with either operating segment. Related assets consist primarily of investments, prepaid expenses, deferred pension assets, and headquarters property and equipment. These corporate and other assets and expenses reconcile operating segment data to total consolidated net sales, earnings before interest and taxes, identifiable assets, capital expenditures, and depreciation and amortization, as outlined in the following table.

                                                        YEAR ENDED MAY 31,
                                               ------------------------------------
                                                  2001       2000(1)        1999
                                               ----------   ----------   ----------
             SEGMENT INFORMATION                          (IN THOUSANDS)
Net sales
  Industrial segment.........................  $1,100,682   $1,092,976   $1,062,785
  Consumer segment...........................     907,080      869,434      657,843
  Corporate/Other............................
                                               ----------   ----------   ----------
TOTAL........................................  $2,007,762   $1,962,410   $1,720,628
                                               ==========   ==========   ==========

                           RPM, INC. AND SUBSIDIARIES

                                                        YEAR ENDED MAY 31,
                                               ------------------------------------
                                                  2001       2000(1)        1999
             SEGMENT INFORMATION               ----------   ----------   ----------
                                                          (IN THOUSANDS)
Earnings before interest and taxes
  Industrial segment.........................  $  122,034   $   98,980   $  135,632
  Consumer segment...........................      62,662       47,907       71,294
  Corporate/Other............................     (18,006)     (23,333)     (14,548)
                                               ----------   ----------   ----------
TOTAL........................................  $  166,690   $  123,554   $  192,378
                                               ==========   ==========   ==========
Identifiable assets
  Industrial segment.........................  $1,002,209   $  993,239   $1,102,531
  Consumer segment...........................   1,016,067    1,041,896      586,846
  Corporate/Other............................      60,214       64,068       47,859
                                               ----------   ----------   ----------
TOTAL........................................  $2,078,490   $2,099,203   $1,737,236
                                               ==========   ==========   ==========
Capital expenditures
  Industrial segment.........................  $   30,123   $   34,331   $   35,779
  Consumer segment...........................      23,629       27,929       26,648
  Corporate/Other............................         366          925          979
                                               ----------   ----------   ----------
TOTAL........................................  $   54,118   $   63,185   $   63,406
                                               ==========   ==========   ==========
Depreciation and amortization
  Industrial segment.........................  $   38,579   $   38,519   $   32,668
  Consumer segment...........................      41,627       39,862       28,387
  Corporate/Other............................       1,288          769        1,080
                                               ----------   ----------   ----------
TOTAL........................................  $   81,494   $   79,150   $   62,135
                                               ==========   ==========   ==========

                                                        YEAR ENDED MAY 31,
                                               ------------------------------------
                                                  2001       2000(1)        1999
           GEOGRAPHIC INFORMATION              ----------   ----------   ----------
                                                          (IN THOUSANDS)
Net sales (based on shipping locations)
  United States..............................  $1,614,112   $1,572,919   $1,362,722
                                               ----------   ----------   ----------
  Foreign
     Canada..................................     140,009      135,641      115,201
     Europe..................................     164,517      172,662      171,825
     Other Foreign...........................      89,124       81,188       70,880
                                               ----------   ----------   ----------
  Total Foreign..............................     393,650      389,491      357,906
                                               ----------   ----------   ----------
TOTAL........................................  $2,007,762   $1,962,410   $1,720,628
                                               ==========   ==========   ==========

                           RPM, INC. AND SUBSIDIARIES

                                                        YEAR ENDED MAY 31,
                                               ------------------------------------
                                                  2001       2000(1)        1999
           GEOGRAPHIC INFORMATION              ----------   ----------   ----------
                                                          (IN THOUSANDS)
Assets employed
  United States..............................  $1,732,238   $1,740,882   $1,445,599
                                               ----------   ----------   ----------
  Foreign
     Canada..................................     128,159      130,064       88,965
     Europe..................................     144,619      155,330      144,636
     Other Foreign...........................      73,474       72,927       58,036
                                               ----------   ----------   ----------
  Total Foreign..............................     346,252      358,321      291,637
                                               ----------   ----------   ----------
TOTAL........................................  $2,078,490   $2,099,203   $1,737,236
                                               ==========   ==========   ==========

---------------

(1) Includes restructuring and asset impairment charges and related costs totaling $59.8 million, before taxes.

                           RPM, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              NOVEMBER 30, 2001   MAY 31, 2001
                                                              -----------------   ------------
                                                                 (UNAUDITED)
ASSETS
Current assets:
  Cash and short-term investments...........................     $   45,600        $   23,926
  Trade accounts receivable (less allowance for doubtful
     accounts $16,140 and $17,705, respectively)............        353,287           411,718
  Inventories...............................................        265,530           277,494
  Prepaid expenses and other current assets.................        107,959           106,282
                                                                 ----------        ----------
TOTAL CURRENT ASSETS........................................        772,376           819,420
                                                                 ----------        ----------
Property, plant and equipment, at cost......................        634,978           623,054
  Less: accumulated depreciation and amortization...........       (282,026)         (261,018)
                                                                 ----------        ----------
PROPERTY, PLANT AND EQUIPMENT, NET..........................        352,952           362,036
                                                                 ----------        ----------
Other assets:
  Goodwill, net of amortization.............................        601,877           571,276
  Intangible assets, net of amortization....................        265,900           300,372
  Other.....................................................         25,122            25,386
                                                                 ----------        ----------
TOTAL OTHER ASSETS..........................................        892,899           897,034
                                                                 ----------        ----------
TOTAL ASSETS................................................     $2,018,227        $2,078,490
                                                                 ==========        ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes and accounts payable................................     $  124,796        $  152,307
  Current portion of long term debt.........................        111,324             7,379
  Accrued compensation and benefits.........................         63,888            74,888
  Accrued loss reserves.....................................         52,826            55,416
  Other accrued liabilities.................................         60,251            75,022
  Income taxes payable......................................          9,959            10,756
                                                                 ----------        ----------
TOTAL CURRENT LIABILITIES...................................        423,044           375,768
                                                                 ----------        ----------
Long-term liabilities:
  Long-term debt, less current maturities...................        817,182           955,399
  Other long-term liabilities...............................         48,327            53,479
  Deferred income taxes.....................................         52,575            54,134
                                                                 ----------        ----------
TOTAL LONG-TERM LIABILITIES.................................        918,084         1,063,012
                                                                 ----------        ----------
Shareholders' equity:
  Common shares, stated value $.015 per share; authorized
     200,000 shares; outstanding 102,387 shares and 102,211
     shares, respectively...................................          1,619             1,619
  Paid-in capital...........................................        429,485           430,015
  Treasury shares, at cost..................................        (97,210)          (99,308)
  Accumulated other comprehensive loss......................        (52,876)          (53,074)
  Retained earnings.........................................        396,081           360,458
                                                                 ----------        ----------
TOTAL SHAREHOLDERS' EQUITY..................................        677,099           639,710
                                                                 ----------        ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................     $2,018,227        $2,078,490
                                                                 ==========        ==========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                           RPM, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     SIX MONTHS ENDED       THREE MONTHS ENDED
                                                       NOVEMBER 30,            NOVEMBER 30,
                                                  -----------------------   -------------------
                                                     2001         2000        2001       2000
                                                  ----------   ----------   --------   --------
Net sales.......................................  $1,021,155   $1,054,827   $487,880   $499,904
Cost of sales...................................     548,513      570,351    265,912    271,744
                                                  ----------   ----------   --------   --------
Gross profit....................................     472,642      484,476    221,968    228,160
Selling, general and administrative expenses....     355,695      377,034    174,076    183,827
Interest expense, net...........................      24,423       33,703     11,359     17,127
                                                  ----------   ----------   --------   --------
Income before income taxes......................      92,524       73,739     36,533     27,206
Provision for income taxes......................      31,465       28,021     12,043     10,338
                                                  ----------   ----------   --------   --------
Net income......................................  $   61,059   $   45,718   $ 24,490   $ 16,868
                                                  ==========   ==========   ========   ========
Basic and diluted earnings per common share.....  $     0.60   $     0.45   $   0.24   $   0.17
                                                  ==========   ==========   ========   ========
Dividends per common share......................  $   0.2500   $   0.2475   $ 0.1250   $ 0.1250
                                                  ==========   ==========   ========   ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                           RPM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                              SIX MONTHS ENDED
                                                                NOVEMBER 30,
                                                              -----------------
                                                               2001      2000
                                                              -------   -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income................................................  $61,059   $45,718
  Depreciation and amortization.............................   28,818    38,681
  Items not affecting cash and other........................   (7,773)  (15,747)
  Changes in operating working capital......................   12,048   (23,202)
                                                              -------   -------
                                                               94,152    45,450
                                                              -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment.......................  (13,117)  (29,084)
  Acquisition of new businesses, net of cash................      -0-    (1,641)
                                                              -------   -------
                                                              (13,117)  (30,725)
                                                              -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from stock option exercises......................      345       598
  Repurchase of common shares...............................      -0-   (11,101)
  Increase (decrease) in debt...............................  (34,271)   20,349
  Dividends.................................................  (25,435)  (25,174)
                                                              -------   -------
                                                              (59,361)  (15,328)
                                                              -------   -------
NET INCREASE (DECREASE) IN CASH.............................   21,674      (603)
Cash at beginning of period.................................   23,926    31,340
                                                              -------   -------
CASH AT END OF PERIOD.......................................  $45,600   $30,737
                                                              =======   =======

The accompanying notes to consolidated financial statements are an integral part of these statements.

                           RPM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               NOVEMBER 30, 2001
                                  (UNAUDITED)

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal, recurring accruals) considered necessary for a fair presentation have been included for the six and three month periods ended November 30, 2001 and 2000. For further information, refer to the consolidated financial statements and notes included in the Company's Annual Report on Form 10-K for the year ended May 31, 2001.

     Certain reclassifications have been made to prior year amounts to conform with the current year presentation. In an effort to achieve improved reporting consistency across divisions, and in conjunction with the migration to a new reporting and consolidation system, the Company has adopted a new chart of accounts. Accordingly, the Company has elected to reclassify certain internal distribution costs from cost of sales to selling, general and administrative expenses. Additionally, a portion of those costs are offset by the movement of certain employee benefits costs respective to manufacturing personnel out of selling, general and administrative expenses and into cost of sales. For the three and six month periods ended November 30, 2000, the net effect of the reclassification of these expenses resulted in the movement of approximately $9 million and $16 million, respectively, from cost of sales to selling, general and administrative expenses.

NOTE B -- BUSINESS COMBINATIONS, GOODWILL AND INTANGIBLE ASSETS

     In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards, ("SFAS") No. 141, "Business Combinations," which eliminates the pooling method of accounting for all business combinations initiated after June 30, 2001, and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. The Company has adopted this accounting standard for business combinations initiated after June 30, 2001.

     The Company also adopted SFAS No. 142, "Goodwill and Other Intangible Assets," effective June 1, 2001. Under SFAS No. 142, goodwill is no longer amortized, but is reviewed for impairment annually, or more frequently if certain indicators arise. The Company has completed the transitional impairment test required upon adoption of SFAS No. 142. The transitional test, which involved the use of estimates related to the fair market values of the business operations with which goodwill is associated, did not result in any impairment loss. Prospectively, any losses resulting from the required annual impairment tests will be reflected in operating income in the income statement.

                           RPM, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

     Had the Company been accounting for its goodwill and other intangible assets under SFAS No. 142 for all periods presented, the Company's net income (in thousands) and earnings per share would have been as follows:

                                                         FOR THE SIX MONTHS    FOR THE THREE MONTHS
                                                         ENDED NOVEMBER 30,     ENDED NOVEMBER 30,
                                                         -------------------   ---------------------
                                                           2001       2000       2001        2000
                                                         --------   --------   ---------   ---------
NET INCOME:
  Reported Net Income..................................  $61,059    $45,718     $24,490     $16,868
  Add back goodwill amortization, net of tax...........       --      9,589          --       4,757
  Add back workforce amortization, net of tax..........       --        802          --         402
  Add back tradename amortization, net of tax..........       --        244          --         121
                                                         -------    -------     -------     -------
  Adjusted net income..................................  $61,059    $56,353     $24,490     $22,148
                                                         =======    =======     =======     =======
BASIC AND DILUTED EARNINGS PER SHARE:
  Reported net income..................................  $  0.60    $  0.45     $  0.24     $  0.17
  Goodwill amortization, net of tax....................       --       0.09          --        0.04
  Workforce amortization, net of tax...................       --       0.01          --        0.01
  Tradename amortization, net of tax...................       --         --          --          --
                                                         -------    -------     -------     -------
  Adjusted net income..................................  $  0.60    $  0.55     $  0.24     $  0.22
                                                         =======    =======     =======     =======

NOTE C -- INVENTORIES

     Inventories were composed of the following major classes:

                                                          NOVEMBER 30, 2001   MAY 31, 2001
                                                          -----------------   ------------
                                                                   (IN THOUSANDS)
Raw Materials and supplies..............................      $ 94,043          $ 89,071
Finished Goods..........................................       171,487           188,423
                                                              --------          --------
                                                              $265,530          $277,494
                                                              ========          ========

NOTE D -- COMPREHENSIVE INCOME

     Other comprehensive income includes foreign currency translation adjustments, minimum pension liability adjustments and unrealized gains or losses on securities. Total comprehensive income, comprised of net income and other comprehensive income, amounted to $18,540,000 and $6,164,000 during the second quarter of fiscal years 2002 and 2001, respectively, and $61,257,000 and $34,468,000 for the six months ended November 30, 2001 and 2000, respectively.

NOTE E -- REPORTABLE SEGMENT INFORMATION

     The Company has determined that it has two operating segments -- Industrial and Consumer -- based on the nature of business activities, products and services; the structure of management; and the structure of information as presented to the Board of Directors. Within each segment, individual operating companies or groups of companies generally address common markets, utilize similar technologies, and can share manufacturing or distribution capabilities. The Company evaluates the profit performance of the two segments based on earnings before interest and taxes since interest expense is essentially related to

                           RPM, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

corporate acquisitions, as opposed to segment operations. Comparable six month and second quarter results on this basis are as follows:

                                                     SIX MONTHS ENDED          QUARTER ENDED
                                                       NOVEMBER 30,            NOVEMBER 30,
                                                  -----------------------   -------------------
                                                     2001         2000        2001       2000
                                                  ----------   ----------   --------   --------
                                                                 (IN THOUSANDS)
Net sales
  Industrial segment............................  $  559,882   $  588,811   $270,714   $281,211
  Consumer segment..............................     461,273      466,016    217,166    218,693
                                                  ----------   ----------   --------   --------
     TOTALS.....................................  $1,021,155   $1,054,827   $487,880   $499,904
                                                  ==========   ==========   ========   ========
Earnings before interest and taxes
  Industrial segment............................  $   69,937   $   79,382   $ 27,759   $ 33,216
  Consumer segment..............................      58,519       39,561     24,539     15,769
  Corporate/Other...............................     (11,509)     (11,501)    (4,406)    (4,652)
                                                  ----------   ----------   --------   --------
     TOTALS.....................................  $  116,947   $  107,442   $ 47,892   $ 44,333
                                                  ==========   ==========   ========   ========

                                                              NOVEMBER 30, 2001   MAY 31, 2001
                                                              -----------------   ------------
Identifiable assets
  Industrial segment........................................     $  971,268        $1,002,209
  Consumer segment..........................................        973,837         1,016,067
  Corporate/Other...........................................         73,122            60,214
                                                                 ----------        ----------
     TOTALS.................................................     $2,018,227        $2,078,490
                                                                 ==========        ==========

PROSPECTUS

                                   [RPM LOGO]

                                DEBT SECURITIES
                                 COMMON SHARES
                                    WARRANTS
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS

                             ---------------------

     We may offer and sell the securities listed above with an aggregate offering price of up to $300 million in connection with this prospectus. We will provide the specific terms of these securities in one or more supplements accompanying this prospectus. You should read this prospectus and any accompanying prospectus supplement carefully before you invest.

     Our common shares are quoted on the New York Stock Exchange under the symbol "RPM." The applicable prospectus supplement will contain information, where applicable, as to any other listing on any securities exchange of the securities covered by the prospectus supplement.

     We may sell the securities directly to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement relating to those securities. The net proceeds we expect to receive from such sale also will be set forth in the prospectus supplement.

     This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OFFERED BY THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is March 26, 2002.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may offer common shares, debt securities, warrants stock purchase contracts, stock purchase units or any combination of these securities, either separately or in units, in one or more offerings up to a total dollar amount of $300 million. This prospectus provides you with a general description of those securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

     The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

                                  THE COMPANY

     RPM, Inc. is a global leader in the protective coatings industry for both industrial and consumer applications. As of May 31, 2001, we marketed our products in approximately 130 countries and operated manufacturing facilities in 62 locations in the United States, Argentina, Belgium, Brazil, Canada, China, Colombia, Germany, Italy, Malaysia, Mexico, New Zealand, The Netherlands, Poland, South Africa, the United Arab Emirates and the United Kingdom.

     Our industrial operating companies manufacture and market coatings for various industrial applications including waterproofing, general maintenance, flooring systems and coatings, corrosion control and other specialty chemical applications. Our industrial products represented approximately 55% of our sales for the fiscal year ended May 31, 2001. For consumer applications, we manufacture do-it-yourself products for home maintenance, automotive repair, marine applications and hobby and leisure items. Our consumer do-it-yourself products are marketed through thousands of mass merchandise, home center and hardware stores throughout North America. Our consumer products represented approximately 45% of our sales for the fiscal year ended May 31, 2001.

     When we refer to "RPM," "our company," "we," "our" and "us" in this prospectus under the headings "The Company" and "Use of Proceeds," we mean RPM, Inc. and its subsidiaries. When we use these terms in other places in this prospectus, we refer only to RPM, Inc. unless the context indicates that we mean something else.

     Our principal executive offices are at 2628 Pearl Road, P.O. Box 777, Medina, Ohio 44258, and our telephone number is (330) 273-5090.

                                  RISK FACTORS

     Before investing in our securities, you should carefully consider the risks described below and any risks contained in the accompanying prospectus supplement as well as the other information included or incorporated by reference in this prospectus and the prospectus supplement. If any of these risks occur, our business, prospects, results of operations and financial condition could be harmed. In that case, the trading price of our securities could decline, and you could lose all or part of your investment.

THE INDUSTRY IN WHICH WE OPERATE IS HIGHLY COMPETITIVE AND SOME OF OUR COMPETITORS MAY BE LARGER AND MAY HAVE BETTER RESOURCES THAN WE DO.

     The industry in which we operate is fragmented and we do not face competition from any one company across our product lines. Any increase in competition may cause us to lose market share or compel us to reduce prices to remain competitive, which could result in reduced gross margins. This may impair our ability to grow or even to maintain our current levels of revenues and earnings. Certain companies that operate in our industry include Carlisle, Degussa, GE Plastics, ICI, Masco, PPG, Rohm and Haas, Sika Finanz, Sherwin-Williams and Valspar. Several of these companies are larger than us and may have greater resources than we do. Increased competition with these companies could prevent the institution of price increases or could require price reductions or increased spending on research and development and marketing and sales, which could adversely affect our results of operations.

WE DEPEND ON A NUMBER OF LARGE CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR NET SALES AND, THEREFORE, SIGNIFICANT DECLINES IN THE LEVEL OF PURCHASES BY THESE CUSTOMERS COULD HARM OUR BUSINESS.

     Certain of our operating companies, particularly in the Consumer Division, face a substantial amount of customer concentration. Our key customers include Ace Hardware Stores, Cotter & Company, The Home Depot, Kmart, Lowe's, Sherwin-Williams and Wal-Mart. Although no single customer has accounted for more than 10% of sales in prior fiscal years, sales to our seven largest customers accounted for approximately 17%, 16% and 12% of the consolidated net sales for the fiscal years ended May 31, 2001, 2000 and 1999, respectively, and 38%, 37% and 32% of the Consumer Division's sales for the same years. For the six months ended November 30, 2001, sales to The Home Depot slightly exceeded 10% of consolidated net sales. If we lose one or more of our key customers or experience a delay or cancellation of a significant order or a decrease in the level of purchases from any of our key customers, our net revenues could decline and our operating results and business could be harmed. In addition, our net revenues could decline and our operating results and business could be harmed if we experience any difficulty in collecting amounts due from one or more of our key customers.

MANY OF OUR CUSTOMERS OPERATE IN CYCLICAL INDUSTRIES AND DOWNWARD ECONOMIC CYCLES MAY REDUCE OUR BUSINESS.

     Many of our customers, especially in our Industrial Division, are in businesses and industries that are cyclical in nature and sensitive to changes in general economic conditions and other factors, including consumer spending and preferences. As a result, the demand for our products by these customers depends, in part, upon general economic conditions. Downward economic cycles affecting the industries of our customers may reduce sales of our products resulting in reductions to our revenues and net earnings.

IF OUR EFFORTS IN ACQUIRING/INTEGRATING OTHER COMPANIES OR PRODUCT LINES FAIL, OUR BUSINESS MAY NOT GROW.

     As part of our growth strategy, we have pursued, and intend to continue pursuing, acquisitions of complementary businesses or products and joint ventures. Our ability to grow through acquisitions or joint ventures depends upon our ability to identify, negotiate and complete suitable acquisitions or joint venture arrangements. In addition, acquisitions and integration of those acquisitions involve a number of risks, including:

     - inaccurate assessments of undisclosed liabilities;

     - difficulties in assimilating acquired companies and products into our existing business;

     - delays in realizing the benefits from the acquired company or products, including projected efficiencies, cost savings and revenue synergies;

     - diversion of our management's time and attention from other business concerns;

     - difficulties because of our lack of or limited prior experience in any new markets we may enter;

     - difficulties in retaining key employees of the acquired businesses; and

     - increases in our indebtedness and contingent liabilities, which could in turn restrict our ability to access additional capital when needed or to pursue other important elements of our business strategy.

WE HAVE A SIGNIFICANT AMOUNT OF INDEBTEDNESS.

     We have a significant amount of indebtedness as a result of several of our most recent acquisitions. Our total debt increased from $586 million at May 31, 1999 to $929 million at November 30, 2001. This compares with $677 million in shareholders' equity at November 30, 2001. We intend to repay a portion of our indebtedness with the proceeds of any equity offering under this prospectus. Nevertheless, our level of indebtedness could have important consequences to our shareholders. For example, it:

     - may require us to dedicate a material portion of our cash flow from operations to make payments on our indebtedness, thereby reducing the cash flow available to fund working capital, capital expenditures, acquisitions, dividend payments or other general corporate purposes; or

     - may limit our flexibility to adjust to changing business and market conditions and make us more vulnerable to a downturn in general economic conditions as compared to a competitor that may have less debt.

WE DERIVE A SUBSTANTIAL PORTION OF OUR REVENUES FROM FOREIGN MARKETS, WHICH SUBJECTS US TO ADDITIONAL BUSINESS RISKS.

     Our foreign manufacturing operations accounted for approximately 20% of our net sales for the fiscal year ended May 31, 2001, not including exports directly from the United States which accounted for less than 10% of our net sales for fiscal 2001. Our international operations could be adversely affected by changes in political and economic conditions, trade protection measures, restrictions on repatriation of earnings, differing intellectual property rights and changes in regulatory requirements that restrict the sales of our products or increase our costs. Also, changes in exchange rates between the U.S. dollar and other currencies could potentially result in increases or decreases in our costs and earnings and may adversely affect the value of our assets outside the United States.

FLUCTUATIONS IN THE SUPPLY AND PRICES OF RAW MATERIALS COULD NEGATIVELY IMPACT OUR FINANCIAL RESULTS.

     We obtain the raw materials needed to manufacture our products from a number of suppliers. Many of our raw materials are petroleum-based derivatives, minerals and metals. Under normal market conditions, these materials are generally available on the open market and from a variety of producers. From time to time, however, the prices and availability of these raw materials fluctuate, which could impair our ability to procure necessary materials, or increase the cost of manufacturing our products. If the prices of raw materials increase, and we are unable to pass these increases on to our customers, we could experience reductions to our profit margins.

A LOSS IN THE ACTUAL OR PERCEIVED VALUE OF OUR BRANDS COULD LIMIT OR REDUCE THE DEMAND FOR OUR PRODUCTS.

     Our family of products includes a number of well-known brand names that are used in a variety of industrial maintenance, consumer do-it-yourself and professional applications. We believe that continuing to maintain the strength of our brands is critical to increasing demand for and maintaining widespread acceptance of our products. However, a loss in the actual or perceived value of our brands could limit or reduce the demand for our products.

THE CHEMICAL AND CONSTRUCTION PRODUCTS INDUSTRIES WE SERVE INHERENTLY EXPOSE US TO POTENTIAL SIGNIFICANT LITIGATION-RELATED COSTS.

     As a participant in the chemical and construction products industries, we face an inherent risk of exposure to claims in the event that the failure, use or misuse of our products results, or is alleged to result, in bodily injury and/or property damage. For example, one of our subsidiaries, Dryvit Systems, Inc., a manufacturer of coatings for exterior insulating finishing systems, or EIFS, is a defendant and co-defendant in ongoing property damage claims, some of which involve attempted class actions in various states, related to the alleged defects of EIFS. Some of the EIFS claims also stem from alleged personal injuries from exposure to mold. Dryvit's and our insurers, which include First Colonial Insurance Company, our wholly-owned captive insurance company, are currently paying a substantial portion of Dryvit's defense and/or settlement costs in the EIFS litigation.

     In addition, along with certain of our subsidiaries, including Bondex International and Republic Powdered Metals, we are defendants or co-defendants in asbestos-related bodily injury lawsuits filed on behalf of various individuals in several jurisdictions. Third party insurers have paid and are currently paying a substantial portion of the defense and/or settlement costs in our asbestos-related cases.

     Our costs related to legal proceedings have not had, and are not expected to have, a material adverse effect on our business, financial condition, results of operations or cash flows. We cannot assure you, however, that the ultimate cost of current known or future unknown litigation and claims will not exceed management's current expectations. For a further discussion, please see the discussion set forth in the section entitled "Legal Proceedings" in our most recent Annual Report on Form 10-K, most recent Quarterly Report on Form 10-Q and any accompanying prospectus supplement.

ENVIRONMENTAL LAWS AND REGULATIONS COULD SUBJECT US TO SIGNIFICANT FUTURE LIABILITIES.

     We are subject to numerous environmental laws and regulations that impose various environmental controls on us or otherwise relate to environmental protection, the sale and export of certain chemicals or hazardous materials, and various health and safety matters, including among other things, the discharge of pollutants into the air and water, the handling, use, treatment, storage and clean-up of solid and hazardous wastes, and the investigation and remediation of soil and groundwater affected by hazardous substances. These laws and regulations often impose strict, retroactive and joint and several liability for the costs of, and damages resulting from, cleaning up our, or our predecessor's, past or present facilities, and at third party disposal sites. We are currently undertaking remedial activities at a number of facilities and properties, and have received notices under the federal Comprehensive Environmental, Response, Compensation and Liability Act or analogous state laws of liability or potential liability in connection with the disposal of material from our current or former operations, and currently unknown conditions could be discovered in the future.

     Our expenditures related to environmental matters have not had, and are not currently expected to have, a material adverse effect on our business, financial condition, results of operations or cash flows. However, the environmental laws under which we operate are numerous, complicated and often increasingly more stringent, and may be applied retroactively. In addition, if we violate or fail to comply with environmental laws, we could be fined or otherwise sanctioned by regulators. We could also be liable for consequences arising out of human exposure to hazardous substances relating to our products or operations. Accordingly, we cannot guarantee that we will not be required to make additional expenditures to remain in or to achieve compliance with environmental laws in the future or that any such additional expenditures will not have a material adverse effect on our business, financial condition, results of operations or cash flows.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

     We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 that we file with the SEC after the date of the initial filing of the registration statement and prior to the time we sell all of the securities offered by this prospectus:

     - Our Annual Report on Form 10-K for the fiscal year ended May 31, 2001;

     - Our Quarterly Reports on Form 10-Q for the quarters ended August 31, 2001 and November 30, 2001;

     - Our Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934, filed on August 29, 2001;

     - The description of our common shares contained in our registration statement on Form 8-A, dated June 2, 1998, and any amendments and reports filed for the purpose of updating that description; and

     - The description of the rights to purchase our common shares contained in our registration statement on Form 8-A dated, May 11, 1999.

     The information in this prospectus about RPM is not comprehensive and you should also read the information in the documents incorporated by reference into this prospectus. Information that we file later with the SEC and that is incorporated by reference into this prospectus will automatically update and supersede information in this prospectus.

     You may request a copy of any or all of the documents incorporated by reference in this prospectus at no cost, by writing to or telephoning us at the following address:

    Secretary
     RPM, Inc.
     P.O. Box 777
     2628 Pearl Road
     Medina, Ohio 44258
     (330) 273-5090

     You should rely only on the information included or incorporated by reference in this prospectus or the prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if we also deliver a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the dates on the front of those documents. Information on our web site is not a part of this prospectus or a prospectus supplement.

                  CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, including the documents that are and will be incorporated by reference into this prospectus, contain forward-looking statements regarding our plans, expectations, estimates and beliefs. Forward-looking statements in this prospectus are typically identified by words such as "believes," "anticipates," "estimates," "expects," "intends," "will," "may" and other similar expressions. These forward-looking statements may include, among other things, projections of our future financial performance, our anticipated growth and anticipated trends in our businesses. These statements are only predictions, based on our current expectations about future events. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties, and our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements. The important factors that could cause our results to differ include those discussed under the section entitled "Forward-Looking Statements" in "Management's Discussion and Analysis" in our 2001 Annual Report to Shareholders and similar sections in the other documents incorporated into this prospectus by reference. We encourage you to read these sections carefully. We do not undertake any responsibility to update information in this prospectus or incorporated by reference into this prospectus if any forward-looking statement later turns out to be inaccurate.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                        SIX MONTHS
                                           ENDED                 YEAR ENDED MAY 31,
                                       NOVEMBER 30,       --------------------------------
                                          2001(1)         2001   2000   1999   1998   1997
                                    -------------------   ----   ----   ----   ----   ----
Ratio of earnings to fixed
  charges.........................         4.25           2.33   2.19   4.75   4.37   4.58

---------------

(1) RPM adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," effective June 1, 2001, which resulted in a reduction of amortization expense for the six months ended November 30, 2001 by approximately $11 million. Had RPM not adopted the required accounting change, the ratio of earnings to fixed charges would have been 3.86 for the six months ended November 30, 2001.

     For purposes of calculating the ratios, fixed charges consist of interest expense, amortized expenses related to debt and estimated interest portion of operating leases. The ratio of earnings to fixed charges is calculated as follows:

                 (income before income taxes) + (fixed charges)
              ---------------------------------------------------
                                (fixed charges)

                                USE OF PROCEEDS

     We will use the net proceeds from the sale of the securities for our general corporate purposes, which may include repaying indebtedness, funding future acquisitions of other assets and companies, and making additions to our working capital, or for any other purpose we describe in the applicable prospectus supplement.

                        DESCRIPTION OF OUR COMMON SHARES

     Our authorized capital stock consists of 200,000,000 common shares, without par value. As of January 10, 2002, there were 102,442,951 common shares outstanding, net of treasury shares, held by approximately 40,739 shareholders of record. The holders of common shares are entitled to one vote per share on all matters to be voted upon by shareholders, except that shareholders have the right to cumulate their votes for the election of directors as permitted by Ohio law. Holders of common shares are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of outstanding preferred shares, if any. The holders of common shares have no preemptive or similar rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common shares. All outstanding common shares are legally issued, fully paid and nonassessable.

  RIGHTS PLAN

  Rights

     Our board of directors has declared a dividend of one right for each outstanding common share. Rights have been issued in connection with each outstanding common share; and rights will be issued in connection with common shares issued subsequently until the distribution date, and, in certain circumstances, for common shares issued after the distribution date referred to below. Each right, when it becomes exercisable as described below, will entitle the registered holder to purchase from us one-tenth of a common share at a price of $7.00 or $70.00 per whole share, subject to adjustment in certain circumstances. The description and terms of the rights are set forth in a rights agreement between us and the rights agent named therein. The rights will not be exercisable until the distribution date and will expire on the tenth annual anniversary of the rights agreement, unless earlier redeemed by us. Until a right is exercised, the holder, as such, will have no rights as a shareholder, including the right to vote or to receive dividends.

  Distribution Date

     Under the rights agreement, the "distribution date" is the earlier of:

          (1) such time as we learn that a person or group, including any affiliate or associate of such person or group, has acquired, or has obtained the right to acquire, beneficial ownership of more than 15% of our outstanding voting securities (such person or group being an "acquiring person"), unless provisions preventing accidental triggering of the distribution of the rights apply, and

          (2) the close of business on such date, if any, as may be designated by our board of directors following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for more than 15% or more of the outstanding shares of voting securities.

  Triggering Event and Effect of Triggering Event

     When there is an acquiring person, the rights will entitle each holder, other than such acquiring person, of a right to purchase, at the purchase price, that number of common shares that at the time of such event would have a market value of twice the purchase price.

     If we are acquired in a merger or other business combination by an acquiring person or an affiliate or associate of an acquiring person, or if 50% or more of our assets or assets representing 50% or more of our earning power are sold to an acquiring person or an affiliate or associate of an acquiring person, each right will entitle its holder, other than rights beneficially owned by such acquiring person, to purchase, for the purchase price, that number of common shares of such corporation which at the time of the transaction would have a market value of twice the purchase price.

     Any rights that are at any time beneficially owned by an acquiring person, or any affiliate or associate of an acquiring person, will be null and void and nontransferable, and any holder of any such right will be unable to exercise or transfer any such right.

  Redemption

     At any time prior to the earlier of (i) such time as a person or group becomes an acquiring person and (ii) the expiration date, our board of directors may redeem the rights in whole, but not in part, at a price of $.001 per right, which amount shall be subject to adjustment as provided in the rights agreement. Immediately upon the action of our board of directors ordering the redemption of the rights, and without any further action and without any notice, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

     In addition, at any time after there is an acquiring person, our board of directors may elect to exchange each right for consideration per right consisting of one common share, subject to adjustment.

  Amendment

     At any time prior to the distribution date, we may, without the approval of any holder of any rights, supplement or amend any provision of the rights agreement, including the date on which the expiration date or distribution date shall occur, the definition of acquiring person or the time during which the rights may be redeemed, except that no supplement or amendment shall be made which reduces the redemption price other than under certain adjustments therein.

  Certain Effects of the Rights Plan

     The rights plan is designed to protect our shareholders in the event of unsolicited offers to acquire us and other coercive takeover tactics which, in the opinion of our board of directors, could impair its ability to represent shareholder interests. The provisions of the rights plan may render an unsolicited takeover of us more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer our shareholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of our shareholders.

  ANTI-TAKEOVER EFFECTS OF ARTICLES OF INCORPORATION, CODE OF REGULATIONS AND THE OHIO GENERAL CORPORATION LAW

     There are provisions in our amended articles of incorporation and code of regulations, and the Ohio Revised Code that could discourage potential takeover attempts. They could also make it more difficult for shareholders to change management. These provisions could adversely affect the market price of our shares. These provisions include:

     Staggered Board. Our board of directors is divided into three classes, with regular three-year staggered terms. This classification system increases the difficulty of replacing a majority of the directors and may tend to discourage a third-party from making a tender offer or otherwise attempting to gain control of us. In addition, under Ohio law, directors of a corporation with a classified board may be removed only for cause. These factors may maintain the incumbency of our board of directors.

     Supermajority Voting Provisions. The following provisions in our code of regulations may not be repealed or amended without the vote of the holders of not less than the applicable percentage of our total voting power:

     - number, election, classification and nomination of directors (80%); and

     - shareholder action by written consent to amend the code of regulations (66 2/3%).

     Article Seventh of our amended articles of incorporation provides that the following proposals require the approval of two-thirds of our voting power:

     - a merger, consolidation or acquisition as a result of which existing shareholders would hold less than two-thirds of our voting power, or of the surviving or new corporation, immediately after the consummation of the transaction; and

     - a sale of substantially all of our assets.

     Article Eighth of our amended articles requires the affirmative vote of at least 80% of our voting power to effect a merger or consolidation involving us, or a sale, lease or exchange of substantially all of our assets, where the other party to the transaction (including its affiliates and associates) is a holder of 5% or more of the outstanding shares of any class of our stock entitled to vote at a meeting called to consider such a transaction. Our board of directors, voting in good faith, is required to make a determination as to whether the proposed transaction requires an 80% vote of our shareholders. The requirement for approval by an 80% vote shall not be applicable to proposals which received the approval of our board of directors prior to the acquisition of the 5% share interest of the other party, provided, however, with respect to such transactions there has been a disclosure to all shareholders of any inducements offered to our directors and officers which are not extended to all shareholders.

     Merger Moratorium Statute. We are an issuing public corporation under Ohio law. Chapter 1704 of the Ohio Revised Code governs transactions between an issuing public corporation and

     - an "interested shareholder," which, generally means someone who becomes a beneficial owner of 10% or more of the shares of the corporation without the prior approval of the board of directors of the corporation; and

     - persons affiliated or associated with an interested shareholder.

     For at least three years after an interested shareholder becomes such, the following transactions are prohibited if they involve both the issuing public corporation and either an interested shareholder or anyone affiliated or associated with an interested shareholder:

     - the disposition or acquisition of any interest in assets;

     - mergers, consolidations, combinations and majority share acquisitions;

     - voluntary dissolutions or liquidations; and

     - the issuance or transfer of shares or any rights to acquire shares in excess of 5% of the outstanding shares.

     If, before a person becomes an interested shareholder, the board of directors of the corporation approves the transaction by which the person would become an interested shareholder, then the prohibition imposed by Chapter 1704 does not apply. This prohibition continues indefinitely after the initial three-year period unless the transaction is approved by the requisite vote of the shareholders or satisfies statutory conditions relating to the fairness of consideration received by shareholders, other than the interested shareholder.

     The Merger Moratorium Statute does not apply to a corporation whose articles of incorporation or code of regulations contain provisions opting out of it. We have not opted out of the application of the Merger Moratorium Statute.

     Control Share Acquisition Act. Section 1701.831 of the Ohio Revised Code, known as the Control Share Acquisition Act, provides that certain notice and informational filings and special shareholder meetings and voting procedures must occur prior to completion of a proposed "control share acquisition." "Control share acquisition" is defined as any acquisition of an issuer's shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

     - one-fifth or more but less than one-third of the voting power of the issuer in the election of directors;

     - one-third or more but less than a majority of the voting power of the issuer in the election of directors; or

     - a majority or more of the voting power of the issuer in the election of directors.

     Assuming compliance with the notice and information filing requirements prescribed by the statute, the proposed control share acquisition may take place only if the acquisition is approved by both:

     - a majority of the voting power of the issuer represented at a special shareholder's meeting; and

     - a majority of the voting power remaining after excluding the combined voting power of the intended acquirer, directors of the issuer who are also employees and officers of the issuer and persons that acquire specified amounts of shares after the public disclosure of the proposed control share acquisition.

     The Control Share Acquisition Act does not apply to a corporation whose articles of incorporation or code of regulations contain provisions opting out of it. We have not opted out of the application of the Control Share Acquisition Act.

     Other Provisions of Ohio Law. In addition to the Merger Moratorium Statute and the Control Share Acquisition Act, other provisions of Ohio law:

     - provide a corporation, or in certain circumstances the shareholder of the corporation, a cause of action to recover profits realized under certain circumstances by persons who dispose of securities of a corporation within 18 months of proposing to acquire such corporation; and

     - impose advance filing and notice requirements for tenders of more than 10% of certain Ohio corporations.

  LIMITATIONS ON LIABILITY; INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Under Ohio law, Ohio corporations may indemnify directors from liability if the director acted in good faith and in a manner reasonably believed by the director to be in or not opposed to the best interests of the corporation, and, with respect to any criminal actions, if the director had no reason to believe his or her action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (1) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification or (2) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of Ohio law require indemnification of a director who has been successful on the merits or otherwise in defense of any action, suit or proceeding that he or she was a party to by reason of the fact that he or she is or was a director of the corporation. The indemnification authorized by Ohio law is not exclusive and is in addition to any other rights granted to directors under the articles of incorporation or regulations of the corporation or to any agreement between the directors and the corporation.

     Our indemnification arrangements are set forth in our regulations. Article Sixth of the regulations provides that we shall indemnify any person against expenses and liability actually imposed upon or reasonably incurred by such person in connection with the defense of either any action, suit or proceeding to which he or she may be a party defendant or any claim of liability asserted against such person by reason of the fact that he or she is or was our director or he or she is or was serving at our request as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise provided that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his action was unlawful.

     With respect to actions brought by us or in our right to procure a judgment in our favor, we are not required to indemnify any director or officer in any matter in which he is adjudged to be liable by reason of negligence or misconduct in the performance of his duties as such director or officer unless the court determines that the person is fairly and reasonably entitled to such indemnity.

     In addition, unless ordered by a court, indemnification shall be made by us only as authorized in the specific case upon a determination that indemnification of the director is proper. This determination is made by (i) a majority vote of a quorum of directors who are not party to or threatened with the action,

(ii) independent legal counsel, (iii) the shareholders or (iv) a court. The indemnification provided for in our regulations is not exclusive of any other rights to which a director may be entitled to under our articles or regulations, any agreement, any insurance purchased by us, any vote of shareholders or otherwise. We have also entered into indemnity agreements under which we have agreed, among other things, to indemnify our directors to the maximum extent then authorized or permitted by our code of regulations or Ohio law.

  TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our common shares is National City Bank. Its address is 1900 E. 9th Street, Cleveland, Ohio 44114, and its telephone number is (800) 622-6757.

  LISTING

     Our common shares have been approved for quotation on the New York Stock Exchange under the trading symbol "RPM".

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the Debt Securities (as defined below) sets forth certain general terms and provisions of the Debt Securities to which any prospectus supplement may relate. The particular terms of the Debt Securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the prospectus supplement relating to such debt securities. Accordingly, for a description of the terms of a particular issue of Debt Securities, reference must be made to both the prospectus supplement relating thereto and to the following description.

     The Debt Securities will be issued under an indenture (the "Indenture") between us and The Bank of New York (the "Trustee"). As used in this prospectus, "Debt Securities" means the debentures, notes, bonds and other evidences of indebtedness that we issue and the Trustee authenticates and delivers under the Indenture.

     We have summarized certain terms and provisions of the Indenture in this section. The summary is not complete. We have also filed the form of the Indenture as an exhibit to the registration statement that included this prospectus. You should read the form of Indenture for additional information before you buy any Debt Securities. The summary that follows includes references to section numbers of the Indenture so that you can more easily locate these provisions. Capitalized terms used but not defined in this summary have the meanings specified in the Indenture.

GENERAL

     The Debt Securities will be our direct unsecured obligations. The Indenture does not limit the amount of Debt Securities that we may issue and permits us to issue Debt Securities from time to time. Debt Securities issued under the Indenture will be issued as part of a series that has been established by us pursuant to the Indenture (Section 2.01(b)). Unless a prospectus supplement relating to Debt Securities states otherwise, the Indenture and the terms of the Debt Securities will not contain any covenants designed to afford holders of any Debt Securities protection in a highly leveraged or other transaction involving us that may adversely affect holders of the Debt Securities.

     A prospectus supplement relating to a series of Debt Securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - the title and type of the Debt Securities;

     - any limit on the total principal amount of the Debt Securities;

     - the price at which the Debt Securities will be issued;

     - the date or dates on which the principal of and premium, if any, on the Debt Securities will be payable;

     - the maturity date of the Debt Securities;

     - if the Debt Securities will bear interest, and if so:

      - the interest rate on the Debt Securities,

      - the date from which interest will accrue,

      - the record and interest payment dates for the Debt Securities or the method of determining such rate,

      - the first interest payment date, and

      - any circumstances under which we may defer interest payments;

     - if the amount of principal, interest or premium, if any, with respect to the Debt Securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

     - any optional conversion provisions that would permit us or the Holders (as defined below) of Debt Securities to elect to convert the Debt Securities prior to their final maturity;

     - any optional redemption provisions that would permit us or the Holders (as defined below) of Debt Securities to elect redemption of the Debt Securities prior to their final maturity;

     - any sinking fund or analogous provisions that would obligate us to redeem, purchase or repay the Debt Securities prior to their final maturity;

     - the currency or currencies in which the Debt Securities will be denominated and payable, if other than U.S. dollars;

     - any provisions that would permit us or the Holders of the Debt Securities to elect the currency or currencies in which the Debt Securities are paid;

     - whether the Debt Securities will be subordinated to our other debt;

     - any changes to or additional Events of Default (as defined below);

     - any changes to or additional covenants or provisions to the Indenture;

     - whether the Debt Securities will be issued in whole or in part in the form of Global Securities and, if so, the Depositary for those Global Securities (a "Global Security" means a Debt Security that we issue in accordance with the Indenture to represent all or part of a series of Debt Securities);

     - any material United States federal income tax consequences of the Debt Securities; and

     - any other terms of the Debt Securities (which terms shall not be prohibited by the provisions of the Indenture).

     A "Holder" means the person in whose name a particular Security is registered in the Security Register (Section 1.01).

PAYMENT AND TRANSFER

     In the prospectus supplement, we will designate a "Place of Payment" where you can receive payment of the principal of and any premium and interest on the Debt Securities or transfer the Debt Securities. There will be no service charge for any registration of transfer or exchange of the Debt Securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the Debt Securities.

     All funds which we pay to any paying agent for the payment of principal, interest or premium, if any, with respect to the Debt Securities that remain unclaimed at the end of two years after such principal, interest or premium shall have become due and payable will be repaid to us, and the holders of such Debt Securities will thereafter look only to us for payment thereof.

GLOBAL SECURITIES

     A Global Security is a Debt Security that represents, and is denominated in an amount equal to the aggregate principal amount of, all outstanding Debt Securities of a series, or any portion thereof, in either case having the same terms, including the same original issue date, date or dates on which principal and interest are due and interest rate or method of determining interest. A Global Security will be deposited with, or on behalf of, a depository, which will be identified in the prospectus supplement relating to such Debt Securities.

DENOMINATIONS

     Unless the prospectus supplement states otherwise, the Debt Securities will be issued only in registered form, without coupons, in denominations of $1,000 each, or multiples of $1,000.

ORIGINAL ISSUE DISCOUNT

     Debt Securities may be issued under the Indenture as Original Issue Discount Securities and sold at a substantial discount below their stated principal amount. If a Debt Security is an "Original Issue Discount Security," that means that an amount less than the principal amount of the Debt Security will be due and payable upon a declaration of acceleration of the maturity of the Debt Security pursuant to the Indenture (Section 1.01). The prospectus supplement will describe the federal income tax consequences and other special factors which should be considered prior to purchasing any Original Issue Discount Securities.

CONSOLIDATION, MERGER OR SALE OF ASSETS

     The Indenture generally permits a consolidation or merger between us and another corporation. It also permits the sale or transfer by us of all or substantially all of our property and assets to another corporation or corporations. These transactions are permitted if:

     - the resulting or acquiring corporation or corporations (if other than us) assumes all of our responsibilities and liabilities under the Indenture, including the payment of all amounts due on the Debt Securities and performance of the covenants in the Indenture; and

     - immediately after the transaction, no Event of Default exists.

     If we consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the Indenture, the resulting or acquiring corporation or their parent will be substituted for us in the Indenture with the same effect as if it had been an original party to the Indenture. As a result, the successor corporation may exercise our rights and powers under the Indenture, in our name or in its own name and we will be released from all our liabilities and obligations under the Indenture and under the Debt Securities (Sections 11.01(a) and (b)).

MODIFICATION AND WAIVER

     Under the Indenture, certain of our rights and obligations and certain of the rights of Holders of the Debt Securities may be modified or amended with the consent of the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series of Debt Securities affected by the modification or amendment. The following modifications and amendments will not be effective against any Holder without its consent:

     - a change in the stated maturity date of any payment of principal or interest;

     - a reduction in the principal amount, change in the rate of interest or any premium payable upon redemption;

     - a reduction in the principal amount of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the maturity of a Debt Security pursuant to the Indenture;

     - a change in the Place of Payment or currency in which any payment on the Debt Securities is payable;

     - a limitation of a Holder's right to sue us for the enforcement of certain payments due on the Debt Securities;

     - a reduction in the percentage of outstanding Debt Securities required to consent to a modification, waiver or amendment of the Indenture; and

     - a modification of any of the foregoing requirements or a reduction in the percentage of outstanding Debt Securities required to waive compliance with certain provisions of the Indenture or to waive certain defaults under the Indenture (Section 10.02).

EVENTS OF DEFAULT

     The term "Event of Default" when used in the Indenture with respect to any series of Debt Securities, means any of the following:

     - failure to pay interest on any Debt Security of that series when due, and continuance of such default for a period of 30 days;

     - failure to pay the principal of or any premium on any Debt Security of that series when due;

     - failure to make any sinking fund payment when due;

     - failure to perform any other covenant in the Indenture that applies to Debt Securities of that series for 60 days after we have received written notice of the failure to perform in the manner specified in the Indenture;

     - default in payment relating to any Indebtedness (the unpaid principal amount of which is not less than the greater of $50 million or 10% of consolidated shareholders' equity) which continues beyond any grace period provided with respect thereto and results in such Indebtedness becoming due prior to its stated maturity or occurs at the final maturity of such Indebtedness;

     - certain events in bankruptcy, insolvency or reorganization; or

     - any other Event of Default that may be specified for the Debt Securities of that series when that series is created. (Section 8.01(a))

     If an Event of Default for any series of Debt Securities occurs and continues, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of the series may declare the entire principal of all the Debt Securities of that series to be due and payable immediately. If such a declaration occurs, the Holders of a majority of the aggregate principal amount of the outstanding Debt Securities of that series can, subject to certain conditions, rescind the declaration (Section 8.01(b) and (c)).

     The prospectus supplement relating to each series of Debt Securities that are Original Issue Discount Securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of such series when an Event of Default occurs and continues.

     An Event of Default for a particular series of Debt Securities does not necessarily constitute an event of Default for any other series of Debt Securities issued under the Indenture. The Indenture requires us to file an Officers' Certificate with the Trustee each fiscal year that states that certain defaults do not exist under the terms of the Indenture (Section 6.08).

     Other than its duties in the case of a default, a Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request or direction of any Holders, unless the Holders offer the Trustee indemnification satisfactory to the Trustee (Section 9.02(e)). If such indemnification is provided, then, subject to certain other rights of the Trustee, the Holders of a majority in principal amount of the outstanding Debt Securities of any series may, with respect to the Debt Securities of that series, direct the time, method and place of:

     - conducting any proceeding for any remedy available to the Trustee; or

     - exercising any trust or power conferred upon the Trustee (Section 8.06).

     The Holder of a Debt Security of any series will have the right to begin any proceeding with respect to the Indenture or for any remedy only if:

     - the Holder has previously given the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series;

     - the Holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series have made a written request of, and offered satisfactory indemnification to, the Trustee to begin such proceeding;

     - the Trustee has not started such proceeding within 60 days after receiving the request; and

     - the Trustee has not received directions inconsistent with such request from the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series during those 60 days (Section 8.04).

     However, the Holder of any Debt Security will have an absolute right to receive payment of principal of and any premium and interest on the Debt Security when due and to institute suit to enforce such payment (Section 8.09).

                            DESCRIPTION OF WARRANTS

     We may issue warrants for the purchase of debt securities or common shares. Warrants may be issued independently or together with debt securities or common shares offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

DEBT WARRANTS

     The prospectus supplement relating to a particular issue of debt warrants will describe the terms of such debt warrants, including the following: (a) the title of such debt warrants; (b) the offering price for such debt warrants, if any; (c) the aggregate number of such debt warrants; (d) the designation and terms of the debt securities purchasable upon exercise of such debt warrants;
(e) if applicable, the designation and terms of the debt securities with which such debt warrants are issued and the number of such debt warrants issued with each such debt security; (f) if applicable, the date from and after which such debt warrants and any debt securities issued therewith will be separately transferable; (g) the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise (which price may be payable in cash, securities, or other property); (h) the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire; (i) if applicable, the minimum or maximum amount of such debt warrants that may be exercised at any one time; (j) whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form; (k) information with respect to book-entry procedures, if any; (1) the currency or currency units in which the offering price, if any, and the exercise price are payable; (m) if applicable, a discussion of material United States federal income tax considerations; (n) the antidilution provisions of such debt warrants, if any; (o) the redemption or call provisions, if any, applicable to such debt warrants; and (p) any additional terms of such debt warrants, including terms, procedures and limitations relating to the exchange and exercise of such debt warrants.

STOCK WARRANTS

     The prospectus supplement relating to any particular issue of common share warrants will describe the terms of such warrants, including the following: (a) the title of such warrants; (b) the offering price for such warrants, if any;
(c) the aggregate number of such warrants; (d) the designation and terms of the common shares purchasable upon exercise of such warrants; (e) if applicable, the designation and terms of the offered securities with which such warrants are issued and the number of such warrants issued with each such offered security;
(f) if applicable, the date from and after which such warrants and any offered securities issued therewith will be separately transferable; (g) the number of common shares purchasable upon exercise of a warrant and the price at which such shares may be purchased upon exercise; (h) the date on which the right to exercise such warrants shall commence and the date on which such right shall expire; (i) if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time; (j) the currency or currency units in which the offering price, if any, and the exercise price are payable, (k) if applicable, a discussion of material United States federal income tax considerations; (l) the antidilution provisions of such warrants, if any; (m) the redemption or call provisions, if any, applicable to such warrants; and (n) any additional terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

                  DESCRIPTION OF THE STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

     We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of our common shares (or a range of numbers of shares pursuant to a predetermined formula) at a future date or dates. The price per common share and the number of common shares may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

     The stock purchase contracts may be issued separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and either:

     - our debt securities; or

     - debt obligations of third parties, including U.S. Treasury securities;

securing the holders' obligations to purchase the common shares under the stock purchase contracts.

     The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder's obligations under the original stock purchase contract.

     The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities. The description in the applicable prospectus supplement will not contain all of the information that you may find useful. For more information, you should review the stock purchase contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued. These documents will be filed with the SEC promptly after the offering of the stock purchase contracts or stock purchase units.

Material United States federal income tax considerations applicable to the stock purchase contracts and the stock purchase units will also be discussed in the applicable prospectus supplement.

                              PLAN OF DISTRIBUTION

     The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each prospectus supplement will describe the method of distribution of the securities offered therein.

     Our company may sell securities directly, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. Each prospectus supplement will describe the terms of the securities to which such prospectus supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we will receive from such sale. In addition, each prospectus supplement will describe any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, if any, any commissions allowed or paid to agents and the securities exchange or exchanges, if any, on which such securities will be listed. Dealer trading may take place in certain of the securities, including securities not listed on any securities exchange.

     If so indicated in the applicable prospectus supplement, we will authorize underwriters or agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery at a future date. Institutions with which such contracts may be made include, among others:

     - commercial and savings banks;

     - insurance companies;

     - pension funds;

     - investment companies;

     - educational and charitable institutions.

     In all cases, such institutions must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and (ii) if the securities are also being sold to underwriters acting as principals for their own account, the underwriters will have purchased such securities not sold for delayed delivery. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

     Any underwriter or agent participating in the distribution of the securities may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold and any discounts or commissions received by them, and any profit realized by them on the same or resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

     Certain of any such underwriters and agents, including their associates, may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

     We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain civil liabilities.

     Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on a securities exchange, except for the common shares, which are listed on the New York Stock Exchange, and any underwriters or dealers will not be obligated to make a market in the securities. We cannot predict the activity or liquidity of any trading in the securities.

                             VALIDITY OF SECURITIES

     The validity of the securities offered hereby will be passed upon for us by Calfee, Halter & Griswold LLP, Cleveland, Ohio. Any underwriters will be represented by their own legal counsel.

                                    EXPERTS

     Ciulla, Smith & Dale, LLP, independent auditors, have audited our consolidated financial statements and schedule incorporated by reference or included in our annual report on Form 10-K for the year ended May 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ciulla, Smith & Dale, LLP's report, given on their authority as experts in accounting and auditing.

                             [Reserved for Artwork]

     The outside cover also contains the RPM logo, centered on the page, and is divided into two sections, with "Consumer Division" printed to the left, and "Industrial Division" printed to the right of the logo. Above the words "Consumer Division," the left section of the cover contains the following logos (as appearing from left to right and top to bottom): Rust-Oleum, DAP, Zinsser, Flecto and Testors. The following logos appear on the left section, below the words "Consumer Division" (as appearing from left to right and top to bottom):
Bondo, Thibaut, Watco, Varathane, Mathys, Wolman and NatureSeal.

     The right section, above the words "Industrial Division," contains the following logos (as appearing from left to right and top to bottom): Tremco, Tremco Vulkem Paraseal, Fibergrate, Plasite, Carboline and Dryvit. The following logos appear below the title "Industrial Division" (as appearing from left to right and top to bottom): American Emulsion, Mohawk, Westfield Coatings, ValvTect, Pettit, Euco, CCI, Kop-Coat, Woolsey/Z-Spar, Republic Roofing Systems and TCI Powder Coatings.

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     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION
WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                               10,000,000 SHARES

                                    RPM LOGO

                                 COMMON SHARES

                -----------------------------------------------

                             PROSPECTUS SUPPLEMENT
                -----------------------------------------------

                      Joint Lead and Book-Running Managers

JPMORGAN                                                         LEHMAN BROTHERS
                             ---------------------
MERRILL LYNCH & CO.
                        ROBERT W. BAIRD & CO.
                                             MCDONALD INVESTMENTS INC.

                                 MARCH 26, 2002

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